Exhibit 99.1

TRANSLATION FROM THE FRENCH VERSION FOR INFORMATION

PURPOSES ONLY

PUBLIC BUY-OUT OFFER

FOLLOWED BY A SQUEEZE-OUT

RELATING TO THE SHARES AND BONDS CONVERTIBLE INTO

NEW SHARES OR EXCHANGEABLE FOR EXISTING SHARES

(OCEANES) OF THE COMPANY

INITIATED BY

NOKIA CORPORATION

PRESENTED BY

JOINT OFFER DOCUMENT (NOTE D’INFORMATION CONJOINTE)

PREPARED BY NOKIA CORPORATION AND ALCATEL LUCENT

PRICE OF THE OFFER:

3.50 euros per Alcatel Lucent share

4.51 euros per Alcatel Lucent 2019 OCEANE

4.50 euros per Alcatel Lucent 2020 OCEANE

DURATION OF THE OFFER:

10 trading days

Important notice

Following completion of the public buy-out offer, the squeeze-out procedure provided for by Article L. 433-4, II of the French Monetary and Financial Code will be implemented. Alcatel Lucent shares and OCEANEs not tendered into the public buy-out offer will be transferred to Nokia the trading day following the expiration date of the public buy-out offer, in consideration for a compensation of 3.50 euros per Alcatel Lucent share, 4.51 euros per Alcatel Lucent 2019 OCEANE and 4.50 euros per Alcatel Lucent 2020 OCEANE, net of all costs.

Pursuant to Article L. 621-8 of the French Monetary and Financial Code and Article 231-23 of its general regulation, the French stock market authority (Autorité des marchés financiers) (the “AMF”) has, as a result of the clearance decision of the public offer on September 20, 2016, delivered the visa No. 16-438 dated September 20, 2016 on this joint offer document. This offer document was drawn jointly by Nokia and Alcatel Lucent and its signatories are liable for its content. In accordance with the terms of Article L. 621-8, I of the French Monetary and Financial Code, the visa was delivered after the AMF has verified “whether the document is complete and comprehensible, and whether the information contained therein is consistent.” It neither implies an approval regarding the merits of the transaction, not a validation of the accounting and financial information presented herein.

This joint offer document is available on the websites of the AMF (www.amf-france.org), Nokia (www.nokia.com) and Alcatel Lucent (www5.alcatel-lucent.com). Copies of this joint offer document may be obtained free of charge from:

Nokia Karaportti 3 FI-02610 Espoo Finland	Alcatel Lucent 148-152, route de la Reine 92100 Boulogne-Billancourt France	Société Générale CORI/COR/FRA 75886 Paris Cedex 18 France

In accordance with Article 231-28 of the AMF General Regulation, the information documents relating, in particular, to the legal, financial and accounting characteristics of Nokia and Alcatel Lucent will be filed with the AMF and made available to the public, no later than the day preceding the opening of the public buy-out offer, on the same terms.

TABLE OF CONTENTS

1. PRESENTATION OF THE OFFER	1
1.1 Context of the Offer	2
1.1.1 History of the holding of Nokia in the Company	2
1.1.2 Thresholds crossing declarations	4
1.1.3 Alcatel Lucent’s share capital ownership	4
1.2 Reasons for the offer	5
1.3 Intentions of Nokia over the next twelve months	5
1.3.1 Industrial, commercial and financial strategy and policy	5
1.3.2 Employment	6
1.3.3 Commitments made in the context of the French foreign investments approval	7
1.3.4 Composition of the corporate and management bodies of Nokia and Alcatel Lucent	8
1.3.5 Benefits of the Offer for the Company, its shareholders and its holders of OCEANEs	10
1.3.6 Contemplated synergies – anticipated economic profits	10
1.3.7 Merger – legal reorganization	11
1.3.8 Dividend distribution policy	11
1.4 Agreements that could have a material impact on the assessment or outcome of the Offer	11
2. CHARACTERISTICS OF THE OFFER	11
2.1 Terms of the Offer	11
2.2 Number and nature of the Securities concerned by the Offer	12
2.3 Offer procedure	12
2.4 Situation of the holders of OCEANEs, holders of Stock Options, beneficiaries of Performance Shares, and Shares held in a company mutual fund	13
2.4.1 Position of OCEANEs holders	13
2.4.2 Position of the holders of Stock Options	15
2.4.3 Position of the beneficiaries of Performance Shares	16
2.4.4 Liquidity mechanism	18
2.4.5 Summary tables of the situation of the Stock Options and Performance Shares	21
2.4.6 Position of Shares held by a company mutual fund (fonds commun de placement d’entreprise)	24
2.5 Procedure for tendering into the Public Buy-Out Offer	25
2.6 Squeeze-out, delisting from Euronext Paris and Deregistration	25
2.7 Indicative timetable of the offer	26
2.8 Financing and costs of the offer	27
2.8.1 Costs linked with the Offer	27
2.8.2 Financing of the Offer	27
2.9 Restrictions concerning the Offer outside of France	27
2.9.1 General	27
2.9.2 Important additional information for U.S. holders of Securities	28
2.10 Tax regime applicable to the Offer in France	28
2.10.1 The Offer relating to the Shares	29
2.10.2 The Offer relating to the OCEANEs	34
3. INFORMATION REGARDING ALCATEL LUCENT	35
3.1 Alcatel Lucent’s share capital structure	35
3.2 Restrictions to the exercise of voting rights and share transfers	35
3.2.1 Notification of threshold crossing and identification of shareholders	35
3.2.2 Share transfer	36

i

3.2.3 Agreements providing for preferential Share transfer or purchase provisions on at least 0.5% of the share capital or voting rights of Alcatel Lucent (Article L. 233-11 of the French Commercial Code)	36
3.3 Direct or indirect holdings in the Company’s share capital disclosed pursuant to the crossing of a threshold or a transaction on securities	36
3.4 List of holders of any securities carrying special control rights and a description of such rights	37
3.5 Control mechanisms provided for in an eventual employee participation scheme, when control rights are not exercised by the latter	37
3.6 Agreements between shareholders known to the Company and that may entail restrictions on share transfers and the exercise of voting rights	37
3.7 Rules applicable to the appointment and replacement of members of the board of directors, as well as to the amendment of the articles of association of the Company	37
3.7.1 Rules applicable to the appointment and replacement of members of the board of directors	37
3.7.2 Rules applicable to amendments of the articles of association of the Company	37
3.8 Powers of the board of directors relating in particular to the issuance and repurchase of securities	38
3.9 Agreements entered into by the company which will be amended or terminated in the event of a change of control of Alcatel Lucent	38
3.10 Agreements providing for indemnity to the Alcatel Lucent Chief Executive Officer, to the members of the board of directors or to employees if they resign or are dismissed without just or serious grounds or if their employment ceases because of a tender offer	39
4. ASSESSMENT OF THE PRICE OF THE OFFER	39
4.1 Appraisal of the Offer price for the Shares	39
4.1.1 Financials	40
4.1.2 Enterprise value to equity value bridge	40
4.1.3 Number of Shares retained	41
4.1.4 Methodologies retained	41
4.1.5 Methodology used for informational purpose	46
4.1.6 Excluded methodologies	46
4.1.7 Summary of the elements provided to appraise the Offer price for Shares	48
4.2 Appraisal of the Offer price for the OCEANEs	48
4.2.1 Key terms of the OCEANEs	48
4.2.2 OCEANE’s market price	49
4.2.3 OCEANEs’ acquisition price	49
4.2.4 Theoretical Value	49
4.2.5 Summary of the elements provided to assess the Offer prices for OCEANEs	50
5. REPORT OF THE INDEPENDENT EXPERT (ARTICLE 261-1, I AND II OF THE AMF GENERAL REGULATION)	50
6. REASONED OPINION OF THE BOARD OF DIRECTORS OF ALCATEL LUCENT	51
7. INFORMATION RELATING TO NOKIA AND ALCATEL LUCENT MADE AVAILABLE TO THE PUBLIC	56
8. PERSONS RESPONSIBLE FOR THE JOINT OFFER DOCUMENT	56
8.1 For the presenting bank	56
8.2 For Nokia	56
8.3 For Alcatel Lucent	56

ii

1.	PRESENTATION OF THE OFFER

Pursuant to Section III of Book II, specifically Articles 236-3 and 237-1 of the AMF General Regulation, Nokia Corporation, a company organized and existing under the laws of Finland, registered in the Finnish Trade Register under number 0112038-9, with registered office at Karaportti 3, FI-02610 Espoo, Finland (“Nokia” or the “Offeror”), whose shares are admitted to trading on Nasdaq OMX Helsinki Ltd. (“Nasdaq Helsinki”) and on Compartment A of the regulated market of Euronext Paris (“Euronext Paris”) under ISIN code FI0009000681, and, in the form of American Depositary Shares (“ADSs”), on the New York Stock Exchange (“NYSE”), irrevocably proposes to the shareholders and holders of OCEANES of Alcatel Lucent, a public limited company (société anonyme) with a share capital of 176 984 003.80 euros as of September 16, 2016, divided into 3 539 680 076 shares with a nominal value of 0.05 euro each, having its registered office at 148/152 route de la Reine, 92100 Boulogne-Billancourt, France, registered in the Nanterre Trade and Companies Register under number 542 019 096 (“Alcatel Lucent” or the “Company”), to purchase pursuant to this public buy-out offer (the “Public Buy-Out Offer”), which will be immediately followed by a squeeze-out procedure (the “Squeeze-Out”, and together with the Public Buy-Out Offer, the “Offer”):

•	all shares of the Company listed on Euronext Paris (Compartment A) under ISIN code FR0000130007, symbol “ALU” (the “Shares”) at the unit price of 3.50 euros;

•	all 2019 OCEANEs (as defined in Section 2.4.1) of the Company listed on Euronext Paris under ISIN code FR0011948306, symbol “YALU1”, at the unit price of 4.51 euros;

•	all 2020 OCEANEs (as defined in Section 2.4.1) of the Company listed on Euronext Paris under ISIN code FR0011948314, symbol “YALU2”, at the unit price of 4.50 euros.

The 2019 OCEANEs and the 2020 OCEANEs are collectively referred to as the “OCEANEs” and, together with the Shares, the “Securities”.

As of the date of this joint offer document, Nokia directly holds 3 373 845 309 Shares representing 95.31% of the share capital and 95.24% of the voting rights of Alcatel Lucent on the basis of a total number of 3 539 680 076 Shares and 3 542 340 317 voting rights of Alcatel Lucent calculated pursuant to Article 223-11 of the AMF General Regulation, as well as 82 608 794 of the 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 of the 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.14% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all Shares not held by the Offeror:

•

which are already issued (including 322 608 Performance Shares vested following the acceleration decided following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016, which are subject to a holding period and not covered by a liquidity agreement), being, to the knowledge of the Offeror at the date of this joint offer document, 165 834 767 Shares, representing 4.69% of the share capital and 4.76% of the theoretical voting rights of the Company;

•

which may be issued before the expiration date of the Public Buy-Out Offer following the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of this joint offer document, a maximum number of 11 731 972 Shares); the sum of the foregoing being equal to, to the knowledge of the Offeror at the date of this joint offer document, a maximum number of 177 566 739 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of this joint offer document, 6 739 521 of the 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of this joint offer document, 4 992 451 of the 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of this joint offer document) which remain unvested at the expiration date of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the expiration date of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions. These Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company, except for the Stock Options and unvested Performance Shares which are covered by a liquidity agreement (see Section 2.4.4 of this joint offer document).

In the Squeeze-Out, the Shares and OCEANEs not then held by Nokia will be transferred to Nokia in exchange for a compensation which will be the same as the unit price of the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (each net of all costs).

In accordance with the provisions of Article 231-13 of the AMF General Regulation, Société Générale, as presenting bank of the Offer, guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

1.1	CONTEXT OF THE OFFER

1.1.1	History of the holding of Nokia in the Company

1.1.1.1	Public exchange offer

On April 15, 2015, Nokia and Alcatel Lucent entered into a Memorandum of Understanding, as amended on October 28, 2015 (the “Memorandum of Understanding”), pursuant to which Nokia filed a public exchange offer for all Alcatel Lucent Shares and all OCEANEs with a maturity date of July 1, 2018 (the “2018 OCEANEs”), all 2019 OCEANEs and all 2020 OCEANEs (the “Public Exchange Offer”). The material events that led to the signing of the Memorandum of Understanding and a summary of the terms of the Memorandum of Understanding are set out in Nokia’s offer document relating to the Public Exchange Offer which received visa No. 15-573 of the AMF and in Alcatel Lucent’s response document relating to the Public Exchange Offer which received visa No. 15-574 of the AMF.

Pursuant to Articles 232-1 et seq. of the AMF General Regulation, Nokia filed with the AMF the proposed Public Exchange Offer on October 29, 2015. The exchange ratios offered in the Public Exchange Offer were 0.5500 Nokia share per one Share, 0.6930 Nokia share per one 2018 OCEANE, 0.7040 Nokia share per one 2019 OCEANE and 0.7040 Nokia share per one 2020 OCEANE. On November 12, 2015, the AMF declared that the Public Exchange Offer complied with applicable laws and regulations and delivered its visa on Nokia’s offer document relating to the Public Exchange Offer and on Alcatel Lucent’s response document relating to the Public Exchange Offer.

A parallel public exchange offer was made in the United States, on financial conditions identical to those of the Public Exchange Offer, to all holders of ADSs representing Alcatel Lucent Shares then listed on the NYSE, wherever they were located, as well as to all U.S. holders of Alcatel Lucent Shares, 2018 OCEANEs, 2019 OCEANEs and 2020 OCEANEs (The “U.S. Public Exchange Offer”).

The Public Exchange Offer and the U.S. Public Exchange Offer were opened between November 18, 2015, and December 23, 2015 (inclusive), and reopened between January 14, 2016, and February 3, 2016 (inclusive). In the context of these offers, Nokia acquired 2 795 977 950 Shares (including Alcatel Lucent Shares represented by ADSs), 211 579 445 of the 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs.

Following the Public Exchange Offer and the U.S. Public Exchange Offer, Nokia held 2 795 977 950 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of the Company issued on February 22, 2016), 90.34% of the share capital and 90.25% of the voting rights of the Company, 211 579 445 of the 2018 OCEANEs representing 99.62% of the outstanding 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs representing 37.18% of the outstanding 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs representing 68.17% of the outstanding 2020 OCEANEs.

1.1.1.2	Conversion of OCEANEs following the Public Exchange Offer

Following the Public Exchange Offer, on the date of settlement-delivery of the reopened offer, Nokia converted all of the OCEANEs it held.

After this conversion, Nokia held 3 229 781 374 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of the Company issued on February 22, 2016), 91.53% of the share capital and 91.45% of the voting rights of Alcatel Lucent.

1.1.1.3	Acquisition of Alcatel Lucent Shares and OCEANEs after the Public Exchange Offer

On February 18, 2016, Nokia acquired 11 820 932 Shares through a privately negotiated transaction, at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

On March 16, 2016, Nokia entered into an agreement with JPMorgan Chase Bank, N.A., acting as depositary in the Alcatel Lucent American depositary receipts (“ADRs”) program, relating to the acquisition of all the Alcatel Lucent Shares underlying the remaining outstanding ADRs after termination of the ADR program, which occurred on April 25, 2016. Pursuant to this agreement, Nokia acquired 107 775 949 Shares on May 9, 2016, at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

On May 12, 2016, Nokia acquired 72 994 133 of the 2019 OCEANEs and 19 943 533 of the 2020 OCEANEs through a privately negotiated transaction, in consideration for the payment of 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE.

Between May 9, 2016 and May 31, 2016, Nokia acquired a total of 74 784 Shares at the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share), pursuant to liquidity agreements entered into with Alcatel Lucent stock option holders.

Also, between June 1, 2016 and June 14, 2016, Nokia acquired 24 392 270 Shares, 9 614 661 of the 2019 OCEANEs and 2 290 001 of the 2020 OCEANEs, through privately negotiated transactions, in consideration for the payment of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE.

As of the date of this joint offer document, Nokia directly holds 3 373 845 309 Shares, 82 608 794 of the 2019 OCEANEs and 22 233 534 of the 2020 OCEANEs, representing 95.31% of the share capital and 95.24% of the theoretical voting rights of Alcatel Lucent, and 95.14% of the Shares on a fully diluted basis.

1.1.2	Thresholds crossing declarations

In accordance with the provisions of Articles L. 233-7 et seq. of the French Commercial Code, the following thresholds crossing declarations have been submitted by Nokia to the AMF and to the Company following the transactions mentioned in Section 1.1.1 of this joint offer document:

Date of declaration	AMF notice	Declaration of intent	Type	Thresholds	Nature of the transaction
June 16, 2016	No. 216C1399	No		95%	Acquisition of Alcatel Lucent Shares off market

February 17, 2016	No. 216C0516	No		90%	Acquisition of Alcatel Lucent Shares during the reopened offer period of the Public Exchange Offer

January 12, 2016	No. 216C0121	Yes		5%, 10%, 15%, 20%, 25%, 30%, 33 1⁄3%, 50%, 66 2⁄3%	Acquisition of Alcatel Lucent Shares during the initial offer period of the Public Exchange Offer

1.1.3	Alcatel Lucent’s share capital ownership

To the Offeror’s knowledge, and on the basis of the information communicated by the Company, the share capital and voting rights of Alcatel Lucent are held as follows as of September 16, 2016:

Shareholders	Capital on the basis of outstanding shares as of September 16, 2016				THEORETICAL voting rights on the basis of outstanding shares as of September 16, 2016(1)		Voting rights EXERCISABLE AT SHAREHOLDERS’ MEETING on the basis of outstanding shares as of September 16, 2016(2)
	Number of shares		% of capital	Double voting rights	Total number of voting rights	% of voting rights	Total number of voting rights	% of voting rights
Nokia Corporation	3 373 845 309		95.31%	—	3 373 845 309	95.24%	3 373 845 309	95.24%
Treasury shares	—		—	—	-	—	—	—
Public	165 834 767		4.69%	2 660 241	168 495 008	4.76%	168 495 008	4.76%

Total	3 539 680 076	(3)	100%	2 660 241	3 542 340 317	100%	3 542 340 317	100%

(1)

Theoretical voting rights calculated pursuant to Article 223-11 of the AMF General Regulation. The number of theoretical voting rights is calculated by taking into account the treasury shares held by the Company and its subsidiaries, which do not have voting rights.

(2)	The number of voting rights exercisable at Shareholders’ Meeting is calculated without taking into account the Shares which have no voting rights.
(3)

Taking into account the issuance of 322 608 Shares following the vesting of Performance Shares which have been accelerated following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016.

1.2	REASONS FOR THE OFFER

Since Nokia holds more than 95% of Shares on a fully diluted basis and of the Alcatel Lucent voting rights, it filed with the AMF a proposed Public Buy-Out Offer which will be followed by a Squeeze-Out relating to all of the Shares and OCEANEs not held by Nokia, in accordance with the provisions of Article 236-3 of the AMF General Regulation.

The Offer is being done to consolidate Nokia’s ownership of Alcatel Lucent and acquire 100% of Alcatel Lucent to complete the combination of the businesses of the two companies. The Offer will then allow Alcatel Lucent and its subsidiaries to be fully integrated in the Nokia group (together, the “Nokia Group”).

The implementation of the Squeeze-Out will eliminate Alcatel Lucent’s regulatory and administrative obligations related to the admission of its Securities to trading on Euronext Paris and will consequently reduce the related costs.

Minority shareholders and holders of Alcatel Lucent OCEANEs will obtain full and immediate liquidity for their Securities.

The Offeror has appointed Société Générale to carry out a valuation of the Shares and OCEANEs, which is summarized in Section 4 of this joint offer document.

Furthermore, pursuant to the provisions of Article 261-1, I and II of the AMF General Regulation, Alcatel Lucent appointed Accuracy, represented by Messrs. Bruno Husson and Henri Philippe, as independent expert (the “Independent Expert”) responsible for assessing the financial conditions of the Offer. The report of the Independent Expert (the “Independent Expert Report”), which concludes that the price proposed to the shareholders and holders of OCEANEs in the context of the Public Buy-Out Offer is fair, is reproduced in full in Section 5 of this joint offer document.

1.3	INTENTIONS OF NOKIA OVER THE NEXT TWELVE MONTHS

1.3.1	Industrial, commercial and financial strategy and policy

The implementation of the Offer does not alter the industrial, commercial and financial strategy of Nokia toward Alcatel Lucent described in Nokia’s offer document relating to the Public Exchange Offer.

The Offer is a continuation of the Public Exchange Offer which permitted the combination between Nokia and Alcatel Lucent and the creation of an innovation leader in next generation technology and services for an IP-connected world. The headquarters of the Nokia Group is in Finland with strategic business locations and major R&D centers in France, as well as in Germany, the United States and China. The strategic goal of the combination was to create a combined company with an end-to-end portfolio scope and scale and leading global positions across next generation network technologies and services.

Nokia believes that Nokia and Alcatel Lucent have highly complementary assets, technologies and portfolios, bringing together fixed and mobile broadband, IP routing, core networks, cloud applications and services, as well as complementary geographical exposures, with particular strength in the United States, China, Europe and Asia-Pacific.

The combination is expected to create access to an expanded addressable market. In addition, together the companies are expected to be better equipped to meet the increasingly complex needs of customers globally given industry trends, including global telecommunications consolidation and convergence; expansion to quad-play offerings and delivering seamless experiences across multiple screens and applications; timing of the 5G investment cycle; and transition to the cloud.

The Nokia Group also utilizes its unique innovation capabilities and is expected to be in a position to accelerate development of future technologies including 5G, IP and software-defined networking, the cloud and analytics.

In addition, Nokia expects to maintain its long-term financial objective of returning to an investment grade credit rating and intends to manage the capital structure of the Nokia Group accordingly, including by retaining adequate gross and net cash positions and by proactively reducing indebtedness. Nokia intends to optimize its capital structure, including maintaining an efficient capital structure and continuing annual dividend payments following completion of the Offer.

The Nokia Group targets approximately EUR 1.2 billion of total annual cost savings to be achieved in full year 2018 compared to the combined non-IFRS operating costs of Nokia and Alcatel Lucent for full year 2015, excluding Nokia Technologies.

1.3.2	Employment

The commitments of Nokia in France relating to employment remain materially the same as those described in Nokia’s offer document relating to the Public Exchange Offer:

•

Follow the Shift Plan commitments regarding the level of employment in France, for a period of at least two (2) years after the consummation of the Public Exchange Offer. The base comprises Alcatel Lucent France/International (ALUI) operational heads (excluding branches), Bell Labs France, RFS (Radio Frequency Systems) and excluding Alcatel-Lucent Submarine Networks (ASN) and Eu factory (Landing point of the reference perimeter is 4 200 Headcount and excluding RFS unit). Nokia will maintain resources from its French operations throughout the reference period to support its customers in France;

•

Strengthen the operations and activity levels for the long term at the two major technology sites of Villarceaux (Essonne) and Lannion (Cotes d’Armor) following the consummation of the Public Exchange Offer, with a focus on augmenting existing activities, functions, and advanced research work;

•

Increase significantly and sustainably the R&D presence in France scaling up 5G, IP network management platforms and cyber-security with employment evolving from 2 000 people to 2 500 people including the recruiting of at least 300 newly graduated talents over the coming three (3) years. The R&D employment level will be maintained for a period of at least four (4) years after the consummation of the Public Exchange Offer;

•	Localize in France worldwide technology centers of expertise following the consummation of the transaction, including in the areas of:

•

5G R&D to anchor France in the future of wireless activities for the Nokia Group. France will be equipped with a full 5G innovation engine which will encompass research activities with Bell Labs, development activities as well as end to end platforms and trial networks;

•	IP management platforms;

•	Cyber Security (research, product development and platforms) while continuing to leverage the partnership established by Alcatel Lucent with Thalès;

•	Bell Labs; and

•	Wireless Transmission;

•	A major worldwide corporate organization in charge of strategic innovation including networks research and Bell Labs will be led from France and will comprise key staff members;

•

Maintain some operations and activities at operational hubs located in France and providing services to other locations in the world following the consummation of the Public Exchange Offer, including in the areas of:

•	Local support services;

•	Local pre- and post-sales resources for France and selected European & African countries;

•	Take all necessary measures to find sustainable solutions for the French employees who could be impacted by the rationalization of corporate activities between Nokia and Alcatel Lucent.

1.3.3	Commitments made in the context of the French foreign investments approval

The commitments of Nokia made in the context of the foreign investments approval in France relating to the Public Exchange Offer remain the same as those described in Nokia’s offer document relating to the Public Exchange Offer, as summarized below.

Alcatel Lucent is represented by three board members in the combined company. Nokia shares have been admitted to trading on the regulated market of Euronext Paris. The combined company will establish or keep the adequate legal entities in France and comply with French regulations related to sensitive contracts.

Nokia expects to benefit from becoming a deeply embedded part of France, tapping into and helping develop the technology ecosystem of the country. Nokia will invest further in the digital innovation ecosystem in France following the completion of the transaction, primarily through the establishment of a long-term investment fund in the range of EUR 100 million. This fund will mainly target the Internet of Things, cyber-security and software platform enablers for next generation networks.

Nokia intends to support the development of the overall telecom ecosystem in France and to ensure continuity of Alcatel Lucent’s current initiatives. This involves playing an active role in the government’s “Industry of the Future” program, funding academic tuition, programs and chairs, situating technology experts within France (such as within Bell Labs France), and continuing Alcatel Lucent’s involvement in major initiatives such as Pôles de compétitivité Systematic, Cap Digital, and Images and Réseaux. Nokia will also develop three industrial platforms and networks prototypes in France within the fields of 5G, Industrial Internet / Internet of Things connectivity and cyber-security.

Following the completion of the combination, Nokia, which will remain headquartered in Finland, intends to leverage the combined strengths of the companies’ strategic business locations and major R&D centers in other countries, including Finland, Germany, the United States and China.

Nokia has committed, upon completion of the combination, to providing regular updates to the French government as the integration of the two companies progresses.

1.3.4	Composition of the corporate and management bodies of Nokia and Alcatel Lucent

1.3.4.1	Corporate and management bodies of Nokia

Nokia’s board of directors consists of eight members. The members of the board of directors of Nokia who were previously directors of Alcatel Lucent are Louis R. Hughes, Jean C. Monty and Olivier Piou, with Mr. Piou serving as vice chairman of the Nokia board of directors.

As of the date of this joint offer document, the board of directors of Nokia, for a term ending at the close of the Annual General Meeting in 2017, is comprised of the following members:

•	Risto Siilasmaa (chairman);

•	Olivier Piou (vice chairman);

•	Bruce Brown;

•	Louis R. Hughes;

•	Jean C. Monty;

•	Elisabeth Nelson;

•	Carla Smits-Nusteling; and

•	Kari Stadigh.

Effective from September 1, 2016, the Nokia Group Leadership Team, led by Rajeev Suri, is comprised of the following twelve members (the President and Chief Executive Officer, four business group leaders and seven unit leaders):

•	Rajeev Suri, President and Chief Executive Officer;

•	Samih Elhage, President of Mobile Networks;

•	Federico Guillén, President of Fixed Networks;

•	Basil Alwan, President of IP/Optical Networks;

•	Bhaskar Gorti, President of Applications & Analytics;

•	Timo Ihamuotila, Chief Financial Officer;

•	Hans-Jürgen Bill, Chief Human Resources Officer;

•	Kathrin Buvac, Chief Strategy Officer;

•	Ashish Chowdhary, Chief Customer Operations Officer;

•	Barry French, Chief Marketing Officer;

•	Marc Rouanne, Chief Innovation & Operating Officer; and

•	Maria Varsellona, Chief Legal Officer.

Ramzi Haidamus, former President of Nokia Technologies and member of the Nokia Group Leadership Team, stepped down from the Nokia Group Leadership Team effective from September 1, 2016. Brad Rodriguez, currently head of strategy and business development in Nokia Technologies, assumed the role of acting President of Nokia Technologies, while the company search for a permanent successor is on-going.

It is not anticipated that the composition of the corporate and management bodies of Nokia will be modified as a result of the Offer.

1.3.4.2	Corporate and management bodies of Alcatel Lucent

(a)	Board of directors

On January 8, 2016, following the success of Nokia’s Public Exchange Offer, the composition of the board of directors of Alcatel Lucent was modified to reflect the new ownership structure of the Company.

Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila, Maria Varsellona and Samih Elhage have been coopted to the board of directors of Alcatel Lucent. These cooptations have been ratified by the shareholders of Alcatel Lucent at the 2016 Annual General Meeting held on June 21, 2016. In addition, Marc Rouanne was appointed as a director at that general meeting.

The mandate of chairman of the board of directors and Chief Executive Officer of Philippe Camus, who was confirmed in his position following the success of the Public Exchange Offer, ended with effect as of June 21, 2016. The board of directors, at its meeting of June 21, 2016, resolved to segregate the positions of Chairman of the board of directors and Chief Executive Officer. Upon the recommendation of the Corporate Governance and Nominating Committee, as of June 21, 2016, Marc Rouanne was appointed Chairman of the board of directors and Olivier Durand was appointed Chief Executive Officer of the Company.

As of the date of this joint offer document, the board of directors of Alcatel Lucent is comprised of the following members:

•	Marc Rouanne (chairman);

•	Carla Cico (independent director);

•	Jean-Cyril Spinetta (independent director);

•	Sylvia Summers (independent director);

•	Samih Elhage;

•	Timo Ihamuotila;

•	Risto Siilasmaa;

•	Rajeev Suri; and

•	Maria Varsellona.

The board of directors of Alcatel Lucent also includes two board observers allowing the presence of employees of the Company or of a company of the Alcatel Lucent Group during meetings of the board of directors:

•	Laurent du Mouza;

•	Gilles Le Dissez.

The composition of the board of directors of Alcatel Lucent is expected to be modified to reflect the shareholding of the Company as a result of the Offer.

(b)	Management

As of the date of this joint offer document, the Chief Executive Officer of the Company is Olivier Durand.

As of June 21, 2016, the Management committee is comprised of the following members:

•	Olivier Durand, Chief Executive Officer;

•	Barbara Larsen, General Counsel;

•	Philippe Guillemot, Chief Operating Officer;

•	Loïc Le Grouiec, Human Resources; and

•	Franck Mauroy, interim Chief Financial Officer.

1.3.5	Benefits of the Offer for the Company, its shareholders and its holders of OCEANEs

The Offer will allow the minority shareholders and holders of OCEANEs of Alcatel Lucent to obtain full and immediate liquidity for their Securities.

As a result of the delisting of the Company Securities from Euronext Paris, the Offer eliminates Alcatel Lucent’s regulatory and administrative obligations related to the admission to trading of its Securities on Euronext Paris and therefore reduces the related costs; it being specified that the Offeror’s shares are admitted to trading on the Nasdaq Helsinki, on Euronext Paris and, in the form of ADSs, on the NYSE.

The elements of assessment of the price of the Offer are specified in Section 4 of this joint offer document.

1.3.6	Contemplated synergies – anticipated economic profits

This Offer is made in the context of the combination of Nokia and Alcatel Lucent initiated through the Public Exchange Offer. Upon announcing the combination on April 15, 2015, Nokia announced that the combined company would target approximately EUR 900 million of annual operating cost synergies to be achieved on a full year basis in 2019. On October 29, 2015 Nokia accelerated the target of approximately EUR 900 million of annual operating cost synergies to be achieved on a full year basis in 2018, relative to the combined non-IFRS results of Nokia and Alcatel-Lucent for full year 2015. In conjunction with the publication of Nokia’s first quarter 2016 results on May 10, 2016, Nokia updated its annual operating cost synergy target to above EUR 900 million of net operating cost synergies to be achieved in full year 2018.

In conjunction with the publication of Nokia’s second quarter and half year 2016 results on August 4, 2016, Nokia transformed its previously announced annual operating cost synergy target to an overall cost savings program, which also includes other cost savings measures that are not related to the combination of Nokia and Alcatel Lucent. Nokia currently targets approximately EUR 1.2 billion of total annual cost savings to be achieved in full year 2018 compared to the combined non-IFRS operating costs of Nokia and Alcatel Lucent for full year 2015, excluding Nokia Technologies.

Under this cost savings program, restructuring and associated charges are expected to total approximately EUR 1.2 billion, of which approximately EUR 600 million was recorded in Q2 2016.

Related restructuring and associated cash outflows are expected to total approximately EUR 1.65 billion, which includes the approximately EUR 450 million balance of restructuring and associated cash outflows that were provisioned for but not yet paid as of the beginning of Q2 2016, related to previous Nokia and Alcatel-Lucent restructuring and cost savings programs. In addition to the above amounts, Nokia’s overall charges and cash outflows will include amounts related to network equipment swaps. The charges related to network equipment swaps will be recorded as non-IFRS exclusions, and therefore will not affect Nokia’s non-IFRS operating profit.

1.3.7	Merger – legal reorganization

As of the date of this joint offer document, a merger of the Company with the Offeror or any company of its group is not under consideration.

1.3.8	Dividend distribution policy

The dividend distribution policy of Alcatel Lucent will continue to be determined by the managing bodies of the Company in regards to the distribution capabilities, financial situation and needs of the Company.

Alcatel Lucent has not distributed any dividends in the last eight fiscal years.

1.4	AGREEMENTS THAT COULD HAVE A MATERIAL IMPACT ON THE ASSESSMENT OR OUTCOME OF THE OFFER

Other than the Liquidity Mechanism covering the Stock-Options and the Performance Shares described in Section 2.4.4 of this joint offer document, to the knowledge of Nokia, no other agreements exist that may have a material impact on the assessment of the Offer or its outcome.

2.	CHARACTERISTICS OF THE OFFER

2.1	TERMS OF THE OFFER

Pursuant to the provisions of Articles 231-13, 236-3 and 237-1 of the AMF General Regulation, on September 6, 2016, Société Générale, acting as presenting bank, on behalf of the Offeror, filed with the AMF both the proposed Offer in the form of a public buy-out offer followed by a squeeze-out (offre publique de retrait suivi d’un retrait obligatoire) relating to the Alcatel Lucent Shares and OCEANEs not held by Nokia and the draft joint offer document.

The Offeror irrevocably undertakes to purchase from Alcatel Lucent’s shareholders and holders of OCEANEs all Shares and OCEANEs targeted by the Offer that are tendered into the Public Buy-Out Offer, at a price of 3.50 euros per Share, 4.51 euros per 2019 OCEANE, and 4.50 euros per 2020 OCEANE, during a 10 trading days period.

The Shares and OCEANEs which are not tendered into the Public Buy-Out Offer will be transferred to the Offeror in the context of the Squeeze-Out on the trading day following the expiration date of the Public Buy-Out Offer, in consideration for 3.50 euros per Share, 4.51 euros per 2019 OCEANE, and 4.50 euros per 2020 OCEANE, net of all costs.

In accordance with Article 231-13 of the AMF General Regulation, Société Générale guarantees the content and the irrevocable nature of the commitments undertaken by the Offeror in the context of the Offer.

2.2	NUMBER AND NATURE OF THE SECURITIES CONCERNED BY THE OFFER

As of the date of this joint offer document, Nokia directly holds 3 373 845 309 Shares representing 95.31% of the share capital and 95.24% of the voting rights of Alcatel Lucent, as well as 82 608 794 of the 2019 OCEANEs representing 92.46% of the outstanding 2019 OCEANEs, and 22 233 534 of the 2020 OCEANEs representing 81.66% of the outstanding 2020 OCEANEs. Nokia also holds 95.14% of the Alcatel Lucent Shares on a fully diluted basis.

The Offer targets:

•	all Shares not held by the Offeror:

•

which are already issued (including 322 608 Performance Shares vested following the acceleration decided following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016, which are subject to a holding period and not covered by a liquidity agreement), being, to the knowledge of the Offeror at the date of this joint offer document, 165 834 767 Shares, representing 4.69% of the share capital and 4.76% of the theoretical voting rights of the Company;

•

which may be issued before the expiration date of the Public Buy-Out Offer following the conversion of OCEANEs (being, to the knowledge of the Offeror at the date of this joint offer document, a maximum number of 11 731 972 Shares);

the sum of the foregoing being equal to, to the knowledge of the Offeror at the date of this joint offer document, a maximum number of 177 566 739 Shares;

•	all of the 2019 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of this joint offer document, 6 739 521 of the 2019 OCEANEs; and

•	all of the 2020 OCEANEs not held by the Offeror, being, to the knowledge of the Offeror at the date of this joint offer document, 4 992 451 of the 2020 OCEANEs.

The Alcatel Lucent Performance Shares (as defined in Section 2.4.3 of this joint offer document) which remain unvested at the expiration date of the Public Buy-Out Offer are not targeted by the Offer. However, the Performance Shares vested but subject to a holding period and not covered by a liquidity agreement at the expiration date of the Public Buy-Out Offer are targeted by the Offer. These Performance Shares cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions. However, these Performance Shares will be subject to the Squeeze-Out that will follow the Public Buy-Out Offer, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

To the Offeror’s knowledge, there are no other rights, equity securities or financial instruments that may give access, immediately or in the future, to the share capital or voting rights of the Company, except for the Stock Options and unvested Performance Shares which are covered by a liquidity agreement (see Section 2.4.4 of this joint offer document).

2.3	OFFER PROCEDURE

The proposed Offer has been filed with the AMF on September 6, 2016. A notice of filing was published by the AMF on its website (www.amf-france.org).

In accordance with the provisions of Article 231-16 of the AMF General Regulation, the draft joint offer document is made available free of charge to the public at the registered offices of the Offeror and the Company, and at Société Générale, and has been published on the websites of the AMF (www.amf-france.org), the Offeror (www.nokia.com) and Alcatel Lucent (www5.alcatel-lucent.com). In addition, a joint press release containing the main elements of the draft joint offer document was issued on September 6, 2016.

The AMF published on its website (www.amf-france.org) a clearance decision regarding the Offer, after having assessed that the Offer complies with the applicable legal and regulatory provisions. This clearance decision will be deemed to constitute a visa of the joint offer document.

The joint offer document having received the clearance from the AMF and the “other information” documents relating, in particular, to the legal, financial and accounting characteristics of the Offeror and the Company, will be made available to the public free of charge, pursuant to Article 231-28 of the AMF General Regulation, no later than on the day preceding the opening of the Public Buy-Out Offer, at the registered office of the Offeror, the Company and at Société Générale. The same will also be available on the websites of the AMF (www.amf-france.org), the Offeror (www.nokia.com) and the Company (www5.alcatel-lucent.com).

Pursuant to Articles 231-27 and 231-28 of the AMF General Regulation, a press release indicating the means by which these documents are made available will be published by the Offeror and the Company at the latest on the second trading day following the clearance decision of the AMF regarding the joint offer document, and at the latest on the day preceding the opening of the Public Buy-Out Offer regarding the “other information” documents relating, in particular, to the legal, financial and accounting characteristics of the Offeror and the Company.

Prior to the opening of the Public Buy-Out Offer, the AMF will publish a notice of opening and timetable of the Offer, and Euronext Paris will publish a notice announcing the timetable and the main characteristics of the Public Buy-Out Offer, as well as the condition of implementation of the Squeeze-Out, including the date of its implementation.

2.4	SITUATION OF THE HOLDERS OF OCEANES, HOLDERS OF STOCK OPTIONS, BENEFICIARIES OF PERFORMANCE SHARES, AND SHARES HELD IN A COMPANY MUTUAL FUND

2.4.1	Position of OCEANEs holders

On June 10, 2014, Alcatel Lucent issued 167 500 000 OCEANEs with a maturity date of January 30, 2019 (the “2019 OCEANEs”). The terms and conditions of the 2019 OCEANEs are set out in the securities note included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and 2020 OCEANEs. The 2019 OCEANEs, which have a par value of 4.11 euros, with an annual interest rate of 0%, and a maturity date of January 30, 2019, are convertible or exchangeable at any time after July 20, 2014, and provide a right to one new or existing Alcatel Lucent Share for every one 2019 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. To the Offeror’s knowledge, 89 348 315 of the 2019 OCEANEs are outstanding at the date of this joint offer document, of which 82 608 794 are directly held by the Offeror, representing 92.46% of the outstanding 2019 OCEANEs.

On June 10, 2014, Alcatel Lucent issued 114 499 995 OCEANEs with a maturity date of January 30, 2020 (the “2020 OCEANEs”). The terms and conditions of the 2020 OCEANEs are set out in the securities note included in the prospectus that received the visa No. 14-254 of the AMF on June 2, 2014, established for the issuance of the 2019 OCEANEs and 2020 OCEANEs. The 2020 OCEANEs, which have a par value of 4.02 euros, with an annual interest rate of 0.125%, and a maturity date of January 30, 2020, are convertible or exchangeable at any time after July 20, 2014, and provide a right to one new or existing Alcatel Lucent Share for every one 2020 OCEANE, subject to the adjustments provided for by the prospectus and pursuant to the conditions of the said prospectus. To the Offeror’s knowledge, 27 225 985 of the 2020 OCEANEs are outstanding at the date of this joint offer document, of which 22 233 534 are directly held by the Offeror, representing 81.66% of the outstanding 2020 OCEANEs.

2.4.1.1	OCEANEs tendered into the Public Buy-Out Offer

Holders of OCEANEs may tender their OCEANEs into the Public Buy-Out Offer in accordance with the procedures set out in Section 2.5 of this joint offer document.

2.4.1.2	Exercise of the OCEANEs conversion/exchange right

According to the terms of the prospectus relating to the issuance of the OCEANEs, holders of OCEANEs may convert/exchange the OCEANEs they hold into/against Alcatel Lucent Shares. In such case, the conversion/exchange ratio applicable to the OCEANEs will not be adjusted as a result of the Offer.

The exercise date of the request to exercise the OCEANEs conversion/exchange right must, in any case, be prior to September 30, 2016 at 5 p.m., Paris time, in order for the Shares to be delivered prior to the expiration date of the Public Buy-Out Offer or, as the case may be, the Squeeze-Out.

If a request to exercise the OCEANEs conversion/exchange right occurs after September 30, 2016 at 5 p.m., Paris time, no Shares will be delivered and the OCEANEs will be covered by the Squeeze-Out.

2.4.1.3	Early redemption resulting from a Change of Control

In accordance with the terms of the OCEANEs, with the Public Exchange Offer having resulted in a change of control of Alcatel Lucent, any holder of OCEANEs has, at his or her sole discretion, been able to request the early redemption in cash of the OCEANEs held at par plus, as applicable, accrued interest from the date interest was last paid, pursuant to the terms of the prospectus relating to the issuance of the OCEANEs.

Upon completion of the initial period of the Public Exchange Offer, the Company informed the holders of OCEANEs of a change of control by means of a notice issued by the Company on January 22, 2016, and published on its website (www5.alcatel-lucent.com). A notice was issued by Euronext Paris on the same day.

Holders of OCEANEs could request early redemption of their OCEANEs between January 22, 2016 and February 12, 2016. The date set for early redemption was February 26, 2016. The redemption price was 1.81170 euros for the 2018 OCEANEs, 4.11 euros for the 2019 OCEANEs and 4.02037 euros for the 2020 OCEANEs.

2.4.1.4	Early redemption of the OCEANEs representing less than 15% of the issued OCEANEs of their series

Since less than 15% of the issued 2018 OCEANEs remained outstanding, pursuant to the terms of the 2018 OCEANEs, on March 21, 2016, the Company redeemed at par value plus accrued interests from the date interest was last paid to the date set for the early redemption all outstanding 2018 OCEANEs.

The early redemption price was 1.80 euro plus accrued interests, i.e., a total of 1.81672 euros per 2018 OCEANE.

Holders of the 2018 OCEANEs could exercise their rights to the allocation of Shares until the 7th working day (inclusive) prior to the date set for early redemption, i.e., until March 10, 2016.

2.4.2	Position of the holders of Stock Options

The Company has granted stock options (the “Stock Options”) pursuant to several plans during 2007, 2008, 2009, 2010, 2011, 2012 and 2013, the main features of which are set out on pp. 164 et seq. of the 2015 reference document (Document de Référence) of the Company filed with the AMF on April 28, 2016 under No. D. 16-0427 and available on the websites of the Company (www5.alcatel-lucent.com) and the AMF (www.amf-france.org). For the 2014 financial year, it was agreed in the Memorandum of Understanding entered into between Nokia and Alcatel Lucent on April 15, 2015, that the allocation of Stock Options would be replaced by the allocation of Company Shares under conditions similar to the ones described in Section 2.4.2.2 of this joint offer document.

To the knowledge of the Offeror, as of September 16, 2016, there were 517 903 outstanding Stock Options which are all covered by a liquidity agreement (as described in Section 2.4.4 of this joint offer document). The Shares which may be issued following their exercise are not targeted by the Offer. Regarding the 12 330 399 Stock Options which were not covered by a liquidity agreement, they have all been converted into Stock Option Units (see Section 2.4.2.3 of this joint offer document).

2.4.2.1	Acceleration mechanism in the context of the Public Exchange Offer

In the context of the Public Exchange Offer, Alcatel Lucent offered to holders of Stock Options granted before April 15, 2015, the execution date of the Memorandum of Understanding, an option to accelerate their rights to exercise their Stock Options subject to certain conditions, including that the Public Exchange Offer is successful, that the beneficiaries satisfy the presence condition on the last day of the initial offer period of the Public Exchange Offer (December 23, 2015) and that they accept that all of their Stock Options covered by the acceleration as well as all the vested Stock Options (except, as the case may be, those which were subject to a tax lock-up period provided by French or Belgian law) would be exercised and that their Shares resulting from the exercise of these Stock Options would be sold on the open market no later than two trading days prior to the last day of reopened offer period of the Public Exchange Offer.

However, the beneficiaries were released from their commitment to exercise the Stock Options and sell the resulting Shares when the sum of the exercise price of these Stock Options and the costs and expenses relating to this exercise and to the sale of the Shares resulting from such exercise was higher than the sale price of their Shares. These beneficiaries had irrevocably accepted the terms and conditions of the liquidity agreement described in Section 2.4.4.1 of this joint offer document with respect to these unexercised Stock Options. Likewise, these beneficiaries had irrevocably accepted the terms and conditions of the liquidity agreement described in Section 2.4.4.1 of this joint offer document with respect to the Stock Options subject to a tax lock-up period provided by French law or Belgian law, unless they opted for an acceleration agreement that covers such Stock Options.

In certain jurisdictions, the mechanisms described above were adapted to applicable legal, regulatory or other local constraints.

With respect to the beneficiaries of Stock Options who did not accept the acceleration, the terms and conditions of their Stock Options remained unchanged, including the presence conditions. Some of these beneficiaries may also benefit from a liquidity mechanism, under certain conditions and insofar as applicable regulations allowed it (see Section 2.4.4.1 of this joint offer document).

2.4.2.2	Replacement plan offered to the beneficiaries of the 2014 stock-options plan in the context of the Public Exchange Offer

Alcatel Lucent had considered granting (but did not grant) a stock-options plan for the financial year 2014. In lieu of this stock-options plan, Alcatel Lucent offered to the persons who would be beneficiaries of such plan unrestricted Shares according to the following ratio: one Share for each two stock-options. Such grant was subject to the Public Exchange Offer being successful, the beneficiaries satisfying the presence condition on the last day of the initial offer period of the Public Exchange Offer (December 23, 2015) and accepting that their Shares thus received would be sold on the market no later than two trading days before the last day of the reopened offer period of the Public Exchange Offer.

In certain jurisdictions, the mechanisms described above were adapted to the applicable legal, regulatory or other local constraints.

2.4.2.3	Conversion of the remaining Stock Options plans in a stock-option units plan

On September 13, 2016, the Alcatel Lucent shareholders at an extraordinary general meeting decided the conversion in instruments settled in cash of the Stock Options not yet exercised and not covered by a liquidity agreement (the “Stock Option Units”).

The terms and conditions of these Stock Option Units are embedded in a Stock Option Units plan which was adopted by the Company’s board of directors held on September 13, 2016, upon delegation from the Company shareholders’ extraordinary general meeting.

This Stock Option Units plan provides that the grant date, the vesting period, the exercise price and the exercise period for such Stock Option Units remain as set out in the Alcatel Lucent Stock Options plan for the Stock Options that were replaced.

The acquisition of all the rights attached to those Stock Option Units remains subject to a condition of presence, i.e., the beneficiaries of Stock Option Units shall maintain their position as salaried employees of the Nokia Group, at the expiration date of this acquisition period.

The beneficiaries are able to exercise vested Stock Option Units at any time during an eight-year period from the granting date of the Alcatel Lucent Stock Options that these Stock Option Units replaced, at the exercise price of the replaced Alcatel Lucent Stock Options. Upon exercise of these Stock Option Units, the beneficiaries will receive, for each Stock Option Unit exercised, an amount in cash equal to the difference between (i) the value of one Alcatel Lucent Share and (ii) the exercise price of the Stock Option Unit increased by any taxes and/or fees applicable to the exercise of the Stock Option Unit.

For purposes of the preceding paragraph, the value of one Share will be equal to the stock price of a Nokia share on Nasdaq Helsinki at the closing of business of the trading day preceding the exercise date multiplied by the exchange ratio of the Public Exchange Offer as adjusted following the decision of Nokia’s shareholders’ general annual meeting held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share (i.e., an exchange ratio equal to 0.5610 Nokia share for one Alcatel Lucent Share) and subject to further adjustments in accordance with the terms of the Stock Option Unit Plan.

In certain jurisdictions, the mechanism described above has been adapted to legal, regulatory or any other applicable constraints.

2.4.3	Position of the beneficiaries of Performance Shares

The Company has allocated performance shares (the “Performance Shares”) free of charge within the framework of several plans during 2008, 2009, 2010, 2011, 2012, 2013, 2014, and 2015, the main features of which are set out on pp. 158 et seq. of the 2015 reference document (Document de Référence) of the Company filed with the AMF on April 28, 2016 under No. D. 16-0427, available on the websites of the Company (www5.alcatel-lucent.com) and the AMF (www.amf-france.org).

To the knowledge of the Offeror, as of September 16, 2016, there were 9 428 794 unvested Performance Shares. All these unvested Performance Shares are covered by a liquidity agreement (as described in Section 2.4.4 of this joint offer document) and the Shares which may be issued following their acquisition are not targeted by the Offer. In addition, there were 417 745 vested Performance Shares subject to a holding period, which will not have expired on the expiration date of the Public Buy-Out or the implementation of the Squeeze-Out, and which are not covered by a liquidity agreement, out of which (i) 95 137 Performance Shares granted pursuant to the plan of July 12, 2013 are vested and subject to a holding period and (ii) 322 608 Performance Shares granted pursuant to the plans of September 15, 2014 are vested and subject to a holding period, following the acceleration of their vesting decided by the shareholders’ extraordinary general meeting held on September 13, 2016 (see Section 2.4.3.2 of this joint offer document). These vested Performance Shares subject to a holding period are targeted by the Offer.

2.4.3.1	Waiver mechanism in the context of the Public Exchange Offer

In the context of the Public Exchange Offer, Alcatel Lucent offered to holders of the unvested Performance Shares granted before April 15, 2015, the execution date of the Memorandum of Understanding, to waive their rights under the Performance Shares plans in exchange for an indemnity payable in Shares free from any performance conditions, but subject to the conditions that the Public Exchange Offer is successful, that the beneficiaries satisfy the presence condition on the last day of the initial offer period of the Public Exchange Offer (December 23, 2015) and that they accept that their Shares thus received would be sold on the market no later than 2 trading days prior to the last day of the reopened offer period of the Public Exchange Offer.

In certain jurisdictions, the mechanism described above has been adapted to legal, regulatory or any other applicable constraints.

The terms and conditions of the Performance Shares of the beneficiaries who did not accept such waiver remained unchanged, including the presence or performance requirement. However, the Alcatel Lucent board of directors decided, regarding the performance conditions, to modify them in case of Reduced Liquidity (as defined in Section 2.4.4.1 of this joint offer document), in order to replace the stock market price of Shares by the stock market price of Nokia shares as reference stock market price and to adjust the representative reference sample of Alcatel Lucent peers by withdrawing Nokia from it. As from February 12, 2015, at least one of the Reduced Liquidity conditions was fulfilled – the Offeror holding more than 85% of the Shares of the Company – and thus, the revised performance conditions are now applicable.

Some beneficiaries benefited from a liquidity mechanism, under certain conditions and subject to applicable regulations (see Section 2.4.4.1 of this joint offer document).

With respect to the Performance Shares subject to a vesting period and granted in 2015, the beneficiaries benefit from a liquidity mechanism (see Section 2.4.4.2 of this joint offer document).

2.4.3.2	Acceleration in the context of this Offer

On September 13, 2016, the Alcatel Lucent shareholders at an extraordinary general meeting authorized the board of directors to amend the rules applicable to the Performance Shares granted on September 15, 2014 which were not subject to a liquidity agreement to (i) remove the relevant performance condition, (ii) waive, as of August 31, 2016, the presence condition provided for in such rules and (iii) replace the 4-year vesting period of these Performance Shares by a vesting period of two years followed by a 2-year holding period, in accordance with the provisions of the then applicable Article L. 225-197-1 of the French Commercial Code.

However, prior to the amendment of the September 15, 2014 Performance Shares plan, liquidity agreements were offered to beneficiaries of Performance Shares granted under the plans of September 15, 2014:

•	a liquidity agreement was offered to French tax residents in the context of the Public Exchange Offer (see Section 2.4.4.1 of this joint offer document); and

•

more generally, a liquidity agreement was offered to beneficiaries of Performance Shares granted pursuant to the plan of September 15, 2014 before their acceleration in the context of the Offer (see Section 2.4.4.3 of this joint offer document).

The acceleration did not apply to beneficiaries of Performance Shares who accepted these liquidity agreements.

Therefore, all the Performance Shares initially granted pursuant to the Performance Shares plans of September 15, 2014, with the exception of those covered by one of the liquidity agreements as described above, were acquired by their beneficiaries on September 16, 2016 (instead of September 16, 2018).

The Performance Shares which were acquired on September 16, 2016 cannot be tendered into the Public Buy-Out Offer, due to the holding obligation applicable to their beneficiary and unless such holding obligation is removed pursuant to the applicable legal and statutory provisions. Nonetheless, these Performance Shares will be subject to the Squeeze-Out, in accordance with Articles 237-1 and 237-10 of the AMF General Regulation.

2.4.4	Liquidity mechanism

2.4.4.1	Liquidity offered in the context of the Public Exchange Offer to holders of Stock Options and beneficiaries of Performance Shares allocated before 2015

Pursuant to the Memorandum of Understanding, the Offeror proposed, between November 18, 2015 and December 23, 2015, a liquidity agreement to the French tax residents who, as a result of tax constraints, are beneficiaries of the following plans:

•	Performance Shares Plan No. A0914RUROW and No. A0914RPROW of September 15, 2014;

•	Stock Options Plan No. A0812NHFR2 of August 13, 2012;

•	Stock Options Plan No. A0312COFR2, No. A0312CPFR2, and No. A0312NHFR2 of March 14, 2012.

(such liquidity agreement for the Performance Shares, the “Performance Shares Liquidity Agreement” and for the Stock-Options, the “Lock-Up Stock-Options Liquidity Agreement”).

The Lock-Up Stock Options Liquidity Agreement was also offered to Belgian tax residents who are beneficiaries of the Stock Options Plan No. A0713COBE2 dated July 12, 2013, provided that they opted for the taxation of these Stock Options and that they committed to holding these Stock Options in accordance with applicable law.

Pursuant to the Lock-Up Stock-Options Liquidity Agreement, in the event of (i) a delisting of the Company Shares, (ii) Nokia holding more than 85% of the Company Shares or (iii) an average daily trading volume of Company Shares on Euronext Paris falling below 5 million Shares for 20 consecutive trading days (a “Reduced Liquidity”), the Shares to be received by holders of Stock Options will be automatically exchanged, upon the exercise of such Stock Options within 60 days following the end of the applicable lock-up period, for Nokia shares according to the applicable exchange ratio, or the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment. If such Stock Options are not exercised prior to the end of the 60-day period following the end of the applicable lock-up period, they will be automatically void and will no longer be exercisable. The Performance Shares Liquidity Agreement also provides that, in the event of Reduced Liquidity, the relevant Alcatel Lucent Performance Shares are to be automatically exchanged by Nokia for Nokia shares according to the applicable exchange ratio, or for the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment, shortly after expiration of the lock-up period.

As from February 12, 2015, at least one of the Reduced Liquidity conditions is fulfilled and thus, the revised performance conditions are now applicable. The liquidity agreement relating to the Stock-Options plan n° A0812NHFR2 dated August 13, 2012, has already been executed and, between May 9, 2016 and May 31, 2016, Nokia acquired a total of 74 784 Shares according to the exchange ratio of the Public Exchange Offer (i.e., 0.5500 Nokia share per one Alcatel Lucent Share).

To the knowledge of the Offeror, as of September 16, 2016, there are:

•	74 423 outstanding Performance Shares covered by the Performance Shares Liquidity Agreement; and

•	104 621 outstanding Stock Options covered by the Lock-Up Stock Options Liquidity Agreement.

A liquidity agreement has also been entered into with the holders of non-vested and vested Stock-Options as described in Section 2.4.2.1 of this joint offer document (the “Underwater Stock Options Liquidity Agreement appended to Acceleration Agreements”). As described above, this liquidity agreement is also settled, upon exercise of the Stock Options, either in Nokia shares according to the applicable exchange ratio, or in a cash amount amounting to the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment. Pursuant to this liquidity agreement, the beneficiaries are able to exercise their Stock Options during the same exercise period as provided for in the underlying Stock Options plan. The Underwater Stock Options Liquidity Agreement appended to Acceleration Agreements has been accepted by the beneficiaries at the same time they accepted the acceleration agreement.

To the knowledge of the Offeror, as of September 16, 2016, there are 200 199 outstanding Stock Options covered by the Underwater Stock Options Liquidity Agreement appended to Acceleration Agreements.

In addition, a liquidity agreement has been offered between July 25, 2016 and August 26, 2016 to the holders of vested Stock Options not covered by the selling undertaking described in Section 2.4.2.1 of this joint offer document and for which the sum of the exercise price and the costs and expenses relating to this exercise and the sale of the Shares resulting from such exercise represented more than 90% of the Alcatel Lucent Share price as of the closing of the last day of the reopened offer period of the Public Exchange Offer on Euronext Paris (the “Underwater Stock Options Liquidity Agreement”). As described above, this liquidity agreement is also settled, upon exercise of the Stock Options, either in Nokia shares according to the applicable exchange ratio or in a cash amount amounting to the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment. Pursuant to this liquidity agreement, the beneficiaries are able to exercise their Stock Options during the same exercise period as provided for in the underlying Stock Options plan and upon exercise, the Shares received by holders of such Stock Options will be automatically exchanged.

To the knowledge of the Offeror, as of September 16, 2016, there are 213 083 outstanding Stock Options covered by the Underwater Stock Options Liquidity Agreement.

The exchange ratio applicable to these liquidity agreements, which was the same as the exchange ratio of the Public Exchange Offer, i.e., 0.5500 Nokia share per one Alcatel Lucent Share, has been adjusted following the decision taken by the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share. The exchange ratio is now of 0.5610 Nokia share per one Alcatel Lucent Share. The exchange ratio as adjusted is subject to further adjustments in the event of certain financial transactions performed by Nokia or Alcatel Lucent, in order for the holders of Stock Options and beneficiaries of Performance Shares to obtain the same value in Nokia shares or in cash that they would have obtained had such a transaction not taken place.

Due to legal, regulatory or any other applicable constraints in certain jurisdictions, the liquidity mechanism described above was not offered to certain beneficiaries of Options or only the cash settlement option is available.

2.4.4.2	Liquidity offered to beneficiaries of Performance Shares granted in 2015

Pursuant to the Memorandum of Understanding, the Offeror has agreed to enter into a liquidity agreement with all beneficiaries of Performance Shares granted after April 15, 2015, pursuant to which, in case of a Reduced Liquidity at the date of expiration of the applicable vesting period, all Performance Shares will be automatically exchanged by Nokia for Nokia shares according to the applicable exchange ratio, or for the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment, shortly after expiration of such vesting period (the “2015 Performance Shares Liquidity Agreement”).The exchange ratio applicable to the 2015 Performance Shares Liquidity Agreement, which was the same as the exchange ratio of the Public Exchange Offer, i.e., 0.5500 Nokia share per one Alcatel Lucent Share, has been adjusted following the decision taken by the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share. The exchange ratio is now of 0.5610 Nokia share per one Alcatel Lucent Share. The exchange ratio is subject to further adjustments in the event of certain financial transactions of Nokia or Alcatel Lucent, in order for the beneficiaries of Performance Shares to obtain the same value in Nokia shares or in cash that they would have obtained had such a transaction not taken place.

In certain jurisdictions, only the cash settlement option is available in respect of the 2015 Performance Shares Liquidity Agreement due to legal, regulatory or any other applicable constraints.

To the knowledge of the Offeror, as of September 16, 2016, there are 9 349 587 Performance Shares covered by the 2015 Performance Shares Liquidity Agreement.

2.4.4.3	Liquidity offered to beneficiaries of Performance Shares granted in 2013 and 2014

The Offeror has proposed to the beneficiaries of the Performance Shares granted pursuant to the Performance Shares plan of July 12, 2013 or the Performance Shares plan of September 15, 2014, which were not covered by a liquidity agreement offered to the beneficiaries within the context of the Public Exchange Offer (see Section 2.4.4.1 of this joint document), a liquidity agreement pursuant to which the Performance Shares held by the beneficiary will be automatically exchanged, at the end of the vesting period of the Performance Shares or, if applicable, at the end of the holding period of the Performance Shares, by Nokia, for either, at Nokia’s discretion:

•

Nokia shares according to the exchange ratio of the Public Exchange Offer as adjusted following the decision of the Annual General Meeting of Nokia held on June 16, 2016 to pay a special dividend of 0.10 euro per Nokia share (i.e., an exchange ratio equal to 0.5610 Nokia share for one Alcatel Lucent Share) and subject to additional adjustments according to the terms of the liquidity agreement; or

•	an amount in cash equal to the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

In each of the aforementioned cases, the beneficiary will receive a consideration net of the applicable commissions and fees.

Due to legal, regulatory or any other applicable constraints, the liquidity mechanism described above was not offered to beneficiaries of Performance Shares located in Australia, Iran, Morocco and Saudi Arabia and only the cash settlement option is available in certain jurisdictions.

Holders of such Performance Shares had between September 2, 2016 and September 12, 2016 to accept this proposal. The beneficiaries of the Performance Shares acquired pursuant to the Performance Shares Plan of July 12, 2013, representing 95,137 vested Performance Shares, subject to a holding period, informed the Company that they were not willing to enter into this liquidity agreement. Therefore, this liquidity agreement only covers Performance Shares granted in 2014 (the “2014 Performance Shares Liquidity Agreement”).

To the knowledge of the Offeror, as of September 16, 2016, there are 4 784 Performance Shares covered by the 2014 Performance Shares Liquidity Agreement.

2.4.5	Summary tables of the situation of the Stock Options and Performance Shares

2.4.5.1	Summary table of the situation of the Stock Options

SITUATION OF THE STOCK OPTIONS
Category	Situation	Description
Stock Options exercisable or not exercisable which are not covered by a liquidity agreement	Conversion of the remaining Stock Options plans in a Stock Options Units plan. See Section 2.4.2.3 of the joint offer document.

Beneficiaries of this Stock Options Units plan

Since the decision taken by Alcatel Lucent Shareholders’ extraordinary general meeting on September 13, 2016, all the Stock Options which were not covered by a liquidity agreement have been converted into Stock Options Units.

Mechanism in case of Stock Options Units exercise by the beneficiaries

Beneficiaries of Stock Options Units will receive a cash amount equal to the difference between:

•      the value of one Alcatel Lucent Share computed as the stock price of a Nokia share on Nasdaq Helsinki at the closing of business of the trading day preceding the exercise date multiplied by the applicable exchange ratio (0.5610 subject to adjustments, including for the purpose of reflecting the implied exchange ratio of the Offer) ; and

•      the exercise price of the Stock Option Unit increased by any taxes and/or fees applicable to the exercise of the Stock Option Unit.

If the implied exchange ratio of the Offer exceeds the exchange ratio of 0.5610, the applicable exchange ratio in case of exercise of the Stock Option Units will be adjusted, upward only, in order to strike the implied exchange ratio. The implied exchange ratio is equal to the price offered by Nokia for one Alcatel Lucent Share in the Offer divided by the volume-weighted average price of a Nokia share on Nasdaq Helsinki during a 20 trading day period preceding the opening date of the Offer.

SITUATION OF THE STOCK OPTIONS
Category	Situation	Description
Number of Stock Options Units as of September 16, 2016 12 246 521 exercisable Stock Options Units 83 878 non-exercisable Stock Options Units
Stock Options not exercisable covered by a liquidity agreement	Lock-Up Stock-Options Liquidity Agreement See Section 2.4.4.1 of the joint offer document

Beneficiaries of this liquidity agreement

This liquidity agreement was offered between November 18, 2015 and December 23, 2015 to the French and Belgian tax residents beneficiaries of the plans which were subject to tax constraints.

Mechanism in case of exercise of the Stock Options by the beneficiaries

Shares received by holders of Stock-Options will be exchanged against :

•      Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments); or

•      the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

Beneficiaries are able to exercise their Stock Options in a 60-day period following the end of the applicable lock-up period. If they are not exercised during such 60-day period, they will forfeit and will not be exercisable any more.

Number of Stock-Options covered as of September 16, 2016

104 621 non-exercisable Stock Options

Stock Options exercisable covered by a liquidity agreement	Underwater Stock Options Liquidity Agreement appended to Acceleration Agreements See Sections 2.4.2.1 et 2.4.4.1 of the joint offer document

Beneficiaries of this liquidity agreement

This liquidity agreement applies to the beneficiaries who accepted the Stock Options acceleration agreement (offered between November 18, 2015 and December 23, 2015) and whose Stock-Options could not be exercised in the context of the acceleration.

Mechanism in case of exercise of the Stock Options by the beneficiaries

Shares received by holders of Stock-Options will be exchanged against :

•     Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments) ; or

•      the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

Number of Stock-Options covered as of September 16, 2016

200 199 exercisable Stock Options

Underwater Stock Options Liquidity Agreement See Section 2.4.4.1 of the joint offer document.

Beneficiaries of this liquidity agreement

This liquidity agreement was offered between July 25, 2016 and August 26, 2016 to beneficiaries of exercisable Stock-Options for which the sum of the exercise price and the costs and expenses relating to this exercise and the sale of the Shares resulting from such exercise represented more than 90% of the Alcatel Lucent Share price as of the closing of the last day of the reopened offer period of the Public Exchange Offer on Euronext Paris.

Mechanism in case of exercise of the Stock Options by the beneficiaries

SITUATION OF THE STOCK OPTIONS
Category	Situation	Description

Shares received by holders of Stock-Options will be exchanged against :

•      Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments) ; or

•      the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

Number of Stock-Options covered as of September 16, 2016

213 083 exercisable Stock Options

2.4.5.2	Summary table of the situation of the Performance Shares

SITUATION OF THE PERFORMANCE SHARES
Category	Situation	Description
Unvested Performance Shares	Performance Shares Liquidity Agreement See Section 2.4.4.1 of the joint offer document

Beneficiaries of this liquidity agreement

This liquidity agreement was offered between November 18, 2015 and December 23, 2015 to the French tax residents beneficiaries of the Performance Shares plan dated September 15, 2014 subject to tax constraints.

Exchange mechanism at time of vesting of the Performance Shares

The vested Performance Shares will be exchanged against :

•        de Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments) ; or

•        the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

Number of Performance Shares covered as of September 16, 2016

74 423 unvested Performance Shares

2015 Performance Shares Liquidity Agreement See Section 2.4.4.2 of the joint offer document

Beneficiaries of this liquidity agreement

This liquidity agreement was irrevocably accepted by all beneficiaries of Performance Shares granted in 2015.

Exchange mechanism at time of vesting of the Performance Shares

The vested Performance Shares will be exchanged against :

•      Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments) ; or

•      the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

Number of Performance Shares covered as of September 16, 2016

9 349 587 unvested Performance Shares

2014 Performance Shares Liquidity Agreement See Section 2.4.4.3 of the joint offer document

Beneficiaries of this liquidity agreement

This liquidity agreement was offered to beneficiaries of Performance Shares granted under the Performance Shares plan dated July 12, 2013 or under Performance Shares plans dated September 15, 2014, which were not covered by a liquidity agreement offered to the beneficiaries within the context of the Public Exchange Offer.

SITUATION OF THE PERFORMANCE SHARES
Category	Situation	Description

Exchange mechanism at time of vesting of the Performance Shares

The vested Performance Shares will be exchanged against :

•      Nokia shares according to the applicable exchange ratio (0.5610 subject to adjustments, including for the purpose of reflecting the implied exchange ratio of the Offer) ; or

•      the cash equivalent of the market value of such Nokia shares in euros on Nasdaq Helsinki at the closing of the trading day preceding such cash payment.

If the implied exchange ratio of the Offer exceeds the exchange ratio of 0.5610, the applicable exchange ratio in case of exercise of the Performance Shares will be adjusted, upward only, in order to strike the implied exchange ratio. The implied exchange ratio is equal to the price offered by Nokia for one Alcatel Lucent Share in the Offer divided by the volume-weighted average price of a Nokia share on Nasdaq Helsinki during a 20 trading day period preceding the opening date of the Offer.

Number of Performance Shares covered as of September 16, 2016

4 784 unvested Performance Shares (2014 plan)

Vested Performance Shares	Shares vested as of September 16, 2016 pursuant to the Performance Shares acceleration in the context of the Offer See Section 2.4.3.2 of the joint offer document

Beneficiaries covered

All beneficiaries of Performance Shares granted on September 15, 2014 and not covered by a liquidity agreement.

Acceleration mechanism of the Performance Shares

Under the acceleration mechanism of these Performance Shares:

•      the performance condition was removed;

•      the presence condition provided by the rules applicable to the Performance Shares plan dated September 15, 2014 was waived as of August 31, 2016;

•      the 4-year vesting period of these Performance Shares was replaced by a vesting period of two years followed by a 2-year holding period.

All Performance Shares accelerated under this mechanism are targeted by the Offer.

Number of accelerated Performance Shares

322 608 unvested Performance Shares were accelerated and are now vested and targeted by the Offer.

Shares vested before September 16, 2016 which are subject or not to a holding period

None of the beneficiaries of the vested Performances Shares has accepted any liquidity agreement.

The Shares not subject to a holding period may be tendered into the Offer. The Shares subject or not to a holding period will be targeted by the Squeeze-Out.

2.4.6	Position of Shares held by a company mutual fund (fonds commun de placement d’entreprise)

The mutual fund supervisory board (conseil de surveillance du Fonds Commun de Placement Actionnariat) of Alcatel Lucent (“FCP 2AL”), has tendered the Shares it held into the Public Exchange Offer. In January 2016, the FCP 2AL was renamed Fonds Commun de Placement Actionnariat Nokia (“FCP AN”). As of the date of this joint offer document, the FCP AN no longer holds any Shares.

2.5	PROCEDURE FOR TENDERING INTO THE PUBLIC BUY-OUT OFFER

The Public Buy-Out Offer will remain open for a 10 trading day period, in accordance with the provisions of Article 236-7 of the AMF General Regulation.

The Public Buy-Out Offer will be conducted through purchases on the market, the settlement-delivery being made as and when the orders are executed, within two trading days after each order is executed. The trading fees (i.e., the brokerage fees and the corresponding VAT) will remain the responsibility of the shareholders and holders of OCEANEs tendering their Securities, it being specified that the compensation offered in the context of the Squeeze-Out will be net of all costs. The member of the buying market, acting for the account of the Offeror, is Société Générale (member 4403).

The Securities tendered into the Public Buy-Out Offer must be freely transferable and free from all liens, pledges and all other security or encumbrance restricting the free transfer of their ownership. The Offeror reserves the right to disregard any Securities tendered into the Public Buy-Out Offer that do not meet this requirement.

The Company shareholders or the holders of OCEANEs whose Shares or OCEANEs are held through a financial intermediary (credit institutions, investment firms, etc.) and who wish to tender their Shares and/or OCEANEs into the Public Buy-Out Offer, on the conditions set forth in this joint offer document, must give an order to such financial intermediary to irrevocably sell their Securities in accordance with the form provided by such intermediary no later than on the expiration date of the Public Buy-Out Offer.

The Company shareholders or the holders of OCEANEs whose Shares or OCEANEs are registered in nominative form shall first convert them into bearer form to tender them into the Public Buy-Out Offer. As a consequence, in order to tender their Securities into the Offer, the Company shareholders or the holders of OCEANEs shall request, as soon as possible, from the proxies of the Company (BNP Paribas Securities Services regarding the Shares and CACEIS Corporate Trust regarding the OCEANEs) the registration of their Shares or OCEANEs in bearer form with an authorized intermediary.

2.6	SQUEEZE-OUT, DELISTING FROM EURONEXT PARIS AND DEREGISTRATION

In accordance with the provisions of Articles 237-1 and 237-10 of the AMF General Regulation, following the Public Buy-Out Offer, the Shares and OCEANEs that have not been tendered into the Public Buy-Out Offer, except for the Shares covered by a liquidity agreement, will be transferred to the Offeror (regardless of the country of residence of the holders of such Shares and OCEANEs) in exchange for a compensation of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (net of all costs), on the trading day following the expiration date of the Public Buy-Out Offer.

A notice informing the public of the Squeeze-Out will be published by the Offeror in a newspaper carrying legal notices in the vicinity of the Company’s registered office pursuant to Article 237-3 of the AMF General Regulation.

The amount of the compensation will be transferred, net of all costs, on the trading day following the expiration date of the Public Buy-Out Offer, on a block account opened for this purpose at Société Générale, acting as centralizing agent of the compensation transactions. After the closing of the accounts of the affiliates, Société Générale, upon the presentation of the certificates indicating the balance (attestations de solde) issued by Euroclear France, will transfer to the financial intermediaries holding securities accounts (établissements dépositaires teneurs de comptes) the amount of the compensation due to them, and the latter will credit the accounts of the relevant Alcatel Lucent shareholders and holders of OCEANEs for the compensation that is due to them.

In accordance with Article 237-6 of the AMF General Regulation, unallocated funds for the compensation of Shares and OCEANEs whose legal beneficiaries remain unknown will be retained by Société Générale for a period of ten (10) years from the date of the Squeeze-Out and transferred to the Caisse des dépôts et consignations upon the expiry of this period. These funds will be made available to the legal beneficiaries subject to the thirty-year limitation period, after which they will be transferred to the French State.

The Alcatel Lucent Shares and OCEANEs will be delisted from the regulated market of Euronext Paris the trading day following the expiration date of the Public Buy-Out Offer, date of implementation of the Squeeze-Out.

As promptly as practicable following completion of the Squeeze-Out and subject to applicable law, the Offeror intends to cause the Company to deregister the Alcatel Lucent Shares from the U.S. Securities and Exchange Commission and terminate the reporting obligations of the Company under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”).

2.7	INDICATIVE TIMETABLE OF THE OFFER

Prior to the opening of the Public Buy-Out Offer, the AMF will publish a notice of opening and timetable of the Offer (avis d’ouverture et de calendrier), and Euronext Paris will publish a notice setting out the characteristics and timetable of the Public Buy-Out Offer as well as the conditions of implementation of the Squeeze-Out, and in particular its implementation date.

An indicative timetable is set forth below:

September 6, 2016

•       Filing of the proposed Offer and the draft joint offer document with the AMF

•       Draft joint offer document made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

•       Dissemination by the Offeror and the Company of a joint press release relating to the filing of the proposed Offer

September 20, 2016

•       Clearance decision of the Offer by the AMF constituting a visa of the joint offer document

•       Joint offer document made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

September 21, 2016

•       Filing of the “Other information” document by the Offeror and the Company with the AMF

•       “Other information” documents made available to the public and published on the websites of the AMF (www.amf-france.org), of the Offeror (www.nokia.com) and of Alcatel Lucent (www5.alcatel-lucent.com)

•       Dissemination by the Offeror and the Company of a joint press release relating to the availability of the joint offer document approved by the AMF and of the “Other information” documents

September 22, 2016	• Opening date of the Public Buy-Out Offer

October 5, 2016	• Expiration date of the Public Buy-Out Offer

October 6, 2016	• Publication by the AMF of a notice relating to the final result of the Public Buy-Out Offer

October 6, 2016	• Implementation of the Squeeze-Out and delisting of the Shares and OCEANEs from the regulated market of Euronext Paris

2.8	FINANCING AND COSTS OF THE OFFER

2.8.1	Costs linked with the Offer

The total fees, costs and expenses incurred by the Offeror in connection with the Offer, including commissions, fees and other costs related to external financial, legal and accounting advice and of any other experts and consultants, as well as communication costs, is estimated to be approximately EUR 10 million, excluding tax.

2.8.2	Financing of the Offer

The maximum cash outlay for the acquisition of all the Alcatel Lucent Securities targeted by the Offer, on the basis of the Offer price of 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE, will be 633 282 953.71 euros (excluding the related costs and expenses).

The Offer will be fully financed by Nokia’s own funds.

2.9	RESTRICTIONS CONCERNING THE OFFER OUTSIDE OF FRANCE

2.9.1	General

The Offer is being made exclusively (i) in France and (ii) in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act.

This joint offer document is not intended to be distributed in any country other than France and the United States.

The Offer is not subject to the control and/or authorization of any regulatory authority whatsoever outside France and the United States and no steps will be taken for that purpose. Holders of Shares and OCEANEs outside of France and the United States cannot participate in the Public Buy-Out Offer unless they are permitted to do so pursuant to the local law applicable to them. Participation in the Public Buy-Out Offer and the distribution of this joint offer document may be subject to restrictions outside of France and the United States. The Public Buy-Out Offer is not directed, directly or indirectly, to persons who are subject to such restrictions. Persons who are in possession of this joint offer document must comply with the restrictions in force in their countries. Failure to comply with such restrictions may constitute a breach of applicable laws and regulations.

The Offeror will not bear any responsibility in case of breach by any person of applicable legal or regulatory restrictions.

This joint offer document and the other documents relating to the Offer do not constitute an offer to sell or purchase transferable financial instruments or a solicitation of such an offer in any country in which such an offer or solicitation is illegal or to any person to whom such an offer or solicitation could not be duly made. Holders of Shares and OCEANEs located outside of France and the United States can only tender into the Offer if such tender is permitted pursuant to the laws applicable to them.

2.9.2	Important additional information for U.S. holders of Securities

The Offer will be made for the securities of a French company and is subject to French disclosure requirements which are different from those in the United States. The Offer will be made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act and otherwise in accordance with the requirements of the French Monetary and Financial Code and the General Regulation of the AMF (as referred to in this joint offer document). Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and laws.

The Offeror is not providing any United States income tax advice to shareholders resident in the United States, or otherwise subject to U.S. tax laws. Such persons are solely responsible for determining the tax consequences of (i) participating in the Public Buy-Out Offer and (ii) the Squeeze-Out and are urged to consult their own tax advisors regarding the tax consequences of (i) participating in the Public Buy-Out Offer and (ii) the Squeeze-Out in light of their particular circumstances including the tax consequences under state, local and non-U.S. tax law and the possible effects of changes in tax law.

Because the Offeror is located in a non-U.S. jurisdiction, and some or all of its officers and directors are residents of non-U.S. jurisdictions, it may be difficult for a U.S. holder of Securities to enforce its rights or pursue a claim arising out of the U.S. federal securities laws. U.S. holders of Securities may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

While the Public Buy-Out Offer is being made available to holders of Shares and OCEANEs in the United States, the right to tender is not being made available in any jurisdiction within the United States in which the making of such Public Buy-Out Offer or the right to tender such Shares and OCEANEs would not be in compliance with the laws of such jurisdiction.

2.10	TAX REGIME APPLICABLE TO THE OFFER IN FRANCE

In the current state of French legislation, the tax regime applicable to the holder of Securities who will sell these Securities in the context of the Offer is described below.

However, the attention of the holders of Securities of the Company who will participate to the Offer is drawn to the fact that this information constitutes a mere summary of the tax regime in force and is not meant to represent an exhaustive analysis of all tax effects likely to be applicable to an Alcatel Lucent shareholder or holder of OCEANEs, and that their specific situation must be examined by their usual tax advisor. This summary is based on the French legal provisions currently in force. It is therefore likely to be affected by changes in French tax rules (which could have, as the case may be, a retroactive effect) and by their interpretation by the French tax administration as well as the French courts.

Holders who are not tax residents of France must also comply with the tax legislation in force in their country of residence taking into account, as the case may be, international tax treaties that have been entered into between France and the said country.

2.10.1	The Offer relating to the Shares

2.10.1.1

Individuals who are French tax residents and hold Shares in connection with the management of their private assets and do not perform stock exchange transactions in similar conditions to those which characterize an activity exercised by an individual performing that kind of transactions on a professional basis

Individuals who perform stock exchange transactions in similar conditions that would characterize an activity exercised by an individual performing that kind of transactions on a professional basis or having recorded their Shares as assets in their commercial balance sheet are invited to contact their usual tax advisor with respect to the tax treatment that will apply to their specific situation.

(a)	Standard regime

(i)	Individual income tax

Pursuant to the provisions of Article 150-0 A et seq., 158-6 bis and 200 A of the French General Tax Code (the “FTC”) applicable to the sale of securities and corporate entitlements, net capital gains resulting from the sale of Shares by individuals subject to the provisions of this Section, equal to the difference between the proposed price in the context of the Offer net of all costs and taxes paid by the seller and the fiscal value of the Shares for the seller are taken into account for the computation of the total net income and subject, from the first euro, to the progressive income tax rate scale, after application of an allowance for ownership duration provided for by Article 150-0 D of the FTC, equal to:

•	50% of their amount where the Shares have been held for at least two years but less than eight years, as at the date of the sale; and

•	65% of their amount where the Shares have been held for at least eight years, as at the date of the sale.

For the application of this allowance, the ownership duration is, except in some cases, calculated from the date of subscription or purchase of the Shares.

In accordance with the provisions of Article 150-0 D 11° of the FTC, as interpreted by the French administrative doctrine published at BOI-RPPM-PVBMI-20-10-40 No. 10, dated April 11, 2016, losses potentially suffered upon the sale of the Shares in the context of the Offer can only be set-off against gains of the same nature realized during the same year or the ten following years (no set-off against global income is allowed). The sale of Shares in the context of the Offer will have the effect to put an end to any potential tax deferral (sursis ou report d’imposition) of which a shareholder may have benefited in prior transactions with respect to the same Alcatel Lucent Shares.

Individuals who carry forward net capital losses or who suffer a loss upon the sale of Shares in the context of the Offer, as well as individuals who could have benefited from a prior tax deferral with respect to their Shares are invited to consult their usual tax advisor in order to determine the rules applicable to them.

(ii)	Social security contributions

Capital gains resulting from the sale of Shares, before application of the allowance for ownership duration described above, will also be subject to social security contributions at the global rate of 15.5% allocated as follows:

•	general social security contribution (contribution sociale généralisée – CSG), at a rate of 8.2%;

•	social levy (prélèvement social), at a rate of 4.5%;

•	additional contribution to the social levy, at a rate of 0.3%;

•	solidarity levy (prélèvement de solidarité), at a rate of 2.0%;

•	social debt repayment contribution (contribution au remboursement de la dette sociale – CRDS), at a rate of 0.5%.

Apart from the general social security contribution, which is deductible at a rate of 5.1% from the total taxable income of the year of its payment, these social security contributions are not deductible from taxable income.

(iii)	Exceptional contribution on high income

According to Article 223 sexies of the FTC, taxpayers liable to pay income tax are subject to an exceptional contribution on high incomes applicable when the reference income of the taxable household as defined in the Article 1417, 1°, IV of the FTC, without applying the quotient rules defined in Article 163-0 A of the FTC, exceeds certain limits.

This contribution is computed using the following rates:

•

3% for the portion of the reference income between EUR 250 000 and EUR 500,000 for taxpayers who are single, widowed, separated or divorced, and for the portion between EUR 500,000 and 1,000,000 EUR for taxpayers who are subject to joint taxation;

•

4% for the portion of the reference income exceeding EUR 500 000 for taxpayers who are single, widowed, separated or divorced, and for the portion exceeding EUR 1 000 000 for taxpayers who are subject to joint taxation.

The reference income includes in particular the net capital gains resulting from the transfer of Shares realized by the concerned taxpayers, prior to the application of the allowance for ownership duration.

(b)	Individuals who are French tax residents and hold their Shares under a share savings plan (plan d’épargne en actions, the “PEA”)

The Alcatel Lucent Shares may be held as part of a PEA. Individuals who hold their Shares as part of a PEA can participate in the Offer.

Subject to certain conditions, a PEA allows (i) during the duration of the PEA, a total or partial exemption of income tax for the income and capital gains derived from the investments made as part of the PEA, subject in particular to the condition that such income and capital gains remain invested in the PEA, and (ii) at the time of the closing of the PEA (if it occurs more than five years after the opening date of the PEA, including in the case of a partial withdrawal occurring after five years but before eight years after the opening date of the PEA) or at the time of a partial withdrawal (if it occurs more than eight years after the opening date of the PEA), an exemption from income tax of the net gain realized since the opening of the PEA. However, such net gain remains subject to the social security contributions described in Section 2.10.1.1(a)(ii) of this joint offer document, it being specified that the global rate of these social security contributions may vary (between 0% and 15.5%) depending on the date the relevant gain was made.

Capital losses incurred within a PEA may in principle only be set-off against capital gains realized in the same framework. However, in case of (i) early closing of the PEA before the expiration of the fifth year from its opening, or (ii) under certain conditions, closing of the PEA following the expiration of the fifth year from the opening of the PEA, the capital losses incurred within a PEA may be set-off against capital gains of the same nature realized during the same year or the following ten years.

The transfer, in the context of the Offer, of Shares held within a PEA, should not constitute a withdrawal from the PEA, so long as the incomes resulting from this transfer are credited in the cash account of the PEA.

It is recommended to individuals holding Shares within a PEA to consult their usual tax advisor about the tax regime applicable to their situation.

(c)	Individuals who are French tax residents and hold Shares acquired following the exercise of Alcatel Lucent Stock Options

In case of transfer of Shares acquired following the exercise of Alcatel Lucent Stock Options, the gain realized upon exercise of the Stock-Options (equal to the difference between (i) the opening stock-market price of the Alcatel Lucent Share on the exercise date and (ii) the exercise price of the Stock Option, plus if applicable the fraction of any discount taxed as salary on the exercise date of the Stock Options, will be subject:

•

concerning the Stock Options granted from September 28, 2012, to the income tax as per ordinary compensation, to the CSG and CRDS on employment income, and to the employee contribution pursuant to Article L. 137-14 of the French Social Security Code; and

•	concerning the Stock Options granted before September 28, 2012 (but after April 26, 2000):

•

if the Shares resulting from the exercise of Stock Options are kept in registered form (forme nominative) and are not sold nor converted into bearer form before the expiration of a four-year period from the grant of the Stock Options, unless the beneficiary opts for the application of the progressive scale of the income tax, to income tax under the conditions set forth in Article 150-0 A of the FTC at a rate of 30% for the portion of the gain which does not exceed EUR 152,500 and 41% beyond that (these rate being reduced respectively to 18% and 30% if the relevant Shares are held in a registered form (forme nominative) and remain unavailable without being leased during a period of at least two years from the expiration of the four-year period mentioned above).

In addition, the gain realized upon exercise of the Stock Options will also be subject to the social security contributions on investment income and, as the case may be, to the employee contribution pursuant to Article L. 137-14 of the French Social Security Code (payable upon transfer of the shares resulting from the exercise of Stock Options granted from October 16, 2007);

•

otherwise (i.e., transfer, in connection with the Offer, of Shares acquired following the exercise of Stock Options before the expiration of the above-mentioned four-year period), the gain realized upon the exercise of Stock Options will be taxed as per ordinary compensation and will be subject, as such, to the social security contributions.

In addition, the capital gain that may be realized upon tendering the above-mentioned Share into the Offer, equal to the difference between, on the one hand, the price of the Offer, and on the other hand, the opening stock-market price of such Share on the exercise date of the Stock Option, will be subject to the standard tax regime applicable to capital gains realized by individuals, with potential benefit of the allowance for ownership duration and application of the social security contributions at a global rate of 15.5%, as described in Sections 2.10.1.1(a)(i) et 2.10.1.1(a)(ii) of this joint offer document.

The above-mentioned gain realized upon exercise of the Stock Options and capital gain are taken into account for the computation of the reference income to which applies, as the case may be, the exceptional contribution on high income described in Section 2.10.1.1(a)(iii) of this joint offer document.

Holders of Shares subscribed or acquired in the context of a Stock Options plan who tender their Shares into the Offer at a price below their real value upon the Stock Options’ exercise date, as well as holders of Shares resulting from the exercise of Stock Options granted, as the case may be, before April 27, 2000 wishing to tender their Shares into the Offer, are invited to contact their usual tax advisor in order to determine the tax regime applicable to their situation.

(d)	Individuals who are French tax residents and hold Shares acquired in the context of Performance Shares plans

In case of transfer of Shares acquired in the context of Performance Shares plans, the acquisition gain (equal to the real value of the Share on the day of its definitive vesting) will be subject, with respect to the Performance Shares granted before September 28, 2012, unless the beneficiary opts for the application of the progressive scale of the income tax as per ordinary compensation, if the Shares remain unavailable without being leased during a minimum period of two years from the definitive vesting of the Shares, to income tax at a rate of 30%. In addition, the acquisition gain will be subject to social security contributions and, as the case may be, to the employee contribution provided by Article L. 137-14 of the French Social Security Code (payable upon transfer of the shares resulting from the acquisition of restricted shares granted from October 16, 2007).

In addition, the capital gain that may be realized upon tendering the above-mentioned Share into the Offer, equal to the difference between, on one hand, the price of the Offer, and on the other hand, the opening stock-market price of such Share on the date of the definitive vesting, will be subject to the standard tax regime applicable to capital gains realized by individuals according to the provisions of Articles 150-0 A et seq. of the FTC, with potential benefit of the allowance for ownership duration, and application of the security social contributions at a global rate of 15.5%, as described in Sections 2.10.1.1(a)(i) et 2.10.1.1(a)(ii) of this joint offer document.

The above-mentioned acquisition gain and capital gain are taken into account for the computation of the reference income to which applies, as the case may be, the exceptional contribution on high income described in Section 2.10.1.1(a)(iii) of this joint offer document.

Holders of Shares acquired in the context of Alcatel Lucent Performance Shares plans in other situations than those described in this Section are invited to contact their usual tax advisor.

2.10.1.2	Legal entities which are subject in France to corporate income tax under the conditions laid down by law

The tax treatment described below applies only to legal entities which are subject in France to corporate income tax under standard conditions and which do not hold the Shares in connection with a permanent establishment or a fixed base in another State.

(a)	Standard regime

Capital gains resulting from the sale of Shares in the context of the Offer are generally included in the taxable income of the legal entity which is subject to corporate income tax at the ordinary rate (currently 33 1⁄3%) increased by, if applicable, (i) a social security contribution amounting to 3.3% (Article 235 ter ZC of the FTC) calculated on the amount of corporate income tax due after deduction of an allowance which cannot exceed EUR 763 000 per twelve-month period, and (ii) potentially, for the corporate income taxpayers realizing a turnover exceeding EUR 250 000 000, an exceptional surcharge equal to 10.7% of the corporate income tax as determined before deduction of tax reductions or tax credits of all kinds, with respect to the fiscal year ending before or on December 30, 2016 (Article 235 ter ZAA of the FTC).

However, companies with turnover (net of tax) that is below EUR 7 630 000, and with a fully paid-up capital of which 75% has been continuously held during the relevant fiscal year by individuals or by entities that comply with these conditions, benefit from a reduced corporate income tax rate of 15%, within the limit of a taxable income of EUR 38 120 per twelve-month period, and are also exempt from the 3.3% and 10.7% additional contributions.

In case of capital losses incurred on the sale of Shares in the context of the Offer, these capital losses will generally be deductible from the taxable income of the legal entity under the standard conditions laid down by law.

Finally, the tendering of the Shares to the Offer may put an end to any tax deferral (sursis ou report d’imposition) from which the holders of these Shares could have benefited with respect to prior transactions. Shareholders liable to corporate income tax which may be in this situation are invited to contact their usual tax advisor.

(b)	Specific tax regime applicable to the long-term capital gains

In accordance with the provisions of Article 219 I-a quinquies of the FTC, the net capital gains resulting from the sale of shares which qualify as “titres de participation” and are held for at least two years are exempted from corporate income tax except for the recapture of a portion of costs and expenses equal to 12% of the gross amount of capital gains realized that will be subject to the standard rate of corporate income tax plus, if applicable, the additional contributions mentioned in Section 2.10.1.2 of this joint offer document.

For the application of Article 219 I-a quinquies of the FTC, “titres de participation” means (a) shares qualifying as titres de participations for accounting purposes, (b) shares acquired pursuant to a public tender offer or public exchange offer in respect of the company which initiated such offer, as well as (c) securities that are eligible to the parent-subsidiary tax regime (as defined in Articles 145 and 216 of the FTC) if these securities are registered as titres de participation in the accounts or in a special subdivision of another account corresponding to their accounting qualification, with the exception of the securities of companies predominantly dealing in real estate and securities of companies established in a non-cooperative state or territory within the meaning of Article 238-0 A of the FTC.

The conditions for offsetting and carrying forward long-term capital losses are determined by specific tax rules, and taxpayers are invited to consult their usual tax advisors.

2.10.1.3	Shareholders who are not French tax residents

Subject to the provisions of any applicable tax treaty, capital gains resulting from the sale of Shares by shareholders who are either non-residents of France within the meaning of Article 4 B of the FTC or have their headquarters outside France, are generally exempt from tax in France provided that (i) these capital gains are not attributable to a permanent establishment or to a fixed basis subject to taxation in France, (ii) the rights held, directly or indirectly, by the transferor with his spouse, their ascendants or their descendants, in the profits of the company whose shares are transferred, have not, at any time during the five year-period preceding the sale, exceeded, together, 25% of such profits (Articles 244 bis B and C of the FTC), (iii) the securities sold have not been acquired through an employee and executive officer profit-sharing system (i.e., a stock-options plan, a performance shares plan or a share acquisition plan), and (iv) seller is not resident, established or incorporated in a non-cooperative state or territory within the meaning of article 238-0 A of the FTC.

Subject to the provisions of any applicable tax treaty, capital gains from Alcatel Lucent Shares will be, as the case may be, taxable in France at a flat rate of 75%, regardless of the percentage of the rights held by the seller, if the seller is domiciled, established or incorporated outside of France in a non-cooperative state or territory within the meaning of Article 238-0 A of the FTC. The list of the non-cooperative states or territories is published by ministerial decree and updated annually.

Shareholders who do not fulfil the conditions to benefit from tax exemption are invited to contact their usual tax advisor. The shareholders of the Company who are not French tax residents are invited to consider their particular tax situation with their usual tax advisor, in particular in order to take into account the tax regime applicable in their country of tax residence.

2.10.1.4	Other shareholders

Holders of Shares who are subject to a tax regime other than those described above, in particular taxpayers who perform stock exchange transactions in similar conditions to those which characterize an activity exercised by an individual performing that kind of transactions on a professional basis or who have booked their Shares as assets in their commercial balance sheet, are invited to contact their usual tax advisor to be informed of the specific tax treatment applicable to their situation in the context of the Offer.

2.10.2	The Offer relating to the OCEANEs

2.10.2.1

Individuals who are French tax residents, who act in connection with the management of their private assets and do not perform stock exchange transactions in similar conditions to those which characterize an activity exercised by an individual performing that kind of transactions on a professional basis

Net capital gains resulting from the sale of OCEANEs in the context of the Offer will be subject to the standard tax regime relating to the capital gains on transfer of securities realized by individuals, as described above in Section 2.10.1.1(a)(i) of this joint offer document, it being specified however that they are not eligible to the allowance for ownership duration set out in Article 150 0-D of the FTC.

Pursuant to Article 150-0 D 11° of the FTC, as interpreted by the French administrative doctrine published at BOI-RPPM-PVBMI-20-10-40 No. 10, dated April 11, 2016, losses suffered due to the sale of the OCEANEs in the context of the Offer can only be set-off against gains of the same nature realized during the same year or the ten following years (no set-off against global income is allowed).

In addition, the sale of OCEANEs in the context of the Offer will have the effect to put an end to any potential tax deferral (sursis ou report d’imposition) from which a shareholder may have benefited with respect to prior transactions on the same OCEANEs.

Capital gains incurred will also be subject to the social security contributions at a global rate of 15.5%, under the regime described in Section 2.10.1.1(a)(ii) of this joint offer document.

They will also be accounted for in the computation of the reference income to which applies, as the case may be, the exceptional contribution on high incomes described in Section 2.10.1.1(a)(iii) of this joint offer document.

Individuals who have carry-forward net capital losses or who suffer a loss upon the sale of OCEANEs in the context of the Offer, as well as individuals who could have benefited in prior transactions of a tax deferral (sursis ou report d’imposition) with respect to their OCEANEs are invited to consult their usual tax advisor in order to determine the rules applicable to their situation.

2.10.2.2	Legal entities which are French tax residents and subject to the corporate income tax under the standard conditions

Capital gains and losses resulting from the sale of OCEANEs in the context of the Offer are subject to the tax regime described in Section 2.10.1.2(a) of this joint offer document.

The OCEANEs do not fall within the scope of Article 219 I-a quinquies du FTC.

2.10.2.3	Holders who are not French tax residents

Subject to the provisions of any applicable tax treaty, capital gains resulting from the sale of Alcatel Lucent OCEANEs by holders who are either non-residents of France within the meaning of Article 4 B of the FTC or have their headquarters outside France, are generally exempt from tax in France provided that these capital gains are not attributable to a permanent establishment or to a fixed basis subject to taxation in France.

In any event, holders of OCEANEs who are not French tax residents are invited to consider their particular tax situation with their usual tax advisor, in particular in order to take into account the tax regime applicable in their country of tax residence.

2.10.2.4	Other holders of OCEANEs

Holders of Alcatel Lucent OCEANEs who are subject to a tax regime other than those described above, in particular taxpayers holding Alcatel Lucent OCEANEs who perform stock exchange transactions in similar conditions to those which characterize an activity exercised by an individual performing that kind of transactions on a professional basis, or who have booked their Alcatel Lucent OCEANEs as assets in their commercial balance sheet, are invited to contact their usual tax advisor to be informed of the specific tax treatment applicable to their situation in the context of the Offer.

3.	INFORMATION REGARDING ALCATEL LUCENT

3.1	ALCATEL LUCENT’S SHARE CAPITAL STRUCTURE

As of September 16, 2016 and to the Company’s knowledge, the share capital of Alcatel Lucent was 176 984 003.80 euros, and was divided into 3 539 680 076 Shares (taking into account the issuance of 322 608 Shares following the vesting of Performance Shares which have been accelerated following the authorization of the Alcatel Lucent shareholders’ extraordinary general meeting held on September 13, 2016) of 0.05 euro par value each, fully paid up and all of the same class.

3.2	RESTRICTIONS TO THE EXERCISE OF VOTING RIGHTS AND SHARE TRANSFERS

3.2.1	Notification of threshold crossing and identification of shareholders

Article 7 of the articles of association of the Company provides that, in addition to applicable thresholds pursuant to statutory and legal provisions, any person holding or acquiring, directly or indirectly through companies themselves controlled by the Company within the meaning of Article L. 233-3 of the French Commercial Code, a number of Company Shares equal to or higher than:

•

2% of the total number of the Shares shall, within a period of five trading days from the date on which said share ownership threshold has been reached, notify the Company of the total number of Shares that he or she owns, by letter or by fax. This notification shall be renewed under the same conditions each time a further threshold of 1% is reached.

•

3% of the total number of Shares shall, within a period of five trading days from the date on which this share ownership threshold is reached, request the registration of his or her Shares in nominative form. This obligation to register Shares in nominative form applies to all of the Shares already held as well as to any which may be subsequently acquired beyond this threshold. A copy of the request for registration in nominative form, sent by letter or by fax to the Company within fifteen days from the date on which said share ownership threshold is reached, is deemed to constitute a notification that the threshold provided by the articles of association of the Company has been crossed. A further request must be sent in the same conditions each time a further threshold of 1% is crossed, up to 50%.

Similar notification requirements apply when said thresholds are crossed as a result of reduced share ownership.

In case of failure to comply with the disclosure requirements described herein, the defaulting shareholder shall be deprived, within the limits and conditions set out by the French Commercial Code, of his or her voting rights relating to the number of shares exceeding such threshold at the request of one or several shareholders holding at least 3% of the share capital of the Company.

3.2.2	Share transfer

The articles of association do not provide for any restriction on the transfer of the Company Shares.

3.2.3	Agreements providing for preferential Share transfer or purchase provisions on at least 0.5% of the share capital or voting rights of Alcatel Lucent (Article L. 233-11 of the French Commercial Code)

To Alcatel Lucent’s knowledge, there is no contractual clause providing for preferential conditions on the transfer or purchase of Shares and relating to at least 0.5% of its share capital or voting rights pursuant to Article L. 233-11 of the French Commercial Code.

The terms and conditions of the liquidity agreements offered to holders of Stock Options and to beneficiaries of Performance Shares pursuant to which Shares received by the holders of Stock Options upon exercise of their Stock Options and Performance Shares designated in these agreements will be exchanged for Nokia shares as described in Section 2.4.4 of this joint offer document.

3.3	DIRECT OR INDIRECT HOLDINGS IN THE COMPANY’S SHARE CAPITAL DISCLOSED PURSUANT TO THE CROSSING OF A THRESHOLD OR A TRANSACTION ON SECURITIES

To Alcatel Lucent’s knowledge, as of September 16, 2016, the share capital and voting rights of Alcatel Lucent are held as described in Section 1.1.3 of this joint offer document.

Since April 26, 2016, the Company has been informed of the crossing of the following thresholds:

Declaring Company	Date of threshold crossing	% share capital declared	% voting rights declared
Nokia Corporation	14/06/2016	95.33%	95.26%
Nokia Corporation	09/05/2016	94.64%	94.57%

The declarations relating to the crossing of legal thresholds and thresholds set forth in the Company’s articles of association (from January 1, 2015 to April 26, 2016) appear on page 262 of the 2015 reference document (Document de Référence) of the Company filed with the AMF on April 28, 2016 under number D.16-0427.

3.4	LIST OF HOLDERS OF ANY SECURITIES CARRYING SPECIAL CONTROL RIGHTS AND A DESCRIPTION OF SUCH RIGHTS

None.

3.5	CONTROL MECHANISMS PROVIDED FOR IN AN EVENTUAL EMPLOYEE PARTICIPATION SCHEME, WHEN CONTROL RIGHTS ARE NOT EXERCISED BY THE LATTER

See Section 2.4.6 of this joint offer document.

3.6	AGREEMENTS BETWEEN SHAREHOLDERS KNOWN TO THE COMPANY AND THAT MAY ENTAIL RESTRICTIONS ON SHARE TRANSFERS AND THE EXERCISE OF VOTING RIGHTS

To Alcatel Lucent’s knowledge, as of the date of this joint offer document, there is no agreement between shareholders that may entail restrictions on Share transfers or the exercise of voting rights.

3.7	RULES APPLICABLE TO THE APPOINTMENT AND REPLACEMENT OF MEMBERS OF THE BOARD OF DIRECTORS, AS WELL AS TO THE AMENDMENT OF THE ARTICLES OF ASSOCIATION OF THE COMPANY

3.7.1	Rules applicable to the appointment and replacement of members of the board of directors

Pursuant to Article 12 of its articles of association, the Company is managed by a board of directors consisting of no less than six members and no more than fourteen members who are elected by the general meeting of shareholders.

Pursuant to Article 13 of the articles of association of Alcatel Lucent, the members of the board of directors are appointed for a period of three years, subject to applicable provisions relating to age limits. They may be reelected subject to the same provisions. However, they may be appointed for a period of one or two years, in order to stagger the directors’ terms of office.

If the number of directors who have reached the age of 70 years exceeds one third of the members of the board in office, the oldest director(s) shall automatically be deemed to have resigned from his or her duties at the ordinary shareholders’ meeting called to approve the accounts of the financial year in which the proportion of directors over 70 years was exceeded, unless the proportion was re-established in the interim.

3.7.2	Rules applicable to amendments of the articles of association of the Company

Pursuant to applicable laws and regulations, only the extraordinary general meeting may amend the articles of association of the Company.

The extraordinary general meeting is validly held only when the shareholders present or represented at a meeting called pursuant to the first notice hold a quarter of the shares with voting rights, or hold a fifth of the Shares with voting rights at a meeting called on second notice. If the quorum is not met pursuant to the second notice, the meeting may be postponed to a date no later than two months after the date on which it had been called.

Resolutions at an extraordinary general meeting are passed by a two-thirds majority of the votes cast by the shareholders present or represented.

3.8	POWERS OF THE BOARD OF DIRECTORS RELATING IN PARTICULAR TO THE ISSUANCE AND REPURCHASE OF SECURITIES

In addition to the general powers granted to the board of directors by law and by the articles of association, the board of directors has been granted the following authorizations by the general meetings of shareholders held on May 28, 2014 and May 26, 2015 regarding the issuance or the repurchase of securities as described below:

3.9	AGREEMENTS ENTERED INTO BY THE COMPANY WHICH WILL BE AMENDED OR TERMINATED IN THE EVENT OF A CHANGE OF CONTROL OF ALCATEL LUCENT

The Offer does not entail any change of control of the Company.

3.10

AGREEMENTS PROVIDING FOR INDEMNITY TO THE ALCATEL LUCENT CHIEF EXECUTIVE OFFICER, TO THE MEMBERS OF THE BOARD OF DIRECTORS OR TO EMPLOYEES IF THEY RESIGN OR ARE DISMISSED WITHOUT JUST OR SERIOUS GROUNDS OR IF THEIR EMPLOYMENT CEASES BECAUSE OF A TENDER OFFER

None.

4.	ASSESSMENT OF THE PRICE OF THE OFFER

The Offer initiated by Nokia relates to Alcatel Lucent shares and OCEANEs.

The Offer prices proposed by the Offeror are fixed at 3.50 euros per Alcatel Lucent share, at 4.51 euros per Alcatel Lucent OCEANE 2019 and at 4.50 euros per Alcatel Lucent OCEANE 2020.

The appraisal of the following Offer prices results from the valuation report developed by Société Générale, acting as presenting bank of the Offer on behalf of Nokia (the “Presenting Bank”) and with full agreement with Nokia, especially for the different valuation methodologies and assumptions retained.

4.1	APPRAISAL OF THE OFFER PRICE FOR THE SHARES

The elements provided to assess the squeeze-out price have been prepared on the basis of a multi-criteria analysis according to the commonly used valuation methodologies taking into account the specificities of Alcatel Lucent, its size and its activity. The analysis below has been underpinned on the basis of (i) the financial information provided by Alcatel Lucent and public information sources available (including the 2015 Alcatel Lucent annual report released on 11 February 2016 and the half-year report of 2016 released on August 5, 2016), (ii) the business plan of the company (provided by Alcatel Lucent) as described below in Section 4.1.1 of this joint offer document, (iii) the business plan of synergies relating to the combination with Nokia (provided by Alcatel Lucent and Nokia including elements disclosed by Nokia in their half year 2016 results) and (iv) the discussions held with the management of Alcatel Lucent.

It was not in the aim of Société Générale to validate this information nor to verify or evaluate the business plan used to appraise the assets and liabilities of Alcatel Lucent.

The valuation of Alcatel Lucent has been performed based on a multi-criteria approach, for which four main methodologies have been retained:

1.	Analysis of historical Share prices: appraisal of the Offer price on the basis of Alcatel Lucent historical Share prices;

2.	Analysis of acquisition prices of Shares: appraisal of the Offer price on the basis of prices paid by Nokia to acquire Alcatel Lucent Shares on / off the market;

3.	Discounted cash flows analysis: appraisal of the Offer price by discounting projected future cash flows of Alcatel Lucent;

4.

Analysis of trading comparable companies: appraisal of the Offer price by applying to Alcatel Lucent’s metrics, the multiples observed for comparable companies in terms of their business, activity, markets and overall size.

And for illustrative purpose:

•	Analysis of net asset value.

4.1.1	Financials

The analysis presented for the appraisal of the Offer price has been based on the two business plans provided by Alcatel Lucent (i) for Alcatel Lucent standalone excluding the combination with Nokia (ii) for the synergies related to the combination with Nokia.

The Alcatel Lucent business plan is based on a perimeter before the change of control but takes into account the following items: (i) update of the budget exchange rates used by Nokia and (ii) update of the allocation of shared costs to align with Nokia accounting and reporting policy.

•	This business plan was developed in December 2015 and selectively updated in July 2016 taking into account selected material updates for 2016;

•	The business plan covers the period from 2016 to 2020;

•

Key items of the retained business plan are the following: (i) revenue increasing by 2.6% CAGR over the period, (ii) EBIT margin rising from 4.3% in 2016 to 8.6% in 2020, (iii) capital expenditures representing 4.4% on average over the period (iv) amortization charges constant over the period stable at c. €850m per year and (v) change in net working capital amounting to 53.8% (on average) of the change in sales over the period.

Alcatel Lucent also transmitted to the Presenting Bank a detailed synergies business plan including the breakdown by nature and by activity of operational synergies for the combined entity. The amount of synergies is in line with data made publicly available by Nokia and Alcatel Lucent.

•	Synergies business plan has been jointly developed by operational teams of the two groups and external experts for the 2016-2018 period;

•	A detailed review of synergies identified two sources of synergies, with amounts in line with data publicly made available by Nokia and Alcatel Lucent:

•

Operating synergies and cost savings: run rate level of €1.2bn, is expected to be reached in 2018. Implementation expenses will be spread over 2016, 2017 and 2018 according to information provided by Alcatel Lucent and Nokia management;

•	Financing synergies: related to the reduction of Alcatel Lucent existing debt with an expected run rate level of €200m.

•

In addition, tax synergies have been identified related to additional deferred tax assets recognized in connection with the combination with Nokia, as well as utilization and acceleration of operating tax losses and tax loss carry forwards.

4.1.2	Enterprise value to equity value bridge

Adjustments from enterprise value to equity value retained as of September 5, 2016 are based on the latest Alcatel Lucent financial statements as of June 30, 2016. Deferred tax assets are valued separately as described below.

In addition to gross financial debt (retained at book value) net of cash (net financial debt), items for enterprise value to equity value bridge include the following non-operating balance sheet items: minority interests, pension provisions, associates and other financial assets and specific provisions.

In addition, tax savings have been identified and valued.

Other items, included in Alcatel Lucent half-year 2016 financial statements in connection with the combination with Nokia have been adjusted in order to keep a standalone Alcatel Lucent perimeter.

No dividend has been paid by Alcatel Lucent for 2015.

Summary table of entreprise value to equity value bridge as of June 30, 2016:

EURm
Financial net debt / (cash) as of June 30, 2016:	(434)
Minority interests:	844
Pension provisions:	1,333
Associates and other financial assets:	(15)
Provisions:	172
Deferred tax assets:	(1,300)
Other standalone adjustments(1):	(538)

Adjusted Net Debt / (Cash)	62

(1)	including license payment, receivables from Nokia pursuant to the financial compensation agreement following the change of control, refinancing cost of Alcatel Lucent debt

4.1.3	Number of Shares retained

4.1.3.1	Methodology

The number of retained Shares corresponds to the total number of Shares issued, as communicated by Alcatel Lucent, decreased by the number of treasury shares and increased by the number of Shares to be issued by the exercise of Stock Options in the money calculated according to the “treasury stock method” on the basis of a reference price per Alcatel Lucent Share of 3.50 euros.

Number of Shares retained is based on the latest financial statements published by Alcatel Lucent (half-year results on June 30, 2016).

4.1.3.2	Number of Alcatel Lucent Shares retained

As of June 30, 2016
Total number of shares issued:	3,539,176,163
Treasury shares:	—
Impact of dilutive instruments(1):	15,407,521

Number of shares retained:	3,554,583,684

(1)	including stock-options and performance shares plans

4.1.4	Methodologies retained

The valuation of Alcatel Lucent has been performed based on a multi-criteria approach for which the following methodologies have been retained:

•	Analysis of historical Share prices;

•	Analysis of acquisition prices of Shares;

•	Discounted cash flows analysis;

•	Analysis of trading comparables companies.

The reference date retained for the market data by the Presenting Bank for the present valuation analysis has been set as of September 5, 2016.

Valuations resulting from the following methodologies also include the value of synergies estimated on the basis of information provided by Alcatel Lucent management:

•	Analysis of trading comparables companies;

•	Discounted cash flows analysis.

4.1.4.1	Analysis of historical Shares prices

Alcatel Lucent Shares are listed on Euronext Paris (ISIN code: FI0000130007). The company terminated its ADR program, effective February 24, 2016.

Since closing of the reopened offer, the volumes of Alcatel Lucent Shares traded have significantly decreased due to the reduction of the free-float trading. As of February 3, 2016 (closing date of the reopened offer), the average daily trading volume over the last 12 months was 18,820,000 Alcatel Lucent Shares. Between February 3, 2016 and September 5, 2016 (reference date of this report) the average daily trading volume was 1,158,000 Alcatel Lucent Shares.

The Offer price was assessed based on historical Shares prices as of June 15, 2016, day before Nokia announced it crossed 95% threshold for Alcatel Lucent capital and voting rights and its intention to file a public buy-out offer followed by a squeeze-out for the remaining Alcatel Lucent Securities. The Offer price was also assessed based on historical share prices as of September 5, 2016 date of which this valuation report was prepared. At this date Alcatel Lucent market capitalization amounted to €12.5bn.

The following table presents premia or discounts represented by the Offer price of 3.50 euros per Share:

		Average daily	Resulting
		volumes	Premium /
Alcatel Lucent	(EUR)	(in thousands)	(Discount)
Prices as of 15-Jun-2016 (1)
Spot price	3.46	1,078	1.1%
Volume-weighted average price over 1 month	3.38	660	3.5%
Volume-weighted average price over 3 months	3.28	922	6.9%
Volume-weighted average price over 6 months	3.48	4,828	0.5%
Volume-weighted average price over 9 months	3.51	8,987	(0.2%)
Volume-weighted average price over 12 months	3.41	10,250	2.8%

Low (over the last 12 months) - 24 August 2015	2.77	32,522	26.6%
High (over the last 12 months) - 2 December 2015	3.86	19,469	(9.2%)

Prices as of 05-Sep-16
Spot price	3.52	185	(0.5%)
Average volume-weighted price between 15 Jun. 2016 and 5 Sept. 2016	3.48	452	0.6%

Low (from 15 Jun. 2016 to 5 Sept. 2016) - 15 June 2016	3.46	1,078	1.2%
High (from 15 Jun. 2016 to 5 Sept. 2016) - 5 September 2016	3.52	615	(0.6%)

Source: Datastream

Historical averages are based on calendar days

(1)	Day before Nokia announced its intention to file a public buy-out offer in cash for the remaining Alcatel-Lucent securities followed by a squeeze-out

The Offer price represents a discount or a premium ranging from -9.2% to 26.6%, over 12 months period, compared to the Share prices from this methodology.

4.1.4.2	Acquisition prices of Shares approach

In the context of the Offer, this approach consists of retaining as a valuation reference the price paid by Nokia to acquire Alcatel Lucent Shares on / off the market over the past 12 months. In order to reach the mandatory 95% threshold to launch a public buy-out offer, Nokia acquired off the market and in cash Alcatel Lucent Shares at a unit price of 3.50 euros per Alcatel Lucent Share as disclosed by the Offeror on June 16, 2016.

4.1.4.3	Discounted cash flow approach

This approach consists of discounting all future cash flows available to Alcatel Lucent shareholders and debt holders of Alcatel Lucent.

The discounted cash flow analysis has been performed on the following assumptions:

•	Alcatel Lucent business plan excluding synergies as defined in Section 4.1.1 of this joint offer document;

•	Estimated effective tax rate retained for Alcatel Lucent for the period is 34.0%;

•

Weighted average cost of capital (“WACC”) of 9.4% calculated based on (i) risk-free rate and equity risk premium respectively of 2.7% and 5.3% (source: SG Research – 12 months average) reflecting the exposure of Alcatel Lucent activities, (ii) re-leveraged beta of 1.27 (source: Barra Beta) calculated based on betas of the comparable companies and (iii) nil normative indebtedness in line with Alcatel Lucent net cash position;

•	Perpetual growth rate (“PGR”) of 2.0% reflecting Alcatel Lucent geographic positioning;

•	Adjusted net debt as of June 30, 2016 as defined in Section 4.1.2 of this joint offer document.

The terminal value is based on normative cash flows and cash flows have been discounted as of June 30, 2016.

Based on these assumptions, the terminal value represents 76% of enterprise value implied by this methodology.

The Presenting Bank furthermore performed a valuation of the synergies using a similar methodology:

•	The allocation of synergies allocated to Alcatel Lucent have been assessed on the basis of Alcatel Lucent and Nokia respective shareholders’ ownership in the combined entity[1]

•	Operational synergies considering run rate impact of €1.2bn per year in 2018;

•	Financial synergies considering run rate impact of €200m;

•	Tax synergies;

The present value of the synergies listed above amounts to 0.63 euros per Alcatel Lucent Share.

[1]	i.e. 33.5% attributable to Alcatel Lucent in the combined entity based on unaffected Share prices (as communicated to the investors in April 2015)

The addition of the present value of the synergies to the value obtained with the discounted cash flow analysis results in a central value of 2.94 euros per Alcatel Lucent Share.

The tables below present premia represented by the Offer price of 3.50 euros per Share, resulting from this methodology with normative EBIT margin and WACC sensitivities. For illustrative purpose, PGR and WACC sensitivities are also presented.

Implied share prices

		WACC
		8.9%	9.2%	9.4%	9.7%	9.9%
	7.2%	2.91	2.83	2.75	2.68	2.61
	7.6%	3.01	2.92	2.84	2.77	2.70
Normative EBIT margin	7.9%	3.11	3.02	2.94	2.86	2.79
	8.3%	3.22	3.12	3.03	2.95	2.87
	8.6%	3.32	3.22	3.13	3.04	2.96

		WACC
		8.9%	9.2%	9.4%	9.7%	9.9%
	1.50%	2.98	2.90	2.83	2.76	2.69
	1.75%	3.05	2.96	2.88	2.81	2.74
PGR	2.00%	3.11	3.02	2.94	2.86	2.79
	2.25%	3.19	3.09	3.00	2.92	2.84
	2.50%	3.26	3.16	3.07	2.98	2.89

Implied premia

		WACC
		8.9%	9.2%	9.4%	9.7%	9.9%
	7.2%	20.4%	23.9%	27.3%	30.7%	34.0%
	7.6%	16.3%	19.7%	23.1%	26.4%	29.7%
Normative EBIT margin	7.9%	12.4%	15.8%	19.1%	22.4%	25.7%
	8.3%	8.8%	12.2%	15.4%	18.7%	21.9%
	8.6%	5.5%	8.7%	12.0%	15.2%	18.3%

		WACC
		8.9%	9.2%	9.4%	9.7%	9.9%
	1.50%	17.3%	20.6%	23.8%	27.0%	30.2%
	1.75%	14.9%	18.2%	21.5%	24.7%	27.9%
PGR	2.00%	12.4%	15.8%	19.1%	22.4%	25.7%
	2.25%	9.9%	13.3%	16.7%	20.0%	23.3%
	2.50%	7.3%	10.7%	14.2%	17.6%	20.9%

We note that taking into account a normative EBIT margin of 8.6% in line with management forecasts at the end of the business plan and a WACC of 8.9% provides a value per Alcatel Lucent share, including synergies, equal to 3.32 euros (which represents the high case of our sensitivity range).

Based on the normative EBIT margin and WACC sensitivities, the Offer price represents a premium ranging from 5.5% to 34.0% compared to the Share price implied by this methodology and a premium of 19.1% based on the central case.

4.1.4.4 Analysis of trading comparables

This approach consists of applying to Alcatel Lucent’s EBIT forecasts, the multiples observed for peers comparable to Alcatel Lucent in terms of business model, positioning and size. This methodology has been selected given the existence of a sufficient number of comparable peers to Alcatel Lucent, even though there are some differences in terms of business model, positioning and size.

Société Générale has retained the commonly used industry metric of Earnings Before Interest and Tax (“EBIT”) to support its indicative valuation (in line with Company reporting and analyst valuation methodologies) given the low capital intensity of the sector, the differences in accounting treatment for R&D costs and the consideration of restructuring costs for comparable companies. The Presenting Bank has applied to Alcatel Lucent forecasts the multiples of peers related to the same period. For this analysis the multiples for 2017 and 2018 have been applied.

Enterprise value to equity value bridges have been adjusted accordingly to the items retained in Section 4.1.2 of this joint offer document.

Deferred tax assets and tax savings have been retained consistently within the sample given their similar relative weights as compared to the enterprise value.

A consolidated set of comparable companies have been retained for Alcatel Lucent as the company is almost exclusively active in telecom equipment sector. The sample of selected companies includes generalists and specialized players in the telecom equipment sector (Ciena, Cisco, Ericsson, Juniper and ZTE) to reflect both the size and diversification of Alcatel Lucent’s products.

The sample of comparable companies for Alcatel Lucent includes the following companies:

•

Ciena: US-based network specialist focused on communication networking solutions that enable converged, next-generation architectures to create and deliver high-bandwith services to business and consumer end users. The company generated 2015 revenues of USD 2.4bn and 10.9% EBIT margin. Majority of 2015 revenues are in the US (60.5%) with the remainder attributed to International operations at 39.5% ;

•

Cisco: US-based designer, manufacturer and seller of Internet Protocol (IP) based networking products and services related to the communications and information technology (IT) industry. The company generated 2015 revenues of USD 49.2bn and 28.9% EBIT margin. Majority of 2015 revenues are in the Americas 60.3%, EMEA 25.1%, and APJC 14.6% ;

•

Ericsson: Sweden-based provider of communications technology and services, supporting over 500 operator customers globally. The company generated 2015 revenues of SEK 246.9bn and 11.4% EBIT margin. Majority of 2015 revenues are in Americas 32.2%, Europe (ex. Nordics) 17.4%, North East Asia 11.4%, Middle-East 9.3%, Nordics and Central Asia 5.4%, Central Asia and Rest of the World 25.3%;

•

Juniper: US-based provider of products and services for high-performance networks, with distribution in more than 100 countries. The company generated 2015 revenues of USD 4.8bn and 24.0% EBIT margin. Majority of 2015 revenues are in Americas 57.5%, EMEA 27.2% and APAC 15.3% ;

•

ZTE: China-based provider of telecommunications equipment and systems with operations in 160 countries. The company generated 2015 revenues of CNY 100.2bn and 0.3% EBIT margin. Majority of 2015 revenues are in China 53.0%, Asia (ex. China) 14.8%, Africa 7.6% and Rest of the World 25.2%.

The trading multiples retained to value Alcatel Lucent are based on the ratio of the enterprise value and EBIT (EV / EBIT). The applied values retained correspond to the average of comparable companies multiples. As of September 5, 2016, the retained comparable multiples are the following:

		Market Capitalisation	Enterprise Value	EBIT Multiple
Company	Country	(EURm)	(EURm)	2017E	2018E
Cisco	United States	147,749	106,075	8.0x	7.8x
Ciena	United States	2,857	3,078	9.7x	n.a.
Juniper	United States	8,032	6,812	6.5x	6.1x
Ericsson	Sweden	19,248	18,048	8.1x	7.3x
ZTE	China	6,747	6,178	15.8x	12.8x

Average				9.6x	8.5x

	EBIT multiple
	2017E	2018E
Average of EBIT multiples	9.6x	8.5x
Implied Alcatel Lucent share price (excluding synergies)	€2.33	€2.45
Value of synergies per Alcatel Lucent share	€0.63	€0.63

Alcatel Lucent share price (including synergies)	€2.96	€3.08

Implied premium / (discount)	18.4%	13.8%

Based on 2017 and 2018 EBIT multiples, and including value of synergies performed as described previously (see Section 4.1.1 of this joint offer document), the Offer price of 3.50 euros per Share represents a premium of 13.8% and 18.4% respectively compared to the Share price implied by this method.

Although a useful valuation reference, the analysis of trading companies is subject to the following limitation in the context of the present analysis: by construction, peers multiple do not reflect the potential of growth and value creation resulting from the combination of Nokia and Alcatel Lucent but only a sector average valuation.

4.1.5	Methodology used for informational purpose

4.1.5.1	Net asset value approach

As of June 30, 2016, the net asset value of Alcatel Lucent amounts to:

•	€7,237m or €2.04 per Share, based on half-year financial statements.

The net asset value of Alcatel Lucent does not include the fair value of the company, but only historical values and thus does not reflect the entire future potential value of the Company.

For information, the Offer price represents a premium of 71.9% compared to the Share prices implied by this methodology.

4.1.6	Excluded methodologies

4.1.6.1	Analysis of historical share prices by “transparency” resulting from the application of the exchange ratio defined during the initial and reopened Public Exchange Offers initiated by Nokia

This approach which consists in analyzing “by transparency” the valuation of Alcatel Lucent Share resulting from the application of the exchange ratio of the Public Exchange Offer of 0.55 per newly issued Nokia shares for 1 Alcatel Lucent Share has not been retained as a reference method for the following reasons:

•

The public buy-out offer followed by a squeeze-out initiated by Nokia is a separate transaction and structurally different from the Public Exchange Offer initiated by Nokia on October 29, 2015 (filing date of the Public Exchange Offer with the AMF). During the Public Exchange Offer, Alcatel Lucent security holders had the possibility to exchange their Alcatel Lucent Shares and / or OCEANEs for newly issued Nokia shares, instead of a cash payment in relation to the present Offer;

•

The proposed exchange ratio in relation to the Public Exchange Offer was appraised on the basis of 2014 financial statements and forecasts provided by equity analysts covering Alcatel Lucent at this time. The appraisal of the Offer price for the present Offer is based on 2015 financial statements, half year 2016 financial statements and the business plan provided by the management of Alcatel Lucent;

•

Since the closing of the reopened offer, Alcatel Lucent and Nokia share prices are no longer correlated with the exchange ratio of the Public Exchange Offer, Alcatel Lucent Share price was no longer driven by industry and market trends, but mainly by the prospect of a squeeze-out to be initiated by Nokia: over the last months the implied exchange ratio stood between 0.65 and 0.75.

4.1.6.2	Comparable transaction multiples

This approach consists of applying the average valuation multiples of a sample of recent transactions in a comparable sector.

This methodology usually encompasses issues in the selection of relevant transactions:

This approach has been excluded due to the lack of relevant, recent and documented comparable transactions, notably in terms of profitability, growth, strategic positioning and business model or client portfolios.

4.1.6.3	Adjusted net asset value approach

The adjusted net asset value is the net asset value of the group adjusted for unrealized gains and losses identified in assets, liabilities or off balance sheet commitments.

This approach, usually used for the valuation of portfolio companies with minority financial holdings, has been excluded since the assets of Nokia and Alcatel Lucent are mainly majority-owned operating assets.

4.1.6.4	Dividend discount model approach

This methodology, which consists of valuing the equity of a company by discounting the projected dividends, at the company’s cost of equity capital, has been excluded since it mainly relies on projected results and on the payout ratio decided by company management.

As the policies related to the payment of dividends differed in the past (note that Alcatel Lucent paid no dividend these last years), this method has been excluded.

4.1.6.5	Target prices and Share prices

This methodology has been excluded because of the absence of coverage of Alcatel Lucent by equity analysts, as observed in particular at the time of half-year results publication on June 30, 2016. All analysts have progressively terminated their coverage of Alcatel Lucent following the success of the Public Exchange Offer announced as of February 10, 2016.

4.1.7	Summary of the elements provided to appraise the Offer price for Shares

	Price by Alcatel	Resulting Premium /
Criterias	Lucent (share)	(Discount)
Historical share prices
Prices as of 15 June 2016
Spot price	3.46	1.1%
Volume-weighted average price over 1 month	3.38	3.5%
Volume-weighted average price over 3 months	3.28	6.9%
Volume-weighted average price over 6 months	3.48	0.5%
Volume-weighted average price over 9 months	3.51	(0.2%)
Volume-weighted average price over 12 months	3.41	2.8%
Low (over the last 12 months) - 24 August 2015	2.77	26.6%
High (over the last 12 months) - 2 December 2015	3.86	(9.2%)
Prices as of 5 September 2016
Spot price	3.52	(0.5%)
Average volume-weighted price between 15 Jun. 2016 and 5 Sept. 2016	3.48	0.6%
Low (from 15 Jun. 2016 to 5 Sept. 2016) - 15 June 2016	3.46	1.2%
High (from 15 Jun. 2016 to 5 Sept. 2016) - 5 September 2016	3.52	(0.6%)
Acquisition price
Acquisition price for Alcatel Lucent shares purchased by Nokia	3.50	—
Discounted free cash flows
Minimum	2.61	34.0%
Central case	2.94	19.1%
Maximum	3.32	5.5%
Trading multiples as of 05-Sep-16
EV / EBIT 2017E	2.96	18.4%
EV / EBIT 2018E	3.08	13.8%

4.2	APPRAISAL OF THE OFFER PRICE FOR THE OCEANES

4.2.1	Key terms of the OCEANEs

The main characteristics of the OCEANEs are presented in the Section 2.4.1 of this joint offer document.

For any additional piece of information related to the OCEANEs, please refer to the operation notes containing the terms of the OCEANEs (in the prospectus registered to the AMF under the n°14-254 on June 2, 2014 for the 2019 OCEANEs and the 2020 OCEANEs).

4.2.2	OCEANE’s market price

OCEANEs 2019 and OCEANEs 2020 market prices are presented in the following table as of September 5, 2016:

	Price by CB (EUR)		Resulting Premium / (Discount)
	CB 2019	CB 2020	CB 2019	CB 2020
Spot price as of 05-Sep-16	4.45	4.52	1.3%	(0.4%)
Average 1 month	4.40	4.47	2.5%	0.6%
Spot price as of 15-Jun-16	4.40	4.45	2.5%	1.2%
Average 3 months	4.40	4.47	2.5%	0.8%
Min since the 25-Feb-16 (1)	4.15	4.08	8.7%	10.2%
Max since the 25-Feb-16 (1)	4.48	4.52	0.7%	(0.4%)

(1)	End of the ratchet period (i.e. adjusted conversion ratio in connection with the change of control)

The trading volume on the secondary market is very limited as it consists essentially in “OTC” (Over the Counter) transactions. Prices in the table above are communicated by Bloomberg which does not disclose any information regarding trading volumes.

4.2.3	OCEANEs’ acquisition price

This methodology consists of retaining as a valuation reference the price paid by Nokia to acquire Alcatel Lucent OCEANEs Shares on / off the market over the past 12 months.

For reasons described in Section 4.1.4.2 of this joint offer document, Nokia acquired Alcatel Lucent OCEANEs through OTC transactions at a unit price of 4.51 euros per OCEANE 2019 and 4.50 euros per OCEANE 2020 as released by the company in June 16, 2016. Furthermore, Nokia announced a precedent acquisition of OCEANEs 2019 and OCEANEs 2020, acquisition which has been made at the same price of 4.51 euros and 4.50 euros respectively, as indicated in Section 1.1.1.3 of this draft joint offer document.

4.2.4	Theoretical Value

A theoretical value for the Alcatel Lucent OCEANEs has been determined considering each OCEANE’s terms and market data prevailing at the time of the Offer filing.

The valuation of the various OCEANEs, presented in the table below, are based on a trinomial model and on market conditions as the reference date as of September 5, 2016. Interest rates (swap rates) are those of the market close as of September 5, 2016:

•	Alcatel Lucent Share Price : Spot price as of September 5, 2016: €3.52;

•	Credit spread:

•	OCEANE 0,0% 2019 assuming 65 basis point (bps) credit spread as of September 5, 2016

•	OCEANE 0,125% 2020 assuming 85 basis point (bps) credit spread as of September 5, 2016

•	Repo: normative assumption between 0.25% and 4.00%;

•

Alcatel Lucent stock volatility: assuming 25%-35%, consistent with historical levels and implied volatility and long-term realized volatility of the Alcatel Lucent stock until results of the reopened offer publication i.e. February 10, 2016.

The theoretical value method leads to central values (plus accrued interest) for each of the convertible bonds: 4.43 euros per OCEANE 2019 and 4.42 euros per OCEANE 2020.

The Offer prices of 4.51 euros per OCEANE 2019 and 4.50 euros per OCEANE 2020 represent a premium of respectively 1.8% for OCEANE 2019 and 1.8% for OCEANE 2020.

For illustrative purpose, the Presenting Bank computed the theoretical value for the OCEANEs based on Alcatel Lucent Share price of 3.50 euros and on the same market conditions as described above.

•

On the basis of an Alcatel Lucent Share price of 3.50 euros, the theoretical value methodology leads to central values (plus accrued interest) of respectively 4.42 euros for OCEANE 2019 and 4.42 euros for OCEANE 2020.

4.2.5	Summary of the elements provided to assess the Offer prices for OCEANEs

	Price by CB (EUR)		Resulting Premium/ (Discount)
	CB 2019	CB 2020	CB 2019	CB 2020
Share price
Spot price as of 05-Sep-16	4.45	4.52	1.3%	(0.4%)
Average 1 month	4.40	4.47	2.5%	0.6%
Spot price as of 15-Jun-16	4.40	4.45	2.5%	1.2%
Average 3 months	4.40	4.47	2.5%	0.8%
Min since the 25-Feb-16 (1)	4.15	4.08	8.7%	10.2%
Max since the 25-Feb-16 (1)	4.48	4.52	0.7%	(0.4%)
Acquisition price
Acquisition price for Alcatel Lucent OCEANEs purchased by Nokia	4.51	4.50	—	—
Theoretical value (central case)
Value based on Alcatel Lucent share price as of 05-Sep-16	4.43	4.42	1.8%	1.8%
Value based on Alcatel Lucent share price at 3.50 euros	4.42	4.42	1.8%	1.8%

(1)	End of the ratchet period (i.e. adjusted conversion ratio in connection with the change of control)

5.	REPORT OF THE INDEPENDENT EXPERT (ARTICLE 261-1, I AND II OF THE AMF GENERAL REGULATION)

In accordance with Article 261-1, I and II of the AMF General Regulation, the firm Accuracy, represented by Messrs. Bruno Husson and Henri Philippe, was appointed as Independent Expert by the board of directors of Alcatel Lucent on July 8, 2016 in order to deliver a report on the financial conditions of the Offer.

This report, established on September 5, 2016, is fully reproduced below, together with its addendum dated September 14, 2016.

Fairness opinion

in connection with public buy-out offer

followed by a squeeze-out procedure

initiated by Nokia for Alcatel-Lucent shares and OCEANEs

September 2016

Transaction Support & Advisory

Forensics, Litigation & Arbitration

Valuation & Fairness Opinion

Corporate Recovery Services

Economics & Business Analysis

Fairness opinion

in connection with the public buy-out offer

followed by a squeeze-out procedure initiated by Nokia for

Alcatel-Lucent shares and OCEANEs1

Created in 2006 by the combination of the French company, Alcatel, and the American company, Lucent Technologies, Alcatel-Lucent (“ALU”, the “Group”) is positioned as a global communications solutions provider. Listed on Euronext Paris, the Group’s total market capitalisation currently amounts to €12.4 bn.

On April 15, 2015, Nokia and ALU announced their intention to combine their activities. Nokia initiated a public exchange offer (“the Public Exchange Offer”) for all the equity and equity-linked securities issued by ALU (ordinary shares, ADRs—American Depositary Receipts, and OCEANEs - bonds convertible into new shares or exchangeable for existing shares), opened from 18 November 2015 until 23 December 2015, and, following the success of the initial offer, reopened from 14 January 2016 until 3 February 2016.

Following the settlement of the reopened offer on 12 February 2016, Nokia owned 90.34% of the share capital, 90.25% of the voting rights2, 99.62% of the outstanding 2018 OCEANEs, 37.18% of the outstanding 2019 OCEANEs, and 68.17% of the outstanding 2020 OCEANEs. Nokia then converted all the OCEANEs tendered into the initial offer and the reopened offer. This enabled ALU to redeem the remaining 2018 OCEANEs. On 19 February 2016, Nokia acquired an additional 11,820,932 ALU shares. On 10 May 2016, Nokia announced it acquired 107,775,949 ALU shares from JP Morgan Chase Bank, the ALU ADR depository, following the termination of the ADR program. Both transactions were completed through share exchanges at the Public Exchange Offer parity of 0.55 Nokia share for 1 ALU share. At this date, Nokia held 94.64% of ALU share capital and at least 94.57% of the voting rights, corresponding to 94.64% of ALU shares on a fully diluted basis.

Between 12 May 2016 and 16 June 2016, Nokia acquired through privately negotiated cash transactions 24,392,270 ALU shares, 82,608,794 2019 OCEANEs and 22,233,534 2020 OCEANEs at respectively €3.50, €4.51 and €4.50. Following these transactions, Nokia owned 95.33% of the share capital and 95.26% of the voting rights of ALU, corresponding to 95.16% of the ALU shares on a fully diluted basis.

On this basis, Nokia intends to file with the French financial market authority (the “AMF”) a public buy-out offer in cash of the remaining ALU shares, 2019 OCEANEs and 2020 OCEANEs at respectively €3.50, €4.51 and €4.50 (“the Compensation Prices”), which will be followed by a squeeze-out in cash (the “Offer”).

Accuracy was appointed as an independent expert in this context by ALU’s Board of Directors on 8 July 2016 to issue an opinion on the fairness of the Compensation Prices for ALUs minority shareholders and ALU OCEANE holders in accordance

[1]

This report is the English translation of the independent valuation report provided in French by Accuracy and included in the joint document offer filed with the French Market Authorities, AMF. If questions arise when comparing the two reports, the report in French will prevail in all cases.

[2]	After restatement of ALU’s total number of shares and voting rights, as per Nokia’s press release on 22 February 2016.

1

with Article 261-1 of the AMF’s General Regulation, which states that a company that is the object of a public offer must appoint an independent appraiser where that offer is capable of generating conflicts of interest within its board of directors, its supervisory board or governing body, so as to potentially affect the objectivity of the reasoned opinion that the governing body must provide on the proposed offer. Accuracy’s assignment falls specially within (i) paragraph 1 of article 261-1 I of the AMF’s General Regulation, which states that an independent appraiser shall be appointed if the offeror controls the target; (ii) paragraph 5 of article 261-1 I of the AMF’s General Regulation, which requires an independent appraiser to be used “if the offer pertains to financial instruments in multiple categories and is priced in a way that could jeopardise the fair treatment of shareholders or bearers of the financial instruments targeted by the bid”, and (iii) article 261-1 II of the AMF’s General Regulation, which refers to the appointment of an independent appraiser before the implementation of a squeeze-out.

This independent valuation report therefore constitutes a fairness opinion as defined by Article 262-1 of the AMF’s General Regulation. The principles governing the preparation of fairness opinions are detailed in the AMF’s implementing instruction no. 2006-08 and in the AMF’s recommendation on independent financial valuations no. 2006-15 and subsequently amended on 19 October 2006 and 27 July 2010. Our valuation assignment is performed solely for this purpose and not for any other purpose based on laws or regulations outside France.

The report is divided into six sections. Section one provides a brief overview of Accuracy and the valuation assignments performed over the last 24 months, along with a statement of independence and a description of the procedures performed for the purpose of the current assignment. Section two describes the context of the Offer setting out the financial characteristics of ALU’s businesses and the stock market performance of ALU shares and OCEANEs, and defining the conditions to be fulfilled to assess the fairness of the Compensation Prices. Section three details the valuation work performed in order to estimate the value of ALU shares in strict compliance with the multi-criteria approach recommended by the AMF in such situations. Section four presents the valuation work performed on the 2019 and 2020 OCEANEs. Section five sets out our comments on the valuation report prepared by Société Générale, the bank presenting the Offer (the “Bank”). The sixth and final section presents our conclusion as to the fairness of the Compensation Prices for ALU minority shareholders and OCEANEs holders.

2

1. Presentation of Accuracy and

main procedures performed

1.1. Presentation of Accuracy

Accuracy is a financial consultancy wholly owned by its Partners that has offices in Europe, North America and India. Accuracy offers a broad spectrum of bespoke corporate finance solutions in the following five areas: transaction support & advisory; litigation support; corporate recovery services; business analysis; and valuations.

Accuracy’s team of more than 280 consultants (including some 150 based in Paris) has extensive expertise in business and company valuations and in valuing complex financial instruments such as management packages, options and preferred shares.

The table below shows the fairness opinion assignments performed regarding listed companies over the past 24 months.

Fairness opinions performed by Accuracy since September 2014

Date	Target company	Offeror	Transaction	Submitting bank
Sep-15	Lafarge	LafargeHolcim	Takeover bid followed by a squeeze-out bid	Société générale, UBS

Apr-15	Lafarge	Holcim	Public exchange offer	Société générale, UBS

Nov-14	Rocamat	Rocafin, Rocafin II, Rocafin III	Takeover bid followed by a squeeze-out bid	Oddo & Cie

Accuracy is not a member of either of the professional associations of independent valuation experts recognised by the AMF pursuant to Article 263-1 of the AMF’s General Regulation, as we consider that our scale, broad-ranging analytical and valuation expertise and the internal procedures put in place are a guarantee of the highest quality and independence required by this type of assignment.

1.2. Personnel involved in the assignment

The assignment was carried out by Bruno Husson and Henri Philippe, Partners at Accuracy.

Since the first squeeze-out bid in September 1994, Bruno Husson has been involved in over 90 assignments to assess the fairness of the proposed financial terms and conditions of transactions involving the minority shareholders of a listed company. Bruno graduated from HEC, holds a PhD in Finance and is also Affiliate Professor at HEC Group, where he has taught corporate finance since 1977.

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Henri Philippe has over 18 years’ experience in financial valuation and has been involved in all of the assignments listed above. He graduated from ESC Bordeaux, holds an MBA from Wake Forest University and a PhD in Finance from Université Paris-Dauphine. He is also a lecturer at HEC Group, Ecole Nationale des Ponts & Chaussées and Université Paris-Dauphine.

In carrying out their work, Bruno Husson and Henri Philippe were assisted by Guillaume Charton, a senior manager and graduate of HEC with over five years’ financial advisory experience, as well as by three consultants.

1.3. Statement of independence

Accuracy considers itself, in the context of the Offer, as an independent expert, as defined in Article 261-4 of the AMF’s General Regulation and AMF instruction no. 2006-08. Accuracy states that there are no known past, present or future ties between it and the parties concerned by the offer or transaction and their advisors that could compromise its independence or impair the objectivity of its assessment when carrying out the appraisal.

1.4. Fees

Accuracy’s fees for this assignment amount to €300,000 excluding VAT.

1.5. Procedures performed

1.5.1. Work plan

Accuracy performed its work in accordance with the following work plan:

•	analyse the context of the Offer;

•	meet with managers of ALU;

•	meet the team of Associés en Finance (AEF), the independent expert nominated by ALU’s Board of Directors in the context of the Public Exchange Offer;

•	meet with representatives of Société Générale, the presenting bank of the Offer (“the Bank”);

•	carry out a historical financial analysis of the Group, along with a sample of comparable listed companies, based on recent registration documents (documents de référence) or annual reports;

•	analyse the Group’s forecast performance (excluding the impact of any synergies), based on the business plan drawn up on a stand-alone basis by Group management for 2016-2020;

•	analyse the synergies expected from the merger between Nokia and ALU, as modelled by the management of Nokia;

•	analyse the recent stock market performance of ALU shares and OCEANEs;

•	perform a critical review of the share and OCEANEs prices of ALU used as a basis for the valuation;

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•

value the ALU OCEANEs using an intrinsic approach based on the different parameters that affect the optional component of the value of these financial assets (especially the value and the volatility of the underlying asset, i.e. the ALU share);

•

value the ALU shares factoring in the growth outlook for the Group businesses on a stand-alone basis and the portion of synergies attributable to ALU shareholders, using a multi-criteria approach that includes the discounted cash flows method (DCF) and the listed peers method;

•	for both approaches, perform an in-depth review of the assets and liabilities added to or deducted from the estimated value of the businesses (or enterprise value) in order to obtain the equity value;

•	for the DCF method, perform an in-depth review of the methods used to calculate the terminal value and discount rate applied;

•	perform a critical analysis of the valuation report prepared by the Bank in connection with the Offer;

•	prepare this fairness opinion report.

Accuracy considers that it performed this assignment in full compliance with the AMF’s General Regulation and with its recommendations on fairness opinions.

1.5.2. Timeframe

Our assignment ran from 8 July 2016, the date on which we were appointed as an independent expert by ALU’s Board of Directors, to 5 September 2016, the date of signature of this report.

1.5.3. Information used

Our work was primarily based on confidential information provided to us by ALU management, namely:

•	the business plan for the business portfolio on a stand-alone basis for 2016-2020;

•

the business plan for the synergies expected from the merger[3], detailing the type of synergies, an estimate of the annual amounts involved, an estimate of the associated implementation costs and a timeframe for achieving these synergies;

•

the deferred tax assets and liabilities schedule for 2016-2035 (including tax loss carry forwards) on a standalone basis (data as of 31 December 2015) and on a combined basis (i.e. including the impact of the combination with Nokia) (data as of 30 June 2016);

•	the interim consolidated financial statements at 30 June 2016;

•	the presentation of the Master Service Agreement signed between Nokia and ALU entered into force 8 January 2016;

•	industry analyst reports on various sub segments of the telecom equipment market in which ALU is involved.

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In the entire document, the word “merger” is used to describe the combination between Nokia and ALU businesses allowed by the takeover of ALU by Nokia through the Exchange Public Offer and not in any way the legal merger of both legal entities Nokia and ALU which is not contemplated by Nokia management.

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We also based our work on information available to the public, including:

•	Group press releases relating to the Offer;

•	Group annual reports and the interim report at 30 June 2016, along with annual and interim reports for the main industry players;

•	the Prospectuses published in the context of the Public Exchange Offer (including the AEF fairness opinion report);

•	oral or written presentations for financial analysts made by ALU management;

•	brokers reports on ALU and Nokia;

•	market information published by the financial websites Bloomberg, Capital IQ and Mergermarket.

1.5.4. Limitations of our work

We considered that the financial and accounting information that was disclosed to us by ALU in connection with our assignment was reliable and provided in good faith.

In accordance with the terms of our assignment, we did not validate or verify in any way the forecast information prepared by ALU management. However, we endeavoured to determine whether said forecast data was reasonable in light of the recent historical performance of the different business activities, explanations given verbally by management on the growth outlook, and the overall performance observed for listed peers.

Although our work was based on an analysis of the Group’s historical and projected financial statements, under no circumstances may it be construed as an audit or even limited review of those financial statements.

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2. Context of the Offer

2.1. Key financial characteristics of ALU’s businesses

2.1.1. A wide range of activities …

ALU is a global company specialising in the development, manufacture and distribution of telecom equipment4. Its Core Networking division accounted for 48% of its revenue in 2015. In 2015, this division addressed the following segments of the telecom equipment market: IP routing, terrestrial and submarine optical transport, wireless transmission (IP Transport) and software platforms (IP Platforms). The Access division accounted for the other half of ALU’s revenues. This division addressed the following markets: fixed access (Fixed), mobile access as well as radio base station components (Wireless) and managed services.

ALU - 2015 revenue breakdown by activity

ALU’s product range is therefore much wider than most of its peers, which have tended to focus on only a limited number of market segments. For instance, Ericsson and Nokia focus mainly on the wireless access market and related services, while Cisco and Juniper focus on IP routing.

The telecom equipment industry is ultimately driven by the telecom operators’ propensity (or need) to invest in their fixed and mobile networks. Given the continuous innovation in communication technologies, this industry requires heavy investments in R&D (close to approx. 15% of revenues). Critical mass is therefore extremely important since it makes it possible to absorb R&D investments and achieve economies of scale (on components, manufacturing, etc.). The industry is however not particularly capital-intensive since the production and assembly functions can be outsourced.

[4]	See Associés en Finance independent expert report dated 28 October 2015 for a complete description of ALU’s businesses.

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In that respect, ALU’s submarine optical transport activity needs to be analysed separately from the core of ALU’s businesses (“ALU Business”) for two reasons. Firstly, given the length of life of submarine cable infrastructure, investment decisions are broadly disconnected from the telecom operators’ fixed and mobile networks investments. Secondly, this activity is highly capital-intensive for ALU, since it owns, through its subsidiary Alcatel Submarine Networks (“ASN”), cable production facilities and a fleet of eight ships dedicated to the installation and maintenance of submarine cables.

Regarding the ALU business, even if the Group faces the same customers (i.e. mobile and/or fixed operators) across the different market segments it addresses, growth prospects and competition can vary significantly from one segment to another (see chart hereafter).

First, in terms of growth prospects, the financial resources that the telecom operators may allocate to their networks are limited. Therefore, priorities in terms of capital expenditures need to be established. For instance, according to Dell’Oro, after several years of heavy investments in access networks (i.e. 4G deployments to cope with the growth of mobile data traffic, fibre access infrastructure builds in China), the investment focus of telecom operators has now started to shift to the core part of the network (routing and optical transport).

- Market growth by segment -

Note : (1) DSL and PON access concentrators and PON CPE, (2) Service provider routers only

Source: Dell’Oro

Second, in terms of competition, since ALU has one of the widest range of products compared with other equipment manufacturers, it does not face the same competitors in each of the market segments.

In the IP Routing segment (a $10 billion market in 20155), Cisco is the market leader with a market share close to 39%, followed by two players of comparable size (ALU and Juniper with approx. 20% market share each) and a fourth player closing in (Huawei). The IP Routing segment breaks down into edge routers (around 70% of the total segment) and core network routers (around 30%). ALU has a strong position in the edge router market (25% market share), which it entered in 2003. ALU’s strategy is now to expand its position in the core router market in order to replicate the commercial success observed in the edge market and to diversify into the enterprise IP router market, where it has limited presence so far.

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Service-provider routers only (i.e. excluding enterprise routers and Carrier-Ethernet switches on which ALU has limited presence), Router & Carrier Ethernet Switch Quarterly Report 1Q16, Dell’Oro Group.

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In the terrestrial optical transport segment (a $13 billion market in 20156), Chinese players Huawei and ZTE are the market leaders. ALU ranks No. 4 behind Ciena. The market is still relatively fragmented but is consolidating. ALU is now mainly focused on the new optical multiplexing technology (WDM), the most dynamic part of this market segment.

In the fixed access segment (an $8 billion7 market in 2015), Huawei, ALU and ZTE are the market leaders. ALU has a strong technological leadership in both copper (#1 in DSL) and fibre (#3 in PON) access technologies. While the incumbent players suffered from the entry of the Chinese players in 2003-04, the market has concentrated and the competition intensity levelled off since 2010-12. This enables ALU to generate reasonable profitability in this relatively mature market. ALU is present and investing in fixed access for cable operators with the acquisition of Gainspeed bringing additional technology to better compete in this segment.

In the wireless access segment (a $34 billion market in 20158) historically dominated by Northern European and North American manufacturers), competition is tough since the entry of Chinese manufacturers. ALU ranks No. 4 after Huawei, Ericsson, and Nokia. Despite good success in 4G, ALU remains below the critical mass needed to absorb the R&D spending required by the coming new technologies (5G, “IoT”, etc.).

2.1.2. … within a tough technological and competitive environment

The telecom equipment market is subject to successive technological waves (for instance 2G, 3G, 4G, 5G in mobile access, DSL, PON in fixed access, SONET/SDH, WDM in optical transport, etc.) – forcing equipment manufacturers to constantly innovate. The succession of these technological waves has several implications for telecom equipment manufacturers.

First, sustained revenue growth is difficult to achieve, since declining volumes on legacy technologies must constantly be offset with growing volumes in newer technologies. Moreover, constant innovation means that yearly price erosion for a given piece of equipment can be significant (on average approx. 10% p.a.).

Second, technological leadership is critical, since the impact on revenues and profitability of missing one technological wave can be significant. Thus, this justifies the significant R&D spending within the sector.

Third, each new technological wave gives the opportunity to telecom operators to renegotiate prices with existing suppliers or to replace them with a competitor. This can lead during transition phases between two technologies to even more acute competition and price erosion. This commercial and technological competition between telecom equipment manufacturers is reinforced by the growing consolidation of telecom operators (either through acquisitions or network sharing agreements).

[6]	Optical Transport Quarterly Report 1Q16, Dell’Oro Group.
[7]	Including DSL access concentrators, PON access concentrators, PON CPE (but excluding equipment dedicated to cable operators), Access Quarterly Report 1Q16, Dell’Oro Group.
[8]	Mobile RAN Quarterly Report 1Q16, Dell’Oro Group.

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As proof of this challenging environment, telecom equipment manufacturers need constant streamlining of their cost base in order to protect profitability. This is reflected by the recurring level of restructuring charges incurred by ALU, Ericsson and Nokia over the last ten years (approx. 3% of combined revenues).

- Restructuring charges as % of combined revenues (ERIC, NOK*, ALU) -

Note : 2006 and 2007 were excluded since restructring charges were abnormally high due to the Alcatel Lucent merger and the creation of Nokia Siemens Networks.

*	Only include Nokia’s network business

2.1.3. Implications for the valuation approach

The characteristics of the businesses outlined above have implications in terms of applying the multi-criteria approach to estimate the value of ALU shares. These implications should be duly taken into account, both when reviewing available valuation references (share prices, past transaction prices) and when implementing the valuation approaches (DCF and listed peers methods). The following section details the implications that the characteristics of ALU’s businesses have for each of the valuation references and approaches that will be considered in this report.

Regarding the share price reference, the existence of a significant operating leverage (at least in the short term) in a cyclical business sector increases the share price’s sensitivity to new information. There is therefore a real risk that this kind of information could trigger an excessive rise or fall in the share price. For instance, the recent earnings releases of Nokia and Ericsson, triggered negative stock price reactions (respectively -7% and -6%) as well as negative short-term expectation revisions. However, as showed in the next section related to the recent ALU share performance, since the closing of the reopened Public Exchange Offer, it appears that ALU’s share price is no longer driven by news regarding the telecom equipment market, but solely by the prospect of a squeeze-out.

Regarding the DCF method, due to the diversity of growth dynamics and competitive positions across ALU’s different businesses mentioned earlier, the terminal value of ALU’s portfolio of businesses at the end of the business plan period should not be determined by estimating directly a total normative free cash flow but by using the segmental information disclosed by the divisional business plan provided by ALU management. Indeed, the level of EBITDA taken into account in the estimation of ALU’s normative free cash flow was estimated by adding the

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normative EBITDA estimated for each division. Particular attention was paid in order to factor into the normative EBITDA estimates the divisions’ specific positioning and competitive environment at the end of the business plan period. Moreover, considering the recurring nature of restructuring charges within the sector and the fact that they are an inherent part of the telecom equipment manufacturer’s business model, we included as well in the aggregate normative free cash flow of ALU’s businesses an estimate of the normative level of restructuring charges to be incurred by the Group.

Particular mention should be made regarding ASN. Given the capitalistic nature of this activity and the length of the investment cycle (length of the economic life of the ships is close to 35 years), the standard implementation of the DCF method (especially with regard to the computation of the terminal value by discounting a normative free cash flow into perpetuity) proves to be irrelevant. For this reason, the enterprise value of this activity has been estimated separately, by using the reference given by the book value of the assets dedicated to this activity (see section 3.3.1 below).

Regarding the listed peer method, as we mentioned earlier, there is no directly comparable company involved in all of ALU’s market segments. Conversely, ALU’s competitors are involved in one or several market segments. It is therefore not possible to identify a sample of listed pure players comparable for every division of ALU. As a consequence, the listed peer method will be implemented on a total basis, with limited ability to control for the differences in business mix between ALU and the listed peer sample.

Lastly, regarding the comparable transaction method, a similar comment can be made regarding the lack of comparable transactions involving either diversified telecom equipment manufacturers or pure players.

2.2. Historical analysis of the ALU share

2.2.1. Share liquidity

The Public Exchange Offer has had a significant impact on the liquidity and performance of the ALU share. In order to capture this impact, the periods before and after the closing of the Public Exchange Offer should be analysed separately.

ALU is listed on the NYSE Euronext Paris market (Compartment A). Before the Public Exchange Offer, the Group’s market capitalisation was around €9 billion (average amount over the second half of 2015), making ALU one of the France’s 40 biggest listed companies. The ALU share was part of the French CAC 40 index until its replacement by the Nokia share on 7 January 2016.

ALU’s shareholding structure was characterised by a high percentage of institutional shareholders. As of 30 June 2015 the largest shareholder, The Capital Group Companies Inc., owned 9.95% of the capital, followed by Odey Asset Management LLP (4.92%), Black Rock Inc. (4.04%) and Caisse des Dépôts et Consignations (3.58%). The institutional shareholders represented 70.01% of ALU’s capital, the rest being self-controlled (1.42%) or held by the public (28.58%).

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The average trading volumes before the Public Exchange Offer were around 20 million shares (approx. €70 million) per day representing around 0.8% of the outstanding number of shares.

The Public Exchange Offer has completely transformed the shareholding structure of ALU. As of 10 February 2016 (announcement of the results of the reopened Public Exchange Offer), Nokia owned 90.34% of ALU’s share capital. Furthermore in May and June 2016, Nokia acquired additional shares following the termination of the ADR program and several private transactions. On 16 June 2016, Nokia finally held 95.33% of the share capital (and 95.26% of the voting rights). As a consequence, institutional shareholders and individual investors now own less than 5% of ALU, which explains the decrease in trading volumes from 20 million shares per day before the Public Exchange Offer to around 400k shares per day during the 30-day period ending 24 August 2016 (see table hereafter).

ALU - Liquidity analysis
		Avg. daily volumes		Avg. daily adj. volumes(1)		Cumulative adj. volumes(1)
	Average share price in € (2)	Number of shares	In €m	Number of shares	In €m	Number of shares	In €m
24/08/2016	3.48	224,484	0.8	224,484	0.8	224,484	0.8
7-day period ending 24/08/2016	3.48	159,772	0.6	159,772	0.6	639,089	2.2
30-day period ending 24/08/2016	3.48	371,808	1.3	371,808	1.3	8,551,590	29.8
90-day period ending 24/08/2016	3.46	684,454	2.4	483,343	1.7	31,417,304	108.7
Since closing of Public Exchange Offer	3.32	1,302,473	4.1	1,214,768	3.8	172,497,040	547.8

Source: Bloomberg

Note: (1) Adjusted volumes exclude an abnormal date which is 14/06/2016 (13.8m shares traded, coinciding with Nokia’s private transaction date)

         (2): Average share price computed on the basis of daily closing prices

The change in ALU’s shareholding structure has also had a significant impact on the analyst coverage. Before the Public Exchange Offer, ALU’s share was tracked by more than 15 financial analysts; the majority of them stopped their coverage, preferring to cover Nokia group which now includes all ALU’s businesses as well.

2.2.2. Share performance since the announcement of the results of the reopened Public Exchange Offer

During the Public Exchange Offer, ALU’s share price mirrored the evolution of Nokia’s share price (stable parity at 0.55). However, since the completion of the Public Exchange Offer, ALU’s share price started outperforming Nokia’s share price, as investors took into account the will of Nokia management to cross the regulatory 95% threshold required to implement a squeeze-out procedure9. Indeed, since the announcement of the results of the reopened Public Exchange Offer, ALU’s share price has increased by 15.2%, from €3.02 on 10 February 2016 to €3.48 on 24 August 2016, outperforming the 10.1% increase of an index of listed peers10.

The private transaction performed by Nokia on ALU OCEANEs on 12 May 2016 had a significant impact on ALU’s share price which increased by 2.4% (from €3.29 on 12 May to €3.37 on 13 May). This evolution can be explained as follows. Since they know the will of Nokia to implement a squeeze-out procedure, investors

[9]	This was clearly mentioned by Nokia management on the FY 2015 earnings call on 11 February 2016.
[10]	This listed peers index is an equally weighted index including ADTRAN, Ciena, Cisco, Ericsson, Juniper and ZTE.

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consider the transaction initiated by Nokia on the OCEANEs as a direct signal as to the compensation price that might be proposed on these convertible bonds in the context of the future squeeze-out and an indirect signal (thanks to a standard convertible bonds valuation model) as to the compensation price that might be proposed on ALU shares in such a procedure.

ALU share price trends from February to August 2016

Note: (1) Equally weighted index including ADTRAN, Ciena, Cisco, Ericsson, Juniper and ZTE

Legend
1 -	03/02/2016	Closing of the reopened Public Exchange Offer

2 -	10/02/2016	Announcement of the reopened Public Exchange Offer results (Nokia owns 90.34%)

3 -	11/02/2016	ALU preliminary unaudited 2015 Q4 results announcement

4 -	27/04/2016	Audited consolidated ALU financial statements as of 31 December 2015

5 -	10/05/2016	ALU announcement of decreasing revenues in Q1 2016

6 -	12/05/2016	Disclosure of Nokia’s acquisition of approx. 73m 2019 OCEANEs at €4.51 and approx. 19.9m 2020 OCEANE at €4.50

7 -	01/06/2016	Nokia acquired approx. 3.7m 2019 OCEANEs at €4.51 and 4.1m shares at €3.50

8 -	10/06/2016	Nokia acquired 7.0m shares at €3.50

9 -	14/06/2016	Nokia acquired approx. 5.9m 2019 OCEANEs at €4.51, approx. 2.3m 2020 OCEANEs at €4.50 and 13.3m shares at €3.50

10 -	16/06/2016	Nokia announces that it has reached 95% ownership in ALU and declares its intention to implement a squeeze-out

The next and final transactions between 1 June and 14 June concerned both ALU shares (at €3.50 per share) and OCEANEs (at €4.51 and €4.50 per 2019 and 2020 OCEANE). Over this period, the ALU’s share price increased progressively towards €3.50, a level that was finally almost reached on 16 June at €3.49 when Nokia announced that it crossed the regulatory threshold of 95% required for the implementation of a squeeze-out. From 16 June to 24 August, ALU shares traded between €3.47 and €3.50.

In short, since the closing of the reopened Public Exchange Offer and even more since the first transaction initiated by Nokia on ALU OCEANEs thereafter, ALU’s share price is no longer driven by news regarding the telecom equipment market, but solely by the prospect of a squeeze-out. As an example highlighted in the graph above, the announcement by ALU management of a decrease in revenues for Q1 2016 had no impact at all on ALU’s share price, and this despite the significant operating leverage which characterises telecom equipment manufacturers cost structure.

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2.3. Historical analysis of the ALU OCEANEs

At the time of the opening of the Public Exchange Offer, ALU had three categories of outstanding OCEANEs (349,413,670 of 2018 OCEANEs, 167,500,000 of 2019 OCEANEs and 114,499,995 of 2020 OCEANEs). At the time of the closing of the reopened Public Exchange Offer, Nokia owned 99.62% of 2018 OCEANEs, 37.18% of 2019 OCEANEs and 68.17% of 2020 OCEANEs.

Since the OCEANEs are mostly traded OTC, their corresponding trading volumes are not available. We understand that the decreasing number of securities remaining in the market (not owned by Nokia or not converted to ALU shares) should reduce mechanically the liquidity of the OCEANEs. The analysis of the OCEANEs trading prices seems to confirm a lack of liquidity and thus a limited efficiency of the market of these convertible bonds.

ALU - OCEANE price trends since the completion of the Public Exchange Offer

Source: Capital IQ

Legend
1 -	12/05/2016	Disclosure of Nokia’s acquisition of approx. 73m 2019 OCEANEs at €4.51 and approx. 19.9m 2020 OCEANE at €4.50

2 -	01/06/2016	Nokia acquired approx. 3.7m 2019 OCEANEs at €4.51 and 4.1m shares at €3.50

3 -	10/06/2016	Nokia acquired 7.0m shares at €3.50

4 -	14/06/2016	Nokia acquired approx. 5.9m 2019 OCEANEs at €4.51, approx. 2.3m 2020 OCEANEs at €4.50 and 13.3m shares at €3.50

5 -	16/06/2016	Nokia announces that it has reached 95% ownership in ALU and declares its intention to implement a squeeze-out

In fact, the trading price of the 2019 OCEANEs remained quite stable over the post Public Exchange Offer period. It increased linearly from €4.11 on 10 February 2016 to €4.21 on 24 August 2016, ignoring the 16 June 2016 announcement regarding several private transactions at €4.51. In contrast, the 2020 OCEANE price evolved differently; the trading price reacted to the private transactions in the same manner as the share price, without reaching the price of €4.50 paid by Nokia in the context of the privately-negotiated transactions mentioned above.

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2.4. Fairness of the Compensation Prices

As indicated above, the Offer follows several privately-negotiated acquisitions made by Nokia in May and June 2016 of ALU shares and OCEANEs. These transactions allowed Nokia to obtain the ownership interest in ALU required by market regulations (i.e. more than 95% of the ALU voting rights on a fully diluted basis) in order to launch the Offer. In this context, to be considered as fair, the Compensation Prices proposed by Nokia for the remaining ALU shares and OCEANEs must meet the four following conditions.

First, the Compensation Prices cannot be less than the prices paid by Nokia last May and June to some ALU minority shareholders and OCEANE holders. This condition is already met, since the Compensation Prices correspond precisely to the transaction prices negotiated by Nokia.

Second, since the Public Exchange Offer has been successful and led to the transfer of ALU’s control to Nokia’s hands, the compensation price proposed to ALU minority shareholders must duly factor in the value of the ALU shares in the context of the strategy defined by the new controlling shareholder. In practice, such valuation work cannot be carried out directly. Indeed, once Nokia has acquired 100% of ALU shares and OCEANEs and then finalised all restructuring operations that it considers needed to optimise the profitability of the merger, ALU will not exist anymore as a distinct entity. Therefore, the only way to proceed is using an indirect approach by dividing the post-merger value of ALU shares into two components: (i) the value of ALU shares on a stand-alone basis (i.e. without taking into account the impacts of the merger), (ii) the fraction of the value of the synergies expected from the merger that should be attributable to ALU shareholders.

The former component (“the Intrinsic Value”) can be estimated using forecasts on a stand-alone basis (i.e. theoretical forecasts insofar as the merger has been completed) and implementing traditional valuation methods (DCF and listed peers methods). The latter component (“the Synergy Value”), which represents the price that Nokia must pay to each remaining ALU minority shareholder for its stake in the company, is more complex to estimate. Assuming that fair treatment of the remaining ALU shareholders in view of the squeeze-out implies that for selling their stake in the company they should get the same amount as that obtained by the ALU shareholders who tendered their shares in the context of the Public Exchange Offer, the most efficient way to estimate this component is to retain the control premium paid by Nokia to the latter.

Unfortunately, due to the conditions in which the transfer of control occurred (i.e. by means of an exchange of shares), we do not have an explicit value for the control premium. However, thanks to the exchange parity ratio, we do know the percentage of the total value of the synergies expected from the merger that will be attributable to ALU shareholders who approved the merger and became shareholders of the new group. As a consequence, the Synergy Value can be estimated using the following two step approach: (i) estimate the total value of the synergies expected from the merger, (ii) apply to this estimate the percentage inferred from the exchange parity ratio.

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In short, the second condition related to the fairness of the Compensation Prices requires that the compensation price of €3.50 proposed to the remaining ALU minority shareholders must fall within or above the range of estimates of the fair value of ALU shares (the “Fair Value”) resulting from the estimated fair value of ALU equity, determined as follows:

Intrinsic Value (value of ALU businesses on a stand-alone basis)

+	Synergy Value (percentage of synergies attributable to ALU shareholders)

-	Net debt and other adjustments

=	Fair value of ALU equity

/	Number of shares

=	Fair Value of ALU shares

Third, the compensation prices proposed for ALU 2019 OCEANEs and ALU 2020 OCEANEs must be at least equal to the fair value of each asset. Both fair values are determined using a theoretical model of convertible bonds and parameters that properly reflect the post-merger conditions11.

Fourth, the compensation prices proposed to ALU OCEANEs holders must be consistent with the compensation price proposed to ALU minority shareholders, which means that the former do not imply a breach of the equal treatment regulatory requirement between both categories of stakeholders. This condition will be considered as fulfilled if, when using the above mentioned convertible bond valuation model, the compensation price proposed to ALU minority shareholders and the ones proposed to ALU OCEANEs holders are consistent, considering that the other parameters of the valuation model are unchanged (set up at the same levels as those considered to estimate the fair value of ALU OCEANEs, as these levels are supposed to properly integrate the post-merger conditions).

Since only the first out of the four condition defined above is already met, we have to verify if the second, third and fourth conditions are fulfilled in order to assess the fairness of the Compensation Prices. Section 3 below deals specifically with the second condition by estimating the fair value of ALU’s equity in accordance with the recommendations of market regulators for similar situations. Section 4 below deals with the third and fourth conditions by estimating the fair values of ALU OCEANEs and computing the range of ALU share values inferred from the compensation prices proposed on ALU OCEANEs.

Moreover, many long term incentive instruments granted to ALU employees and managers (performance shares and employee stock-options) are still outstanding as of the date of this report. In accordance with our assignment, we have reviewed the terms of the liquidity mechanisms granted in the context of the public buy-out offer followed by a squeeze-out (the “Offer”) to the holders of the stock options not yet exercised and unvested performance shares, not subject to a liquidity agreement offered in the context of the Public Exchange Offer12. The terms of the liquidity mechanisms granted by the Group in the context of the Offer are, in our opinion, consistent with standard market practice, and do not appear to imply a breach of the equal treatment regulatory requirement of the various categories of stakeholders.

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As for the estimation of the Fair Value of ALU shares, the estimation of the fair values of ALU 2019 OCEANEs and 2020 OCEANEs must reflect the new context created by the success of the public exchange offer.

[12]	See detailed description of the liquidity mechanisms in section 2.4.4 of the draft joint offer document.

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3. Estimation of the Fair Value

of ALU shares

This section describes the valuation work performed in order to estimate the Fair Value of ALU shares. We adopted a multi-criteria approach for our work. In accordance with the AMF’s recommendation n° 2006-15 on independent appraisals, this approach involves analysing available valuation references and applying valuation methods commonly used in the business world.

3.1.	Available valuation references

3.1.1.	Consolidated net book assets

In the present case, the net book assets per share cannot be considered a pertinent basis for determining the Fair Value, particularly since they do not include goodwill generated internally through growth and returns on the business portfolio, or any capital gains that may be generated on the sale of assets not directly needed for operations (non-operating assets).

3.1.2.	Recent capital transactions

Acquisition of ALU shares by Nokia through an exchange of shares

As emphasised above, Nokia acquired a significant portion of ALU shares at the end of 2015 and the beginning 2016: 2,317 million shares representing 76.31% of ALU’s share capital through the Public Exchange Offer (which ended 23 December 2015) and an additional 479.0 million shares through the reopened Public Exchange Offer (which ended 3 February 2016).

ALU shareholders who tendered their shares made their decision on the basis of the exchange parity (0.55 Nokia share for 1.00 ALU share) and the share price of Nokia. Since most of shareholders of a company targeted by a public offer usually tender their shares in the last days of the offer period, we consider that the average Nokia share price during the last week of the Public Exchange Offer period, i.e. €6.38, represents a relevant reference regarding the sale value that the ALU shareholders thought they would get by tendering their shares. Based on Nokia’s share price of €6.38 and the exchange parity of 0.55, we obtain a value of €3.51 for each tendered ALU share.

However, in an industry like telecom equipment where a slight change in client demand might significantly affect the players’ profitability, a six-month-old valuation reference could be viewed as too old to be considered as relevant. Indeed, at the beginning of 2016, adverse signals on mobile CAPEX led to a decrease in share prices of all telecom equipment manufacturers. For this reason, the value of €3.51 does not represent a relevant reference of the Fair Value of ALU shares.

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Acquisition of ALU shares by Nokia through privately negotiated cash transactions

For the reason detailed above (see section 2.4), the price of €3.50 paid by Nokia in May and June 2016 to acquire ALU shares through privately negotiated transactions is a key reference in order to assess the fairness of the compensation price proposed by Nokia to the remaining ALU minority shareholders. However, this transaction price of €3.50 does not necessarily represent a relevant reference for the Fair Value of ALU shares since, because of the particular context of the transaction, it most likely includes a premium.

3.1.3.	ALU’s share price

As seen above (see section 2.2), the conditions required for a well-functioning, efficient market for the ALU share do not exist anymore since the closing of the reopened Public Exchange Offer, as the size of the free float is very small (less than 10%) and the share is fairly illiquid with minimal daily trading volumes (representing under 0.04% of the capital). Further, financial analysts have stopped covering the share.

Moreover, as shown above (see section 2.2), since the closing of the reopened Public Exchange Offer and even more since the first transaction initiated by Nokia on ALU OCEANEs thereafter, ALU’s share price is no longer driven by the news regarding the telecom equipment market, but solely by the prospect of a squeeze-out.

We, therefore, do not consider ALU’s share price over the recent period as a relevant reference of the Fair Value per se, unless it can be proved that the prices paid by Nokia in May and June 2016 through privately negotiated transactions to buy ALU shares did not include any premium over the Fair Value.

3.2.	Estimating the Fair Value of ALU shares using standard valuation methods

3.2.1.	A four-step valuation approach which excludes any direct approach to equity value

As indicated above (see section 2.4), to estimate the Fair Value of ALU shares using standard valuation methods, we adopted a four-step approach which involved successively estimating (i) the value of ALU’s businesses on a stand-alone basis (Intrinsic Value), (ii) the value of the portion of synergies attributable to ALU shareholders (Synergy Value), (iii) the value of net financial debt and of assets and liabilities not directly needed in operations (“current non-operating assets and liabilities”), and (iv) equity value, determined as the net of these components.

This approach automatically excludes the use of valuation methods that directly calculate equity value without first calculating enterprise value and the value of net financial debt, and other non-operating assets and liabilities. As a result, we ruled out the two methods based respectively on discounted dividends (Discounted Dividend Model, or DDM) and on earnings multiples (Price Earnings Ratio, or PER). Although these two methods make sense from a conceptual standpoint, in practice DDM is too crude to provide a reliable estimate of the value of complex groups, while PER requires the company valued and the listed companies used as peers to have similar capital structures – rarely the case in reality.

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The methods selected to value ALU’s businesses are two methods typically used in a multi-criteria approach: the Discounted Cash Flows method (DCF) and multiple valuation methods based on listed peers or comparable transaction samples. For the reasons exposed below (see section 3.5), we were not in a position to use the multiple valuation methods based on comparable transaction.

The estimates of the Fair Value of ALU shares resulting from the two valuation methods used are provided below in sections 3.3 and 3.4. These estimates include the Enterprise Value on a stand-alone basis obtained from each method along with Synergy Value (section 3.2.2), net financial debt and other current non-operating assets and liabilities (section 3.2.3) and the diluted number of ALU shares (section 3.2.4).

3.2.2.	Estimating Synergy Value

To estimate this essential component of the Fair Value of ALU shares, we first estimated the value of the total synergies expected from the combination and then determined the portion attributable to ALU shareholders.

3.2.2.1.	Valuation approach

There are three types of synergies arising from the combination of ALU and Nokia: (i) operating cost synergies, (ii) tax synergies and (iii) financial synergies.

•	Operating cost synergies arise from the combination of the two groups, especially in the Mobile Network business group.

•	Tax synergies arise from the recognition of additional ALU deferred tax assets and the use of operating losses and tax loss carry forwards of ALU and Nokia.

•	Financial synergies arise from the reduction of the cost of funding of the combined group.

Regarding the financial synergies, although the reduction of ALU’s debt will allow the new group to save a significant amount of financial expenses, we did not include any financial synergies when determining the Total Synergy Value. The reason for that stems from the corporate finance theory applied to mergers. Assuming that the operating cash flows of the two groups involved in a combination are not perfectly correlated, the volatility of the operating cash flow of the combined group will be lower. Assuming also that shareholders can diversify for default risk, this reduction of volatility will benefit only debtholders (through an increase of the market value of their securities) and not shareholders. Therefore, all other things being equal, the increase in the debt value of the combined group should result in an equal decrease in the equity value, but the renegotiation of debt will precisely allow the shareholders of the combined group to avoid such a negative wealth transfer.

Regarding the operating and tax synergies, due to the nature of these synergies, the value expected to be created by the combination cannot reasonably be attributed more to Nokia than to ALU. Therefore, a “fair” allocation of the synergies must result in an identical increase (in percentage terms) of the two groups’ respective shareholder value. According to the AEF fairness opinion report, this is more or less what Nokia proposed to ALU shareholders at the time of the Public Exchange Offer, since the exchange parity of 0.55 reflected the relative weight of Intrinsic Values of both groups with a slight premium for ALU shareholders13.

[13]	According to AEF report, this premium amounts to 6% when using the central estimates of the Intrinsic Values of both groups given by the DCF method (based on free cash flows to firm).

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In the context of the contemplated squeeze-out, we consider that the equal treatment of all ALU shareholders requirement leads to use the same exchange ratio of 0.55 when splitting the value of the total synergies expected from the combination between the respective shareholders of both groups.

On this basis, the fair portion of the synergy value attributable to ALU shareholders (“Synergy Value”) was determined using a two-step approach:

•	First we calculated the value of the total synergies attributable to ALU and Nokia shareholders (Total Synergy Value) using the DCF method.

•	We then calculated the portion attributable to ALU shareholders by applying a percentage of 33.5%[14] inferred from the Public Exchange Offer’s ratios of 0.55 per ALU share.

3.2.2.2.	Estimating the Synergy Value

Regarding the operating cost synergies, we relied on the latest synergy targets announced by Nokia management during 1H 2016 results and were provided by Nokia management with detailed estimates of the related implementation costs15.

Once the operating cost synergies are fully implemented (which is supposed to happen at the end of 2018), we applied an annual growth rate of 1.5%. This is consistent with the inflation rate implicitly assumed in the discount rates used later on. No amount was deducted from the cash flows in respect of execution risk, as this risk was already factored into the estimates provided by management.

In terms of long-term sustainability of the cost savings, we considered that the benefits stemming from the restructuring of the combined group are likely to disappear with time, mainly due to new competitive pressures and technology disruptions. Specifically, we considered that the recurring synergies cash flows expected in 2018 will last for five more years and then will disappear after 2023.

Regarding the tax synergies, these arise from two elements. First, taking into account the effects of the combination with Nokia (enhanced visibility over a longer period of time, compensation for losses from product discontinuity and expected synergies), ALU expects to be able to use additional deferred tax assets (not previously recognised on a standalone basis). Second, due to operating synergies, ALU and Nokia expect taxable results in countries where they can accelerate and utilise deferred tax assets, operating losses and tax loss carry forwards.

ALU management provided us with two sets of schedules: a first set on a stand-alone basis and a second one on a post-merger basis. The latter includes the effect of the longer horizon over which ALU expects to utilise its deferred tax assets (taking into account the restrictions on utilisation of deferred tax assets in the context of a change of control). Part of the annual tax-related cash-flow synergies have been estimated by difference between the two sets of forecasted cash flows streams. For the additional tax savings generated by the operating synergies, ALU management provided us with an additional estimate of the incremental post-merger tax savings resulting from the higher operating results.

[14]	Percentage based on the fully diluted number of ALU and Nokia shares.
[15]	These estimates cover the restructuring costs, equipment swap costs, integration costs and transaction costs.

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Regarding the financial synergies, we only retained as implementation cost the make whole fee paid by ALU in 1H 201616.

Since the non-controlling interests in both Nokia and ALU are not significant with regards to synergies, the portion of the synergies attributed to the minority shareholders of Nokia and ALU’s subsidiaries was set to zero.

We retained a discount rate of 5.0% for cost savings, implementation costs and tax savings, as we consider that the associated risk is lower than the risk associated with the operating cash flows of ALU or its listed peers (risk similar to long-term default risk).

As shown in the table below, the Total Synergy Value based on the factors discussed above is close to €5.4 billion. On this basis, the portion attributable to ALU shareholders is close to €1.8 billion, which represent approx. 25% of the Intrinsic Value estimated below (see section 3.3).

Estimation of the Synergie Value
in €m
	Value of synergies	5,418
-	Share attributable to ALU and Nokia’s minority interests	—
	% of value attributable to minority interests	0.0%

=	Total Synergie value	5,418
x	Share attributable to ALU shareholders *	33.5%

=	Synergie Value	1,815
	in € per share	0.51

*	Resulting from the parity ratios of the Public Exchange Offer (assuming that all securities were tendered)

3.2.3. Net financial debt and other current non-operating assets and liabilities

Since the valuation date is 30 June 2016, the net financial debt that should be subtracted from the enterprise value to obtain the equity value is the amount of net financial debt on that date. Furthermore, since all the impacts of the merger are supposed to be captured in the Synergy Value, the net financial debt considered for determining the Fair Value of ALU equity shall not include any impact of the merger. Yet the net financial debt recorded in ALU consolidated balance sheet as of 30 June 2016 is affected by the merger. For instance, a possible client’s wait-and-see attitude related to the intention of Nokia regarding given products might have had a negative impact on revenues, or the start of the restructuring initiatives.

In order to enable Nokia and ALU to take, the appropriate decisions in terms of product portfolio, cost rebalancing or restructuring from day one while covering ALU minority shareholder’s rights, a Master Service Agreement (“MSA”) was signed between Nokia and ALU. This MSA was entered into force on 8 January 2016 and effectively protects ALU shareholders from any adverse decision for ALU that would be beneficial to the combined group.

[16]	The impact of the make whole fee on ALU’s reported net cash position as of 1H 2016 was therefore neutralized to avoid double counting (see section 3.2.3).

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For this reason, we chose to rely on ALU’s reported financial position as of 30 June 2016 and to adjust it for the residual impacts of the combination.

Standalone net cash excluding convertible bonds

The ALU standalone net cash position as of 30 June 2016 was determined by adjusting the reported net cash position excluding convertible bonds as of 30 June 2016 mainly for the following items.

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Cancellation of the accelerated payment of all remaining unpaid quarterly royalty fees payable to Qualcomm, which occurred in H1 2016, given that these royalty fees are already included in the stand alone business plan.

•	Cancellation of the make whole fee paid in H1 2016 on the early redemption of some of ALU’s debt instruments. The related fee was included within the implementation cost of synergies.

•	Integration of the receivable due by Nokia to ALU pursuant to the implementation of the MSA in H1 2016 as part of ALU’s cash position.

According to management, adjusted for the reduction of receivables sold without recourse (referenced below), the level of working capital at the end of June is relatively close to the average level for the year. Therefore, no seasonality adjustment has been made to the net cash position.

Reversal of receivable sales without recourse

As of 30 June 2016, ALU had an outstanding amount of receivables sold without recourse which were therefore deconsolidated, thus improving the financial position of the Group. The sale of receivables is a usual way to get a rolling financing of the operating working capital. This financing is not recorded in the balance sheet (which is consistent with the deconsolidation of sold receivables) and its costs (commissions and financial interest) are logically excluded from the operating result and therefore not included in the free cash flows considered for the valuation. The implementation of the DCF method on this basis should therefore lead to an overestimation of ALU’s equity value17. We have therefore reversed the positive effect of the sales of receivables on the financial position, by putting back the receivables in the operating working capital (and thus decreasing by the same amount the net cash position).

Outstanding OCEANEs

As of 30 June 2016, the outstanding convertible bonds consist only in the 2019 OCEANEs and 2020 OCEANEs. Although the 2019 and 2020 OCEANEs are largely out of the money, the optional component of these securities (i.e. time value of the call option) cannot be neglected because of the maturity of both securities (2.4 and 3.4 years respectively as of 24 August 2016). Therefore, both OCEANEs have been estimated using a convertible bond valuation model and retaining the middle of the estimated range of the Fair Value of ALU shares as well as the other parameters of the model described below (see section 4.1)18.

[17]

The integration of the costs of factoring within the free cash flows (which is the methodology implemented by the Bank) admittedly allows to reduce the overestimation of ALU’s equity value, but without eliminating it completely. The residual overestimation stems from the fact that the costs of factoring are implicitly discounted at the cost of capital, which is significantly higher than the effective factoring interest rate charged to ALU.

[18]	The computation is circular, since the Fair Value of ALU equity depends on the estimates considered for ALU OCEANEs.

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Non-controlling interests

ALU’s non-controlling interests as of 31 December 2015 are mainly related to the 50%-plus-one-share-owned joint venture Alcatel Shanghai Bell. Alcatel Shanghai Bell’s equity consists essentially of cash and we understand that the profitability of the subsidiary is limited. We therefore chose to value the related non-controlling interests at book value. In absence of information regarding the residual non-controlling interests, these were also valued at book value.

Pension provisions

As we did not include the cash pension contributions in the free cash flows used for the implementation of the DCF method, the net pension, retirement and other post-retirement benefits liability has been included in the net financial debt and other non-operating assets and liabilities. This amount was considered before tax since the present value of the tax savings related to pensions is included in the future tax savings arising from deferred tax assets (see below). However, the free cash flows used for the implementation of the DCF method does include the pension service costs, which are related to future benefit entitlements.

Investments in associates and joint ventures

The Group’s enterprise values estimated below only factor in the future economic benefits to be generated by fully consolidated legal entities. Consequently, the value of investments in associates and joint ventures should be added to these enterprise values. The amount of these investments being relatively small, we chose to consider that their market value was close to their book value.

Assets and liabilities held for sale

Assets and liabilities held for sale relate to real estate sales in progress and additional carve-out costs concerning the sale of 85% of the Enterprise business closed as of 30 September 2014.

Tax savings arising from deferred tax assets

Potential tax savings recognised in the Group’s consolidated balance sheet correspond to tax losses and temporary differences which management considered as likely to be recovered in the short to medium term. On a stand-alone basis, we understand that the recognised potential tax savings arise from past tax losses mainly in the United States and temporary differences (such as differences related to pensions). The consumption rate of these tax savings was estimated by the management on a standalone basis, based on December 2015 data. We considered the associated risk is lower than the risk associated with the operating cash flows of ALU or its listed peers and discounted these tax savings at a 5.0% rate (risk similar to long-term default risk).

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Cash received on the exercise of stock options

Cash received on the exercise of stock options was taken into account when determining equity value from enterprise value.

Provisions

The provisions considered as debt-like items consist mainly in provisions for litigation.

•

We understand that the cash outflows associated with these provisions at 30 June 2016 are not taken into account in the business plan forecasts. Therefore, the provisions for litigation were included in the other non-operating liabilities. These provisions were considered before tax since the related tax savings are included in the future tax savings arising from deferred tax assets (see above).

•

We considered that “provisions for restructuring”, “provisions for product sales” and “other provisions” (except for certain tax provisions) were already taken into account in estimating the enterprise value, since the related cash flows were included in the business plan amounts. Accordingly, these items are not included in the calculation of equity value based on enterprise value.

Other financial assets

Other financial assets consist mainly in financial assets available for sale and other non-current financial assets.

Summary

The table below summarises the items taken into account to compute equity value based on estimated enterprise value (using the DCF or listed peers method) and estimated Synergy Value.

Net cash and other non-operating assets (liabilities)
In €m
	Net cash (debt) excluding OCEANEs	1,135
-	Receivables sold w/o recourse	883
-	Theoritical fair value of outstanding OCEANEs (1)	491
-	Non-controlling interests	844
-	Pension provisions	1,333
-	Other debt-like provisions	242
+	Investments in associates and joint ventures	15
+	Net assets held for sale	17
+	Tax savings arising from net deferred tax assets (incl. provisions )	1,400
+	Other financial assets	375

=	Net cash and other non-operating assets (liabilities) as of 30 June 2016	(851)

(1)	based on 89,348,315 2019 OCEANEs and 27,225,985 2020 OCEANEs valued respectively at €4.22 and €4.17 (see section 4.3).

3.2.4. Number of shares taken into account to calculate the share value based on the estimated equity value

The table below shows how we determined the number of shares to be taken into account to estimate the unit value of shares. The calculation is made on the basis of the total number of shares issued less any treasury shares held. We also considered the potentially dilutive impact of:

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•	the exercise of in-the-money vested stock options using the treasury method on the basis of the current share price;

•	the award of ALU performance shares which may be granted at no consideration.

The data used corresponds to the most recent information available at the date of our valuation work, i.e., dating from the end of June 2016.

Diluted number of shares as of 30 June 2016
	Issued shares	3,539,176,163
-	Treasury shares	—

=	Outstanding shares	3,539,176,163

	Impact of in-the-money stock options *	5,493,169
	Performance shares	9,914,352

+	Potential dilution	15,407,521

=	Diluted number of shares	3,554,583,684

(*)	Based on the treasury method (reference share price of €3.50)

3.3.	Estimating the Fair Value of ALU shares using the DCF method

3.3.1. Estimating the enterprise value of ASN

As noted in section 2.1, given the discrete nature of ASN (limited number of large vessels) and the length of the economic life of these vessels (close to 35 years), the standard implementation of the DCF method (especially with regard to the computation of the terminal value by discounting a normative free cash flow into perpetuity) proves to be irrelevant. Rigorous implementation of the DCF method would have required forecasting the cash flows over the residual economic life of the assets. However, this exercise turns out to be difficult to achieve in reality.

Following the recent transaction on ALDA Marine19, the joint venture with Louis Dreyfus Armateurs that owned most of the fleet dedicated to ASN and the Q32015 impairment test, ASN’s assets were re-measured. Therefore, the book value of the capital employed (including goodwill) for ASN accounted for on ALU’s balance sheet as of December 2015, can be considered as a good estimate of its market value.

We have therefore retained the book value of ASN’s capital employed as of December 2015, incremented with the capital expenditure, depreciation and working capital variations estimated over H1 2016, as a reasonable estimate of the enterprise value of ASN as of 30 June 2016.

Given the lack of listed comparable companies for this activity, we will retain the same estimate of the enterprise value of the activity for the implementation of the listed peer method (see section 3.4).

[19]	ALU acquired the 49% stake of Louis Dreyfus Armateurs in ALDA Marine in March 2015 for €76 million and now owns 100% of the company.

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3.3.2. Estimating annual cash flows of the ALU Business

To estimate the cash flows expected to be generated by the ALU Business on a stand-alone basis, we relied entirely on the updated stand-alone business plan dated 15 July 2016 prepared by ALU management. This business plan was prepared in the context of the Offer on a pure stand-alone basis. Therefore, it does not include the impact of synergies (or dis-synergies), nor the impact of the potential discontinuity of overlapping products between ALU and Nokia. It contains P&L forecasts for each of ALU’s business groups and consolidated cash flow data for the period 2016-202020.

This business plan draws on the forecasts used for the Q4 2015 impairment tests prepared before the change of control. Since then, only technical changes have been made to align the forecasts with Nokia’s allocation of shared costs, to align with Nokia accounting and reporting policy21, budget exchange rates used by Nokia and reflect select material standalone business plan updates. The forecasts have not been updated for short-term market trends (apparent deterioration of the mobile CAPEX or the impact of the Brexit), the judicial recovery facing a major customer in Latin America and the impact of the Gainspeed acquisition (which was closed following the completion of the last business plan).

After a difficult year in 2016, the business plan assumes significant revenue growth recovery in 2017 and limited growth afterwards. This is supported by ALU’s entry into new markets (core routers, enterprise IP routing, cable fixed access), the refocus on growing technologies (such as WDM), despite a limited top-line decline in Mobile Networks. Given the past cost base reduction efforts and the relatively fixed nature of the cost structure, ALU’s revenue growth leads to strong margin recovery across its business groups.

To calculate tax based on zero debt, we applied a 34% tax rate22 to the EBIT after restructuring charges.

Given the limited growth expected over the last years of the business plan period and the limited visibility on the level of activity beyond 2020, we chose not to extrapolate the cash flow forecasts further and directly proceeded to the estimation of the ALU Business terminal value at the end of the business plan period (2020).

3.3.3. Calculating a terminal value of the ALU Business

The terminal value of the ALU Business at the end of the business plan was calculated based on the commonly-used method of discounting a normative cash flow over an unspecified period, by reference to the normative level of EBIT margin for the ALU Business (as well as working capital needs, capital expenditure and depreciation) and a perpetuity growth rate. This normative level of EBIT margin was estimated based on the normative levels of adjusted EBIT margin (i.e. excluding restructuring charges) of each business group and a level of recurring restructuring charges for the entire ALU Business.

[20]	These cash flow data were estimated by subtracting from the Group’s consolidated cash flow forecasts the cash flow forecasts for ASN, which we have obtained separately.
[21]	With no significant impact on the ALU Business cash flows.
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This rate corresponds to the average rate applicable in the countries where ALU operates excluding the effect of using deferred tax assets. Therefore, taxes taken into account in free cash flows do not incorporate tax savings arising from deferred tax assets at the valuation date. As explained above, these savings were incorporated in the adjustments made to the enterprise value for the calculation of the equity value.

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In a high case scenario, we considered the level of EBIT margins and restructuring charges forecasted at the end of the business plan (2020) as normative.

In a low case scenario, we considered for the businesses where ALU has critical mass, technological and competitive leadership (IP routing, Optical Transport and Fixed Access), that normative adjusted EBIT margins would be 10% below the levels expected for 2020. In the other businesses, we considered that normative adjusted EBIT margins would be 50% below the levels forecasted in 2020, with the exception of Wireless Networks, where we assumed a 0% adjusted EBIT margin. In terms of recurring restructuring charges, we retained a level of 1.5% of revenues (double the level retained in the high case scenario, but still below the historical average of approx. 3.0%).

We used a perpetuity growth rate of 1.5%. This rate approximates the expected long-term rate of inflation and is consistent with the implicit components of the risk-free rate taken into account in determining the discount rate (see section 3.3.3 below).

3.3.4. Calculating a discount rate

In a DCF financial valuation, we consider that the appropriate discount rate to be applied to the cash flows expected from a business is the opportunity cost of capital specific to that business.

Unlike conventional valuation practices therefore, we did not use the weighted average cost of capital (WACC). We believe that the method commonly used to determine WACC probably overestimates the positive impact that the capital structure has on the value of assets. The reason for this is that the common methods of calculating the discount rate only consider the positive impacts of debt (i.e., the tax savings made at company level and now capped) and ignores other less favourable inputs such as individual taxation and multiple implicit costs of debt that are difficult to quantify but only too real, as was revealed by the serious liquidity problems encountered by many companies during the autumn 2008 financial crisis.

This issue is the subject of debate in many academic publications. We have, therefore, preferred to use an alternative, IFRS-compliant approach which does not factor in the impact of the capital structure on asset value. According to this approach, the estimated cash flows are discounted at the opportunity cost of capital (i.e., the cost of equity with no debt).

This rate is determined using the standard capital asset pricing model (CAPM) formula and the inputs specified below.

•

Risk-free rate: Yields on Eurozone government bonds are affected in very different ways by the current financial market environment: they fell sharply and are even become negative in countries considered as presenting no or low credit risk (chiefly Germany, Switzerland and France) and increased in countries affected by the sovereign debt crisis. Due to the resulting unusual volatility in government bond yields, calculating a risk-free rate is more difficult. In this context, the best risk-free rate reference in the Eurozone would be the rate paid by an AAA-rated European group to borrow at 10 years. In the absence of this type of reference, we used a risk-free rate of 3.5% in our normative approach. This rate factors in a real long-term interest rate (excluding inflation) of 2.0% and an expected long-term inflation rate of 1.5%.

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•

Unlevered beta: The beta coefficient of a given business is generally estimated using a peer group approach based on beta coefficients for shares of comparable listed companies. These are obtained by a linear regression of share returns on market index returns. Specifically, beta coefficients for shares of comparable companies (Ericsson, Cisco, Juniper, Ciena see section 3.4 for more detail on how we selected this sample) are estimated over a long period (five years) based on monthly returns in order to reduce the statistical “noise” caused by series of observations constructed over shorter periods. Only the beta coefficients resulting from regressions where R² is higher than 15% are used. The beta coefficients obtained are then “deleveraged” (for companies which present net financial debt positions) in order to eliminate the impact of the capital structure and obtain a range of beta coefficient estimates for the underlying business.

The quantitative analysis carried out as described above leads to a range of beta coefficients between 0.7 and 1.8 with an average R² of 32%. This wide range is in our view not representative of a difference in systematic risk between the companies of the sample. It can however be partly explained by the high informational content of earnings releases within the telecom equipment sector. Indeed, following quarterly results, we observe that stock prices tend to move either up or down in large proportions. These returns are abnormal in nature and mostly decorrelated from the broader stock market return. If after a given earnings release, the stock market moves (by chance) in the same direction as the stock price, then the beta coefficient resulting from the linear regression is mechanically brought upwards, due to an apparent “correlation”. Conversely, should the stock market move in the opposite direction, the beta coefficient is brought downwards.

In order to control for this bias, we have adopted an “adjusted” approach consisting in excluding from the linear regression analysis the returns corresponding to months where the companies announce their quarterly results.

As expected, this adjusted analysis leads to a narrower range of beta coefficients, (between 1.0 and 1.4), as well as an improved average R² (45%). We retained the average unlevered adjusted beta coefficient of 1.2 as representative of ALU systematic risk level.

The beta coefficient that results from the quantitative approach is consistent with the beta obtained from a qualitative approach. This is because the two factors determining the systemic risk affecting a business (and therefore its beta coefficient) are (i) its sensitivity to the economic climate and (ii) its operating leverage. The sensitivity of ALU’s businesses to the wider economic climate is quite high because it depends on network capital expenditure of telecoms operators which in turn is quite dependent on the macroeconomic environment. On the other hand, because of the weight of R&D expenses, which are relatively fixed in the short to medium term, operating leverage is higher than in the market. Overall, therefore, these two factors justify an above-average unlevered beta coefficient of 1.2.

•

Estimated average equity market risk premium: We used a premium of 4.5%, which is towards the top of the range of estimates given by the most recent academic studies on the issue. This is because of the systemic risk highlighted by the autumn 2008 financial crisis which limits the benefits of international diversification.

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Based on these inputs, an opportunity cost of capital of 8.9% was applied to ALU’s businesses, i.e.:

Opportunity cost of capital = 3.5% + [1.2 x 4.5%] = 8.9%

3.3.5.	Results of the method

As indicated in the table below, the DCF method gives a range of Fair Value of ALU shares estimates of between €2.17 and €3.08.

Fair value of ALU equity
in €m	Low case	High case
Intrinsic Value	6,732	9,997
+ Synergy Value	1,815	1,815
+ Net cash (debt) and other adjustments	(851)	(851)

= Fair value of ALU equity as of 30 june 2016	7,696	10,960
in € per share	2.17	3.08

3.4.	Estimating Fair Value of ALU shares using the listed peers method

Like the DCF method, the listed peers method is designed to first provide an estimate of Enterprise Value on a stand-alone basis. For the reasons already described above (see section 2.1.3), we consider that estimates of the Fair Value of ALU shares derived from the listed peers method are less pertinent than estimates obtained from the DCF method.

Selecting relevant multiples

To apply the listed peers method, we ruled out earnings multiples (PER) due to the distortion resulting from any differences in capital structure. Similarly, we also rejected revenue multiples due to the distortion resulting from differences in profitability. Given the low capital intensity of the sector and the large part of the total capital expenditure represented by capitalised development costs, we preferred EBIT rather than EBITDA multiples, since the former are not distorted by differences in development capitalisation policies.

In the present case, the question of selecting an EBIT aggregate including or excluding restructuring charges needs to be addressed. In theory, the most relevant aggregate should include restructuring charges, since they are part of telecom equipment manufacturers’ business model. In practice, financial analysts exclude restructuring charges from their EBIT forecasts. We have therefore no other choice but to use “adjusted” EBIT aggregates (i.e. excl. restructuring charges), which limits a priori the relevance of the listed peers method, given that the level of these charges vary significantly from a company to another.

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Selecting a sample of comparable companies

As a first step, in order to take into account the most important factor determining multiples (systemic risk), we identified a sample of six large23 telecom equipment companies theoretically comparable to one or several ALU’s business groups: Cisco, Ericsson, Nokia, ZTE, Juniper and Ciena.

Although Nokia is probably the best available comparable company to ALU, we consider that it is not suitable in order to estimate ALU Intrinsic Value, since Nokia’s share price and EBIT consensus forecasts already include the impact of the synergies.

We also excluded ZTE from the sample mainly for its competitive positioning. ZTE remains an aggressive but relatively new competitor in the global telecom equipment market, while ALU is a long-time established player, which has two implications.

•

First, ZTE has incurred no restructuring charges over the recent years (contrary to ALU) given it has less legacy technologies to maintain and probably a more flexible workforce (hence, a lower operating leverage). This lower risk seems to be reflected in ZTE’s lower beta coefficient (0.8 beta coefficient resulting from the adjusted approach vs. 1.0 to 1.4 for the retained sample).

•

Second, the market might assume ZTE to continue to take market share or enter into new market segments. This could lead to higher long-term growth expectations than for ALU (although near-term growth expectations for ZTE are lower than ALU’s). This higher growth seems to be reflected in ZTE’s higher 2017 EBIT multiples compared to the rest of the sample.

Applying the listed peers method and results

As explained above, this method is based on EBIT (excluding restructuring) multiples. These multiples were calculated based on the following inputs:

•

As the numerator for the calculation of enterprise values: (i) market capitalisation as of 24 August 2016, and (ii) net financial debt and current non-operating assets and liabilities as of the end of June 2016 (for Ericsson and Juniper), as of the end of July for Cisco and as of the end of April for Ciena.

•	As the denominator for the calculation of EBIT: analyst consensus data available at 24 August 2016.

Current non-operating assets and liabilities were included along the same methodology as for ALU when sufficient data is available. We used the book value of debt as a proxy to market value, except for listed convertible bonds (for Ciena), which were retained at spot market value. The value of minority interests and associates is not meaningful for any of the company in the sample. Retirement obligations and non-operating provisions were included net of tax. Deferred tax assets arising from tax loss carry forwards were retained at book value (undiscounted) in absence of more information.

We only used the 2017 multiple and excluded the 2018 multiple as the market consensus for this period is less reliable (at 24 August 2016, only half the number of financial analysts publishing forecasts for 2017 had also published forecasts for 2018). We excluded the 2016 multiple given the short-term difficult market conditions affecting differently the companies in the sample.

[23]

We only retained comparable companies with a market capitalisation significantly higher than €1.0 billon. We have therefore excluded Adtran and Infinera which have a market capitalisation of €0.8 billion and €1.1 billion respectively.

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To take into account the fact that each of the companies in the sample is a relevant comparable company for one or several of ALU’s business groups, we took the average multiples based on 2017 forecast EBIT. We could not take into account that ALU’s EBIT growth over the next four years is forecasted to be higher than the average growth within the sample, given the limited availability of listed comparable companies. The resulting EBIT multiple might therefore underestimate ALU’s Intrinsic Value compared to the DCF method.

EBIT multiple of comparable companies
in local currency, millions	Ericsson	Cisco	Juniper	Ciena	Average
+ Market capitalisation (1)	207,114	157,381	9,032	3,043
+ Non-controlling interests	945	—	—	—
+ Net financial debt	(20,960)	(37,113)	(277)	550
+ Other non-operating liabilities (assets)	18,527	(252)	(1,283)	(125)

= Entreprise value	205,626	120,016	7,472	3,467

/ EBIT 2017e (2)	23,373	15,565	1,191	371

= 2017 EBIT multiple	8.8 x	7.7 x	6.3 x	9.3 x	8.0 x

(1)	Market capitalisation as at 24/08/2016
(2)	Source: CapitalIQ; Market consensus as at 24/08/2016

Based on the table above, the 2017 EBIT multiples for Ericsson, Cisco, Juniper and Ciena are presented in the table above. The resulting 2017 EBIT multiple average is 8.0x. On this basis, the Fair Value of ALU shares comes to €2.25, which is close to the lower end of the range resulting from the DCF method.

3.5.	Limits of the comparable transactions method for estimating the Fair Value of ALU shares

Unlike the share prices used in the listed peers method, the transaction prices adopted for the comparable transactions approach factor in premiums, i.e. the portion of synergies retained by the shareholders of the target. In the case at hand, therefore, the comparable transactions method in theory captures two essential components in calculating the Fair Value of ALU shares: Intrinsic Value and Synergy Value. As indicated below, questions arise in reality that led us to rule out the method.

No transaction involving global diversified telecom equipment groups genuinely comparable to ALU has taken place in the recent years. Most of the transactions observed concerned smaller specialised companies involved in individual market segments. The available panel of transactions does not enable us to identify transactions for each of ALU’s business group. Therefore it was not possible to implement the comparable transaction method nor on a global approach nor on a sum-of-the parts approach.

Consequently, we did not apply the comparable transactions method.

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4. Estimation of the fair value

of ALU OCEANEs

This section describes the valuation work performed to estimate the fair value of the ALU OCEANEs (2019 OCEANEs and 2020 OCEANEs). In order for the Compensation Price to be fair, the compensation prices offered for both securities must be at least equal to their fair value. Both fair values are determined using a theoretical model of convertible bonds and parameters that properly reflect the post-merger conditions.

4.1.	Features of the OCEANEs

ALU OCEANEs (‘Obligations à option de Conversion et/ou d’Echange en Actions ordinaires Nouvelles ou Existantes’) are bonds convertible into, and/or exchangeable for, new or existing shares of ALU.

ALU OCEANEs have the following attributes.

•	Time to maturity (as of 24 August 2016)

•	The 2019 OCEANEs have a time to maturity of 2.4 years, maturing on 30 January 2019 (included);

•	The 2020 OCEANEs have a time to maturity of 3.4 years, maturing on 30 January 2020 (included).

•	Exercise conditions

Both OCEANEs are exercisable (i.e. the bonds may be converted or exchanged) at any time from their issue date to their maturity date.

•	Amount and nominal value

•

167,500,000 2019 OCEANEs were issued on 10 January 2014 (89,348,315 outstanding , of which 82,608,794 held by Nokia), at a unit value of €4.11, the aggregate value totalling approximately €688 million;

•	114,499,995 2020 OCEANEs were issued on 10 January 2014 (27,225,985 outstanding, of which 22,233,534 held by Nokia), at a unit value of €4.02, the aggregate value totalling approximately €460million.

•	Coupon

The 2019 OCEANE does not yield any coupon. An annual rate of 0.125% applies to the 2020 OCEANE, payable semi-annually from 30 January 2015, on 30 January and 30 July.

•	Conversion

OCEANEs holders may convert and/or exchange their bonds, the parity being set at – and remaining to date at – one share for one OCEANE.

•	Early repayment

ALU has the right to redeem the bonds early (‘soft call’) conditional on the prevailing conversion ratio multiplied by the average opening price of the ALU share (over 20 trading days among the last 30 trading days) exceeding 125% of the par value of the bonds, i.e. €5.14 for the 2019 OCEANEs and €5.03 for the 2020 OCEANEs. This provision will come into force starting 1 March 2017 and 1 September 2017 for the 2019 OCEANEs and for the 2020 OCEANEs respectively.

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4.2.	OCEANEs valuation methodology and key parameters

An OCEANE gives to its holder the right to either convert the bond into a share of the issuing company or not. Therefore, an OCEANE may be considered as a bond – valued using an actuarial method – plus an option granted to the holder of the bond. Since the conversion feature of the OCEANE is economically equivalent to a call option, the binomial option pricing model, based on the Cox, Ross & Rubinstein model, has been chosen to assess the fair value of the OCEANEs. Its flexibility allows the modelling of complex particularities of the OCEANEs, such as the soft call, the exercise window, the possibility to convert OCEANEs at any moment, and the payments of coupon.

In the case at hand, the binomial tree has been set based on the following parameters.

•	Reference price of the underlying asset.

As detailed above (see section 2.2.2) ALU’s share price has gradually converged towards the anticipated compensation price of a highly probable squeeze-out since the closing of the reopened Public Exchange Offer. As of 24 August 2016, ALU’s share price is €3.48, which is close to its volume-weighted average price over the last 20 trading days €3.49. Although ALU’s share price has not been liquid since then, we consider the price of €3.49 to be the reference price since it takes into account the latest piece of information available, that is to say the prospect of a squeeze-out.

•	Volatility of the underlying asset.

This parameter cannot be directly inferred from market data. Moreover it is difficult to analyse in the context for the following reasons. We know that the volatility of 35% determined by AEF in its fairness opinion dated 28 October 2015 is not relevant anymore. Because of the combination between Nokia and ALU and its impacts on the operational and financial risks of ALU, the volatility of ALU shares have certainly decreased. However, it is difficult to measure the magnitude of this impact. When observing the current market conditions of ALU shares, we see that the volatility has dropped dramatically after the closing of the Public Exchange offer, leading to an abnormally low level of volatility (the volatility observed since the Public Exchange Offer is of approx. 13%). This extreme drop is probably explained by the prospect of the squeeze-out, which freezes the shares’ market. Consequently, the volatility reflected by current market conditions is probably underestimated. Therefore, to assess the market value of the OCEANEs, we considered that the ALU shares’ volatility may reasonably be comprised between 25% and 35%, with a mid-point of 30%.

•	Dividend yield.

The dividend yield is null since no dividend has been paid since 2007.

•	Residual maturity.

As of 24 August 2016, residual maturities are respectively 2.43 and 3.43 years for 2019 OCEANEs and 2020 OCEANEs.

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•	Risk-free rate.

This parameter amounts to (0.50)% at 2.43 years and (0.45)% at 3.43 years calculated by linear interpolation between the 3-month averages of 2-, 3- and 4-year French government bonds.

•	Credit risk.

As of 24 August 2016, 5-year CDSs of ALU traded at 30 bps, lower than Nokia’s (111 bps24). To value the OCEANEs, considering that, after the completion of the merger, they bear the same risk as those of the group as a whole, we have thus considered Nokia’s CDSs to assess the OCEANEs’ credit risk. By linear interpolation of Nokia’s 2-year CDSs (38 bps) and 4-year CDSs (82 bps), credit risks of 2019 OCEANEs and 2020 OCEANEs are respectively estimated at 0.48% and 0.70%.

•	Dilution.

We did not consider any dilution since OCEANEs are already issued. Therefore, ALU’s share price already takes into account the potential dilution following the probable exercise of OCEANEs.

4.3	Estimating the fair value of the OCEANEs using a binomial option pricing method

Based on the aforementioned parameters, the fair value of both ALU OCEANEs are summarised in the table below.

Fair value of OCEANEs
in €		Volatility		Nokia’s
	25%	30%	35%	Offer
2019 OCEANEs	4.39	4.46	4.52	4.51
2020 OCEANEs	4.38	4.45	4.53	4.50
Implied premium
2019 OCEANEs	2.6%	1.1%	(0.3)%	—
2020 OCEANEs	2.7%	1.1%	(0.6)%	—

Considering the mid-range volatility (30%), the unit fair value of the OCEANEs is therefore €4.46 for the 2019 OCEANEs and €4.45 for the 2020 OCEANEs. On this basis, the compensation prices of €4.51 and €4.50 proposed by Nokia, imply a premium of 1.1% relative to the unit fair values of the OCEANEs.

It results from this analysis that the third condition defined above (see section 2.4) to assess the fairness of the compensation prices is met.

In order to integrate a value of the OCEANEs that is consistent with our estimate of the Fair Value of ALU shares, we also computed a theoretical value of the OCEANEs based on a share price corresponding to the mid-range of our estimated Fair Value of ALU shares (€2.60 per share). The volatility retained is 30% (i.e. the middle of the range considered above) and all other parameters have been kept unchanged (see section 4.2). On this basis, the unit theoretical value of the 2019 and 2020 OCEANEs is respectively €4.22 and €4.17.

[24]	Latest data available on 15 July 2016

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4.4	Consistency of the ALU share’s compensation price and ALU OCEANEs’ compensations prices

In order to check the equal treatment of both categories of ALU securities holders (i.e. shareholders and OCEANEs holders) in the context of the contemplated squeeze-out, we used the same convertible bond valuation model. We then computed the implicit volatility of ALU’s share price inferred by considering in the model the compensation price of €4.51 proposed for the 2019 OCEANE (respectively €4.50 for the 2020 OCEANE) and the compensation price of €3.50 proposed for the ALU minority shares, all other parameters (i.e. risk-free rate, credit spread, dividend yield) unchanged at the values detailed above and supposed to reflect properly the post-merger market conditions.

As a result, the implied volatility of ALU’s shares comes to 33.9% and 31.9% when considering respectively the compensation price of the 2019 OCEANEs and that of the 2020 OCEANEs. These levels of volatility are in the range of values we considered above for the volatility of ALU’s share price when estimating the fair value of ALU OCEANEs. Therefore, we can conclude that the fourth and last condition set above to assess the fairness of the Compensation Prices and related to equal treatment of both categories of ALU stakeholders targeted by the Offer is met.

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5. Analysis of the valuation report

prepared by the Bank

As part of our assignment, we analyzed the valuation report prepared by Société Générale in connection with the Operation, a summary of which is included in the draft prospectus which will be published. We set out below our comments on this analysis.

5.1.	Valuation of the shares

The Bank adopted a multicriteria approach. In this context, it considered two bases for the valuation (valuation references): (i) the stock price of ALU during the recent period, (ii) the price of €3.50 paid for the acquisition of shares by Nokia in June 2016. The Bank also communicated in its report, but for information purposes only, a valuation reference corresponding to net asset value per share. It also used estimates arising from two valuation methods: (i) the DCF method, (ii) the listed peers method.

On this basis, the valuation approach adopted by the Bank appears to be very similar to ours, even though there are two significant differences. First, for the above-mentioned reasons (see section 3.1.3.), we do not believe ALU’s share price in the recent period is a relevant valuation reference for the Fair Value of ALU shares, but we do note that, over the recent period, the ALU share price aligned itself on the above-mentioned transaction price of €3.50, such price representing to our mind a key reference for the assessment of the fairness of the compensation price offered by Nokia. Second, as indicated hereinabove (see section 3.4), we question the relevance of the listed peers method to estimate the Fair Value of ALU shares.

Simultaneously, the comparative analysis of the valuation work carried out by the Bank and our own work shows great convergence in the implementation of both valuation methods. In particular, given the significance of the synergies expected from the merger, the Bank chose the same valuation approach as ours, based on a separate valuation of ALU’s stand-alone business portfolio and of the additional value arising from the synergies. Therefore, the objective is to determine a range of estimates for the stand-alone business portfolio by implementing the two valuation methods, in order to then add one unique estimate of the portion of the Total Synergy Value attributable to ALU shareholders. Regarding synergies, the Bank chose, as we did, to allocate 33.5% of the Total Synergy Value to ALU shareholders, based on the exchange ratio offered during the Public Exchange Offer and validated by most of ALU shareholders. The Bank, however, included financial synergies in its valuation work, while we excluded them as a general rule for the above-mentioned reasons (see section 3.3.5). This last element taken into account in the estimate of the ALU share value obtained by the Bank introduces a first positive bias compared with our estimate.

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The only noteworthy difference in the implementation of the valuation methods relates to the DCF method and concerns the treatment of the non-recourse factoring. In our own valuation work, we included the amount of outstanding sold receivables within the working capital needs and the corresponding liabilities within the net financial debt in order to estimate an enterprise value on the basis of discounted free cash flows stricto sensu (i.e. that do not include any element relating to the financing of the business) at a discount rate that exclusively takes into account the risk relating to these cash flows. The approach taken by the Bank is different in this respect: the outstanding factoring is not restated, so that the cash flows taken into account in order to estimate the enterprise value logically include the cost of factoring. This methodical discrepancy entails two consequences. First, it is impossible to directly compare the enterprise value and the financial net debt taken into account by the Bank to calculate the equity value with the equivalent aggregates contained in our own work and mentioned hereinabove (see section 3.3.5). Second, this methodological discrepancy introduced a positive bias in the valuation of ALU shares carried out by the Bank compared to our own valuation.

In total, despite the two positive biases mentioned above, the estimates of the value of the ALU shares obtained by the Bank in the “base case” (“cas central”) are within the range of estimates resulting from our own work.

5.2.	Valuation of the OCEANEs

Regarding the OCEANEs, the Bank chose a multicriteria valuation approach identical to ours, by referring to two valuation references, the first one corresponding to the market price of the OCEANEs and the second one corresponding to the prices resulting from the transactions carried out by Nokia in May and June 2016, and by implementing a valuation method similar to ours to estimate the fair value of the OCEANEs.

In this method, the choice of valuation parameters strictly speaking raises the following comments.

•	We chose a risk free rate based on the French state’s OAT rather than the zero coupon interest rate curve as the Bank did, without this choice having a significant impact on the chosen parameters.

•

The Bank chose a repo rate between 0.25% and 4.0%. On our part, considering that the securities have no longer been liquid since the closing of the Public Exchange Offer, in particular due to the prospect of a squeeze-out procedure within the following months, it is no longer possible to value this parameter in a reliable way. We therefore chose a repo rate equal to zero.

•

The other valuation parameters chosen by the Bank are close to those that we took into account. In particular, the Bank retained a level of volatility contained in a range (between 25% and 35%) identical to ours.

In total, the Bank obtained an estimate of the theoretical value of the OCEANEs of €4.43 for the 2019 OCEANEs and €4.42 for the 2020 OCEANEs. The difference with our own estimates (i.e. respectively €4.46 and €4.45), is essentially due to the higher repo rate in the valuation work of the Bank.

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6. Conclusion

This independent report was prepared in connection with the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash (the “Offer”). The purpose of this report, which was prepared further to a request by the ALU Board of Directors in accordance with market regulations, is to deliver an opinion on the fairness for ALU minority shareholders and OCEANEs holders of the €3.50 per-share price, the €4.51 per-2019 OCEANE and the €4.50 per-2020 OCEANE price proposed by Nokia (“Compensation Prices”).

In the specific context of the Offer, we indicated above the four conditions to be met for the Compensation Prices to be considered as fair.

1.

The Compensation Prices cannot be less than the prices paid by Nokia last May and June to some ALU minority shareholders and OCEANEs holders. This condition is met, since the Compensation Prices correspond precisely to the transaction prices negotiated by Nokia.

2.

The compensation price of €3.50 proposed to the remaining ALU minority shareholders must fall within or above the range of estimates of the fair value of ALU shares (the “Fair Value”). In the case at hand, the Fair Value should include the value of ALU’s businesses on a stand-alone basis and the portion of total synergies expected from the combination between Nokia and ALU businesses attributable to ALU’s shareholders. Among the Fair Value references and estimates, we favour the estimates resulting from the DCF method, i.e. a Fair Value range of €2.17 to €3.08. The compensation price of €3.50 is above this range of values, which means that the second condition is also fulfilled.

3.

The compensation prices of €4.51 and €4.50 proposed for 2019 OCEANEs and 2020 OCEANEs must be at least equal to the fair value of each asset. Based on the midrange of theoretical values obtained for each security using a convertible bond valuation model, i.e. €4.46 for 2019 OCEANEs and €4.45 for 2020 OCEANEs, this third condition is met.

4.

The compensation prices of €4.51 and €4.50 proposed to ALU 2019 and 2020 OCEANEs holders must be consistent with the compensation price of €3.50 proposed to ALU minority shareholders, which means that the former do not imply a breach of the equal treatment regulatory requirement between both categories of stakeholders. Since the level of implied volatility of ALU’s shares by the compensation price of the 2019 OCEANEs and that of the 2020 OCEANEs (respectively 33.9% and 31.9%), are within the range of volatility levels we considered above when estimating the fair value of ALU OCEANEs, there is no breach of the equal treatment regulatory requirement between both categories of stakeholders. The fourth condition is therefore met.

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On these bases, we consider that the Compensation Prices proposed by Nokia (i.e. €3.50 per share, €4.51 per 2019 OCEANE and €4.50 per 2020 OCEANE) in the context of the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash, are fair for ALU minority shareholders and OCEANEs holders.

Paris, 5 September 2016

Representing Accuracy,

Bruno Husson	Henri Philippe

39

Fairness opinion

in connection with public buy-out offer

followed by a squeeze-out procedure initiated by

Nokia for Alcatel-Lucent shares and OCEANEs

Addendum to the report dated 5 September 2016

The present addendum to our fairness opinion report dated 5 September 2016 (the “Report”) follows further information provided by Nokia and Alcatel-Lucent (“ALU”) on the liquidity mechanisms granted in the context of the public buy-out offer followed by a squeeze-out (the “Offer”) to the holders of the stock options not yet exercised and unvested performance shares, not subject to a previous liquidity agreement.

We indicated in the Report that we reviewed these mechanisms based on the detailed description presented in section 2.4.4 of the draft joint offer document submitted to the AMF on 6 September 2016.

Since then, we took notice of the additional information provided by Nokia and ALU in sections 2.4.4 and 2.4.5 of the joint offer document, and especially of the synthesis table that summarizes the liquidity conditions offered to the holders of ALU stock options and performance shares in the context of the Offer.

Nokia also provided us with the following liquidity agreements relative to the Offer and the public exchange offer public for all the equity and equity-linked securities issued by ALU (ordinary shares, ADRs—American Depositary Receipts, and OCEANEs—bonds convertible into new shares or exchangeable for existing shares):

•	Performance Shares Liquidity Agreement;

•	2014 Performance Shares Liquidity Agreement;

•	2015 Performance Shares Liquidity Agreement;

•	Stock Options Acceleration Agreement;

•	Underwater Stock Options Liquidity Agreement;

•	Lock-up Stock Options Liquidity Agreement.

The above-mentioned additional information does not modify the conclusion expressed in our Report, regarding the liquidity mechanisms granted by Nokia in the context of the Offer.

Paris 14 September 2016

Representing Accuracy,

Bruno Husson	Henri Philippe

6.	REASONED OPINION OF THE BOARD OF DIRECTORS OF ALCATEL LUCENT

In accordance with Article 231-19 of the AMF General Regulation, at its meeting on September 5, 2016, the participating members of Alcatel Lucent’s board of directors unanimously delivered a reasoned opinion (avis motivé) on the benefit of the Offer and its consequences for Alcatel Lucent, the holders of the Securities and Alcatel Lucent’s employees.

The defined terms used in the reasoned opinion below correspond to the defined terms used in this joint offer document.

“The present reasoned opinion has been issued by the following members of Alcatel Lucent’s board of directors, who were present: Ms. Carla Cico, Mr. Jean-Cyril Spinetta, Ms. Sylvia Summers and the representatives of Nokia participating to the Alcatel Lucent board of directors, that is to say, Messrs. Risto Siilasmaa, Timo Ihamuotila, Samih Elhage and Marc Rouanne, and Ms. Maria Varsellona, it being specified that Mr. Rajeev Suri was absent and excused, and that the representatives of Nokia present at the meeting made an express mention that they voted only insofar as to prevent a lack of quorum under applicable law and the Company’s bylaws and merely followed, in their vote, the recommendation of the Committee of Independent Directors of Alcatel Lucent’s board of directors held on September 5, 2016.

Alcatel Lucent’s board of directors was reminded that in order to diligently complete its assessment of the Offer and to reach a reasoned opinion on the Offer, it was assisted by Sullivan & Cromwell, as legal advisor to Alcatel Lucent.

In accordance with Article 231-19 of the AMF General Regulation, Alcatel Lucent’s board of directors was required to provide a reasoned opinion on the benefits of the Offer and its consequences for Alcatel Lucent, its holders of Securities and its employees.

The Chairman of the Committee of Independent Directors, Mr. Jean-Cyril Spinetta, noted to the members that Alcatel Lucent’s board of directors had received:

•

the draft joint offer document which will be filed with the AMF and including, in particular, the reasons for the Offer, Nokia’s intentions following completion of the Offer, the terms of the Offer, and the assessment of the price of the Offer (including the price of the Squeeze-Out) prepared by Société Générale, acting as presenting bank in connection with the Offer;

•	the report of Accuracy, which was appointed as independent expert by the Company in accordance with Article 261-1, I and II of the AMF General Regulation, on the financial terms of the Offer; and

•	the draft “other information” documents of Nokia and the Company.

It should be noted that prior to the present meeting of Alcatel Lucent’s board of directors, the members of the Committee of Independent Directors of Alcatel Lucent’s board of directors (i.e., Ms. Carla Cico, Mr. Jean-Cyril Spinetta and Ms. Sylvia Summers) met on September 5, 2016 in order to review and discuss the terms of the proposed Offer, and to formulate a recommendation to Alcatel Lucent’s board of directors based on the Independent Expert Report and on the draft joint offer document. In light of the discussions among its members and the documents reviewed, the Committee of Independent Directors recommended to Alcatel Lucent’s board of directors to issue a positive opinion on the Offer and to recommend to the holders of Securities that they tender their Securities into the Public Buy-Out Offer.

The Chairman of the Committee of Independent Directors reminded the members:

•

of the successful results of the Public Exchange Offer and of the U.S. Public Exchange Offer and that following the settlement and delivery of the reopened Public Exchange Offer and U.S. Public Exchange Offer on February 12, 2016, Nokia held 2 795 977 950 Shares representing, after adjustment of the total number of Alcatel Lucent’s shares and voting rights as disclosed in the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of Alcatel Lucent dated February 22, 2016), 90.34% of the share capital and 90.25% of the voting rights of Alcatel Lucent, 211 579 445 of the 2018 OCEANEs representing 99.62% of the outstanding 2018 OCEANEs, 57 852 372 of the 2019 OCEANEs representing 37.18% of the outstanding 2019 OCEANEs and 72 783 038 of the 2020 OCEANEs representing 68.17% of the outstanding 2020 OCEANEs;

•

that Nokia converted all the OCEANEs it held on the date of settlement and delivery of the reopened Public Exchange Offer, following which Nokia held 3 229 781 374 Shares representing, after adjustment of the monthly information of Alcatel Lucent on February 15, 2016 (per the press release of Alcatel Lucent dated February 22, 2016), 91.53% of the share capital and 91.45% of the voting rights of Alcatel Lucent; and

•

that Nokia completed a series of privately negotiated transactions between February 18, 2016 and June 14, 2016 (as further described in Section 1.1.1.3 “Acquisition of Alcatel Lucent Shares and OCEANEs after the Public Exchange Offer” of the draft joint offer document), as a result of which Nokia crossed the 95% ownership thresholds of share capital and voting rights in Alcatel Lucent and consequently submitted a threshold crossing declaration to the AMF and the Company on June 16, 2016.

The Shares not held by Nokia representing less than 5% of the share capital and voting rights of Alcatel Lucent, and less than 5% of the Alcatel Lucent Shares on a fully diluted basis, Nokia issued a press release on June 16, 2016 whereby it announced its intention to file a public buy-out offer in cash followed by a squeeze-out in cash for the remaining Securities. The Chairman of the Committee of Independent Directors noted to the members of the board of directors that the proposed Offer is expected to be filed with the AMF on September 6, 2016.

The Chairman of the Committee of Independent Directors informed the members that as of August 31, 2016, Nokia held 3 373 845 309 Shares, 82 608 794 of the 2019 OCEANEs and 22 233 534 of the 2020 OCEANEs, representing 95.32% of the share capital and 95.25% of the voting rights of Alcatel Lucent, corresponding to 95.15% of the Shares on a fully diluted basis.

The Chairman of the Committee of Independent Directors informed the members that as a consequence of the Squeeze-Out, the Shares and the OCEANEs will be delisted from Euronext Paris on the trading day following the closing of the Public Buy-Out Offer.

Alcatel Lucent’s board of directors has also taken the following into consideration:

•

Squeeze-Out Compensation. Alcatel Lucent’s board of directors considered that the Shares and OCEANEs not yet held by Nokia and not tendered into the Public Buy-Out Offer will be transferred to Nokia, as part of the Squeeze-Out, in exchange for the same compensation as in the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE (net of all costs).

•

Reduce Operating Costs. Alcatel Lucent’s board of directors considered that the Squeeze-Out would allow Alcatel Lucent to delist the Securities from Euronext Paris and consequently to reduce the regulatory and administrative costs of such listing.

•

Full and Immediate Liquidity. Alcatel Lucent’s board of directors considered that the proposed Offer would allow minority shareholders and holders of OCEANEs to obtain full and immediate liquidity of their Securities.

•

Continuation of the Combination. Alcatel Lucent’s board of directors considered that the further combination of the businesses will continue to benefit to Alcatel Lucent, and in particular, Alcatel Lucent’s board of directors considered the factors in relation to the continuation of the combination process described in Sections 1.3.1 “Industrial, commercial and financial strategy and policy” and 1.3.6 “Contemplated synergies – anticipated economic profits” of the draft joint offer document.

•

Further Integration within the Nokia Group. Alcatel Lucent’s board of directors considered that Nokia started to integrate Alcatel Lucent into the Nokia Group following the Public Exchange Offer according to its commitment previously stated in the public documentation relating to the Public Exchange Offer, and that the Squeeze-Out would facilitate the further integration of the Alcatel Lucent Group into the Nokia Group, which is expected to allow the Alcatel Lucent Group and the Nokia Group to take further steps to realize potential synergies.

•

Draft Joint Offer Document. Alcatel Lucent’s board of directors considered the draft joint offer document prepared jointly by Nokia and Alcatel Lucent, including the reasons for the Offer, Nokia’s intentions following completion of the Offer, the agreements that may have an impact on the Offer, the terms of the Offer and the valuation analysis prepared by Société Générale, acting as presenting bank in connection with the Offer, which Nokia intends to file together with the Offer with the AMF on September 6, 2016.

•

Furnishing of the Offer Documentation to the Securities and Exchange Commission. Alcatel Lucent’s board of directors acknowledged that, because the Offer is being made in the United States and pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) and, to the extent applicable, Rule 13e-4(h)(8) of the Exchange Act, Nokia intends to furnish an English translation of the joint offer document and “other information” documents of Nokia and Alcatel Lucent to the Securities and Exchange Commission on Form CB on the same day the Public Buy-Out Offer is opened.

Based on the Independent Expert Report, Alcatel Lucent’s board of directors also acknowledged that when considering the compensation offered in the Offer to the holders of the Securities, the Independent Expert stated in its Independent Expert Report that:

•	For the price of the Offer regarding the Shares, the 2019 OCEANEs and the 2020 OCEANEs (the “Compensation Prices”) to be considered as fair, the four conditions stated hereinafter have to be met.

1.

The Compensation Prices cannot be less than the prices paid by Nokia last May and June to some ALU minority shareholders and OCEANEs holders. This condition is met, since the Compensation Prices correspond precisely to the transaction prices negotiated by Nokia.

2.

The compensation price of 3.50 euros proposed to the remaining ALU minority shareholders must fall within or above the range of estimates of the fair value of ALU shares (the “Fair Value”). In the case at hand, the Fair Value should include the value of ALU’s businesses on a stand-alone basis and the portion of total synergies expected from the combination between Nokia and ALU attributable to ALU’s shareholders. Among the Fair Value references and estimates, the Independent Expert favours the estimates resulting from the DCF method, i.e. a Fair Value range of 2.17 euros to 3.08 euros. The compensation price of 3.50 euros is above this range of values, which means that the second condition is also fulfilled.

3.

The compensation prices of 4.51 euros and 4.50 euros proposed for 2019 OCEANEs and 2020 OCEANEs must be at least equal to the fair value of each asset. Based on the midrange of theoretical values obtained for each security using a convertible bond valuation model, i.e. 4.46 euros for 2019 OCEANEs and 4.45 euros for 2020 OCEANEs, this third condition is met.

4.

The compensation prices of 4.51 euros and 4.50 euros proposed to ALU 2019 and 2020 OCEANEs holders must be consistent with the compensation price of €3.50 proposed to ALU minority shareholders, which means that the former do not imply a breach of the equal treatment regulatory requirement between both categories of stakeholders. Since the level of implied volatility of ALU’s shares by the compensation price of the 2019 OCEANEs and that of the 2020 OCEANEs (respectively 33.9% and 31.9%), are within the range of volatility levels we considered above when estimating the fair value of ALU OCEANEs, there is no breach of the equal treatment regulatory requirement between both categories of stakeholders. The fourth condition is therefore met.

•

On these bases, the Independent Expert considers that the Compensation Prices proposed by Nokia (i.e. 3.50 euros per share, 4.51 euros per 2019 OCEANE and 4.50 euros per 2020 OCEANE) in the context of the public buy-out offer in cash initiated by Nokia of the remaining Alcatel-Lucent (“ALU”) shares, 2019 OCEANEs and 2020 OCEANEs, which will be followed by a squeeze-out in cash, are fair for ALU minority shareholders and OCEANEs holders.

Alcatel Lucent’s board of directors considered that the Independent Expert concluded that the terms of the Offer by Nokia for the Shares and OCEANEs are fair.

Alcatel Lucent’s board of directors considered that the full text of the Independent Expert Report, dated September 5, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the report, would be fully reproduced in Section 5 “Report of the Independent Expert” of the draft joint offer document available to holders of the Securities.

Finally, Alcatel Lucent’s board of directors reviewed the potential consequences of the Offer on the stakeholders of Alcatel Lucent, including the employees of Alcatel Lucent, and acknowledged the following:

•

Employment in France. Nokia has stated that the commitments in France relating to employment remain materially the same as those described in Nokia’s offer document relating to the Public Exchange Offer, as further described in Section 1.3.2 “Employment” of the draft joint offer document.

•

Employee Arrangements. Pursuant to Alcatel Lucent’s undertakings as stated in Nokia’s offer document relating to the Public Exchange Offer, it was offered to the beneficiaries of unvested Stock Options and unvested Performance Shares to accelerate or waive, under certain conditions, certain terms of their Stock Options or Performance Shares in connection with the Public Exchange Offer. Pursuant to such mechanisms, the beneficiaries had their Stock Options and/or Performance Shares monetized and as such, were not impacted by the lack of liquidity of the Alcatel Lucent Shares resulting from the Public Exchange Offers. Nokia and Alcatel Lucent have also agreed to enter into liquidity agreements with certain holders of Stock Options and Performance Shares, pursuant to which such holders are entitled to receive either Nokia shares or a cash amount under certain circumstances.

•

Governance of Alcatel Lucent. Following the success of the Public Exchange Offer, and as previously stated in Nokia’s offer document relating to the Public Exchange Offer, the composition of Alcatel Lucent’s board of directors was modified in order to reflect the ownership level of Nokia, these changes having been ratified by Alcatel Lucent’s shareholders’ meeting dated June 21, 2016 which appointed an additional director representing Nokia. As a result, Alcatel Lucent board of directors currently includes Mssrs. Marc Rouanne, Risto Siilasmaa, Rajeev Suri, Timo Ihamuotila, Samih Elhage, and Ms. Maria Varsellona, as representatives of Nokia. In addition, as the mandate of chairman of Alcatel Lucent’s board of directors of Philippe Camus expired, Alcatel Lucent’s board of directors, at its meeting of June 21, 2016, decided to split the positions of Chairman of the board of directors and Chief Executive Officer and, upon the recommendation of the Corporate Governance and Nominating Committee, appointed, as of June 21, 2016, Marc Rouanne as Chairman of the board of directors and Olivier Durand as Chief Executive Officer of the Company. It is anticipated that the composition of Alcatel Lucent’s board of directors will be modified to reflect the shareholding of the Company as a result of the Offer.

As a result of the foregoing, the participating members of Alcatel Lucent’s board of directors, taking into account the factors above, unanimously:

(i)

determined that the proposed Offer, including the terms of the Public Buy-Out Offer as well as the terms of the Squeeze-Out as described in the draft joint offer document, is in the best interest of Alcatel Lucent, its employees and its stakeholders (including the holders of the Shares and the holders of the OCEANEs);

(ii)	approved the terms of the proposed Offer, as well as the draft joint offer document and the “other information” document of the Company;

(iii)	issued a favorable opinion on the Offer and:

a.	recommended that all holders of Shares tender their Shares into the Public Buy-Out Offer;

b.	recommended that all holders of OCEANEs tender their OCEANEs into the Public Buy-Out Offer; and

c.

made the above-mentioned recommendations while acknowledging that, in any case, the Shares and the OCEANEs not tendered into the Public Buy-Out Offer, except for the Shares covered by a liquidity agreement, will be transferred to Nokia in the context of the Squeeze-Out, on the trading day following the expiration date of the Public Buy-Out Offer and for the same compensation as in the Public Buy-Out Offer, i.e. 3.50 euros per Share, 4.51 euros per 2019 OCEANEs and 4.50 euros per 2020 OCEANEs; and

(iv)

authorized the Chief Executive Officer of the Company to execute the affidavits required from the Company in the context of the Offer and, more generally, to carry out the necessary formalities for the accomplishment of the Offer.

The board of directors noted that, mainly for practical reasons, the independent members of the board of directors who own Securities held of record or beneficially owned by such independent members do not intend to tender them to the Public Buy-Out Offer and that, in any case, they will have their Securities transferred to Nokia in the context of the Squeeze-Out”

In the course of reaching its determination that the Offer is in the best interests of Alcatel Lucent, its employees and its stakeholders (including Alcatel Lucent shareholders and holders of OCEANEs) and its recommendation that holders of the Securities accept the Public Buy-Out Offer and tender their Securities into the Public Buy-Out Offer, Alcatel Lucent’s board of directors considered numerous factors, including the factors specified in the foregoing discussion.

An unofficial English translation of the full text of the Independent Expert Report, dated September 5, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the report, is fully reproduced in Section 5 of this joint offer document, and Alcatel Lucent urges holders of the Securities to carefully read the Independent Expert Report in its entirety.

7.	INFORMATION RELATING TO NOKIA AND ALCATEL LUCENT MADE AVAILABLE TO THE PUBLIC

In accordance with the provisions of Article 231-28 of the AMF General Regulation, the information relating in particular, to the legal, financial and accounting characteristics of Nokia and Alcatel Lucent will be the subject of two specific documents filed with the AMF and made available to the public according to applicable terms in order to ensure effective and comprehensive distribution, no later than the day preceding the opening of the Public Buy-Out Offer.

8.	PERSONS RESPONSIBLE FOR THE JOINT OFFER DOCUMENT

8.1	FOR THE PRESENTING BANK

“In accordance with Article 231-18 of the AMF General Regulation, Société Générale, presenting bank of the Offer, declares that to its knowledge, the presentation of the Offer that it has examined on the basis of the information provided by Nokia Corporation, and the criteria for valuation of the prices presented, are in accordance with the facts and nothing has been omitted which could affect the scope thereof”.

Société Générale

8.2	FOR NOKIA

“To the best of our knowledge, the information relating to Nokia Corporation contained in this joint offer document is in accordance with the facts and does not contain any omission likely to affect its import”.

Nokia Corporation

Rajeev Suri

President and Chief Executive Officer

and

Timo Ihamuotila

Chief Financial Officer

2.3	FOR ALCATEL LUCENT

“To the best of my knowledge, the information relating to Alcatel Lucent contained in this joint offer document is in accordance with the facts and does not contain any omission likely to affect its import”.

Alcatel Lucent

Olivier Durand

Chief Executive Officer

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint offer document contains forward-looking statements that reflect Nokia’s and Alcatel Lucent’s current expectations and views of future events and developments. Some of these forward-looking statements can be identified by terms and phrases such as “anticipate,” “should,” “likely,” “believe,” “estimate,” “expect,” “intend,” “continue,” “could,” “may,” “plan,” “will,” “shall” and similar expressions. These forward-looking statements include statements relating to: the expected characteristics of the Nokia Group; the contemplated synergies and cost savings of the Nokia Group; the expected financial results of the Nokia Group; the expected timing of the Public Buy-Out Offer and Squeeze-Out; the delisting or deregistration of Alcatel Lucent’s Securities; the expected benefits of the proposed transaction; the intentions of Nokia over the next twelve months; the benefits of the Pubic Buy-Out Offer followed by a Squeeze-Out to Alcatel Lucent, its shareholders and its holders of OCEANEs; and certain terms and conditions of the Alcatel Lucent employee compensation programs, including Stock Options and Performance Shares. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements are only predictions based upon our current expectations and views of future events and developments and are subject to risks and uncertainties that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. Risks and uncertainties include:

•	the ability of Nokia to integrate Alcatel Lucent into Nokia operations;

•	reliance on public information regarding Alcatel Lucent;

•	the performance of the global economy;

•	the level of available financing in light of uncertain market conditions;

•	ability of Alcatel Lucent and Nokia to obtain shareholder approvals and otherwise implement the employee compensation arrangements described in this joint offer document; and

•

the impact on the combined company (after giving effect to the proposed transaction with Alcatel Lucent) of any of the foregoing risks or forward-looking statements, as well as other risk factors listed from time to time in Nokia’s and Alcatel Lucent’s filings with the SEC.

Any forward-looking statements made in this communication are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.